Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

RELATING TO THE SALE OF

COCA-COLA DRIKKER AS

AND

COCA-COLA DRYCKER SVERIGE AB

TO

BOTTLING HOLDINGS (LUXEMBOURG) S.A.R.L.

DATED AS OF MARCH 20, 2010

4.9	Title to Personal Property	31
4.10	Title to Real Property	31
4.11	Sufficiency of Assets	32
4.12	Intellectual Property	32
4.13	Litigation	33
4.14	Employee Benefit Plans	33
4.15	Taxes	34
4.16	Material Contracts	35
4.17	Product Liability	37
4.18	Major Suppliers and Customers	38
4.19	Compliance with Laws; Permits	38
4.20	Labor Matters	38
4.21	Environmental	40
4.22	Intercompany Agreements	41
4.23	Related Party Transactions	41
4.24	Insurance	41
4.25	Guarantees	41
4.26	Takeover Statutes; Other Restrictions	41
4.27	Solvency	42
4.28	Brokers	42
4.29	Limitation of Representations and Warranties	42

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization; Authority	42
5.2	No Violation; Consents and Approvals	43
5.3	Litigation	43
5.4	Brokers	43
5.5	Buyer Knowledge	43
5.6	Limitation of Representations and Warranties	44

ARTICLE VI

COVENANTS OF THE PARTIES

6.1	Conduct of the Nordic Business	44
6.2	Access to Information Prior to the Closing; Confidentiality	48
6.3	Records	49
6.4	Notification of Certain Matters; Defense of Litigation	50
6.5	Consents; Approvals	51
6.6	Antitrust Notification	52
6.7	Public Announcements	53
6.8	Financial Statements	53
6.9	Payments of Receivables after Closing	54
6.10	[Reserved]	55

6.11	Takeover Statutes	55
6.12	Directors and Officers Indemnification	55
6.13	Further Assurances	57
6.14	Union or Works Council Cooperation	57
6.15	Employee Matters	57

ARTICLE VII

CONDITIONS OF PURCHASE

7.1	Mutual Conditions	61
7.2	Conditions to the Obligations of Buyer and CCE	62
7.3	Conditions to the Obligations of Seller	62

ARTICLE VIII

TERMINATION
8.1	Termination of Agreement	63
8.2	Procedure and Effect of Termination	64

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1	Survival	65
9.2	Seller’s Agreement to Indemnify	65
9.3	Seller’s Limitation of Liability	66
9.4	Buyer’s Agreement to Indemnify	66
9.5	Buyer’s Limitation of Liability	67
9.6	Third-Party Claims	67
9.7	Other Claims	68
9.8	Sole Remedy; Other Limitations; etc.	69
9.9	Exclusivity of Article XI of this Agreement	70
9.10	Offset against Tax Benefits	71

ARTICLE X

MISCELLANEOUS
10.1	Fees and Expenses	71
10.2	Interest	71
10.3	Notices	71
10.4	Entire Agreement; Modification	72
10.5	Waiver	73
10.6	Assignment; Binding Effect; Severability	73
10.7	Specific Performance	73
10.8	Governing Law	74

10.9	Consent to Jurisdiction	74
10.10	Waiver of Jury Trial	74
10.11	Third Party Beneficiaries	74
10.12	Counterparts	74
10.13	Limitation on Damages	74
10.14	Guarantee, etc.	75

ARTICLE XI

TAX MATTERS

11.1	Covenant with respect to Conduct of Business	75
11.2	Covenant with respect to Powers of Attorney	75
11.3	Obligations to File Tax Returns	75
11.4	Obligation to Remit Taxes	76
11.5	Tax Sharing Obligations and Prior Agreements	76
11.6	Amended Returns	77
11.7	Transfer Taxes	77
11.8	Indemnity Obligations and Payments	78
11.9	Tax Contests	79
11.10	Cooperation	80
11.11	Retention of Records; Access	80
11.12	Dispute Resolution	80

SCHEDULES AND EXHIBITS

Schedule A –	Norway Statement of Net Working Capital
Schedule B –	Sweden Statement of Net Working Capital
Schedule C –	Note Payment
Schedule D –	EBITDA Calculation

Exhibit I –	Form of Corporate Name Letter
Exhibit II –	Form of Bottler’s Agreement

v

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of March 20, 2010 (the “Agreement”), is made by and among Seller, as defined in this Agreement, and Bottling Holdings (Luxembourg) s.a.r.l., a Luxembourg société à responsabilité limitée (or any of its subsidiary assignees permitted by Section 10.6, “Buyer”), and the other Persons listed on the signature pages hereto.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding:  (i) equity securities of Coca-Cola Drikker AS, a company organized under the Laws of Norway (the “Norway Company”), and (ii) equity securities of Coca-Cola Drycker Sverige AB, a company organized under the Laws of Sweden (the “Sweden Company”) (the equity securities in clauses (i) and (ii) the “Norway Shares” and the “Sweden Shares,” respectively, and collectively, the “Shares”);

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Norway Company and the Sweden Company; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Sale”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of Seller and Buyer hereby agrees as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

1.1           Certain Definitions.

“Accounting Cycle” shall mean the applicable accounting period of each of TCCC and CCE (based on accounting policies in effect as of the date hereof) set forth in Section 1.1(a) of the Buyer Disclosure Letter.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have correlative meanings.  For the purposes of this Agreement, unless otherwise specifically contemplated by the terms hereof, CCE and its Subsidiaries, on the one hand, and TCCC and its Subsidiaries, on the other hand, shall not be considered to be “Affiliates” of one another.

“Affiliated Transaction Committee” shall mean the committee of the board of directors of CCE formed pursuant to Article III, Section 1 of the by-laws of CCE.

“Assets”  shall mean, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors, customers or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person, including the following:  (i) all cash, cash equivalents, notes and accounts receivable (whether current, or non-current); (ii) all certificates of deposit, banker’s acceptances and other investment securities of any other form and maturity; (iii) the fee interest in all owned real properties (including all improvements located thereon or contained therein and appurtenances thereto); (iv) the leasehold interest in all leased real properties and all leasehold improvements; (v) all machinery, equipment (including all transportation and office equipment and all improvements leased from any Governmental Entity), fixtures, trade fixtures and furniture; (vi) all office supplies, production supplies, computer hardware, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (viii) all inventories of materials, raw materials, products, works in progress, supplies and other inventories; (ix) all Intellectual Property Rights; (x) all rights existing under all Contracts; (xi) all prepayments, deposits, performance bonds, guarantees, derivative instruments, advances for insurance premiums to the extent they constitute an asset and not a liability of such party; (xii) all claims, causes of action, choses in action, rights to indemnification, judgments, rights of recovery and rights of set-off of any kind; (xiii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and legal and business records of every kind; (xiv) all advertising materials and all other printed, electronic or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents; (xv) all goodwill as a going concern; (xvi) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; (xvii) all trucks, automobiles and other vehicles; (xviii) all special and general tools, test devices, prototypes, models and any other tangible personal property; (xix) all telephone and facsimile numbers; and (xx) all permits, licenses, registrations, approvals and authorizations of Governmental Entities or third parties relating to the ownership, possession or operation of any of the foregoing.  Notwithstanding the foregoing, “Assets” does not include Tax assets, which are governed by Article XI of this Agreement.

“Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive and other equity or equity-based compensation plans or agreements, deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by any of the Nordic Companies or to which any of the Nordic Companies contributed or is obligated to contribute thereunder, in each case, for the benefit of employees or former employees or directors or former directors who provide or provided services to a Nordic Company.

“Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to remain closed.

“Buyer Disclosure Letter” shall mean the disclosure letter delivered by Buyer to Seller contemporaneously with the execution of this Agreement and dated as of the date hereof.

“CCE” shall mean Coca-Cola Enterprises Inc., a Delaware corporation.

“Cleanup” shall mean all actions required to:  (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; and (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Law” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through a merger or acquisition.

“Continuing Employees” shall mean those individuals who are employed as officers or employees of any Nordic Company (i) as of the Closing and (ii) solely for the purpose of Section 6.1 and Section 6.15(c)(i) at any time between the date of this Agreement and the Closing.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, sublease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character (and whether written or oral) and any amendments or supplements thereto, including hedging agreements.

“EBITDA” shall mean, with respect to the Nordic Business, for any period, the sum (without duplication) of (i) the aggregate net income (or loss) of the Nordic Companies for such period on a combined basis, determined in accordance with GAAP; and (ii) to the extent such net income has been reduced thereby, (a) all income tax expense of the Nordic Companies for such period, determined on a combined basis determined in accordance with GAAP, (b) the aggregate of the interest expense, net of interest income, of the Nordic Companies for such period determined on a combined basis in accordance with GAAP and (c) the aggregate depreciation and amortization of the Nordic Companies for such period, determined on a combined basis in accordance with GAAP, excluding, in each of the foregoing clauses (a) through (c), non-recurring items and items relating to a prior period.  For the purposes of Section 2.5, EBITDA will include the impact of any realized gains or losses on aluminum hedge contracts with maturity dates from December 2009 through November 2010 held by Seller or its Affiliates on behalf of the Nordic Companies, and will exclude the impact of any realized or unrealized gains or losses on hedge contracts with maturity dates of December 2010 or later.  If any additional hedge programs are entered into after the date hereof, the parties will mutually agree on how realized and unrealized gains and losses in respect of such hedge programs will be treated for purposes of Section 2.5 (it being agreed that unrealized gains and losses will be generally excluded from EBITDA and realized gains and losses will be included in EBITDA).  For purposes of the foregoing, gains and losses are realized when the hedged commodity affects earnings.

“Environmental Claim” shall mean any claim, action, cause of action or written notice by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Nordic Companies, or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all Laws, together with all common law, relating to pollution or protection of the environment or of human health (to the extent relating to exposure to Hazardous Materials), including Laws or common law relating to exposure to or Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and protection of natural resources, including endangered or threatened species of fish, wildlife and plants.

“Equipment” shall mean all equipment, fixtures, fittings, machinery, appliances, apparatus, inventory, materials, spare parts, supplies, tools and other tangible personal property.

“Equipment Leases” shall mean leases relating solely to Equipment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Final Determination” shall mean an event that finally and conclusively establishes the amount of any liability for Tax.

“GAAP” shall mean the United States generally accepted accounting principles consistently applied; provided that with respect to the audited financial statements of the Norway Company and the Sweden Company and the Sweden Subsidiary for the year ended December 31, 2008 referred to in Section 4.6(a), GAAP shall mean the generally accepted accounting principles in the relevant jurisdiction of each of the Norway Company, the Sweden Company and the Sweden Subsidiary, in each case consistently applied.

“Governmental Entity” shall mean any Federal, state, local or foreign government, any multinational quasi-governmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority, including domestic or foreign stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Gross Indebtedness” shall mean the aggregate principal amount of Indebtedness of the type described in clause (i), (ii) and (viii) of the definition of “Indebtedness” calculated in accordance with GAAP (as applied in preparing TCCC’s Annual Report on Form 10-K for the year ended December 31, 2009), including the current portion of any such Indebtedness, but excluding (i) any Intercompany Indebtedness, (ii) Guarantees, (iii) amounts outstanding under Guarantees and (iv) undrawn letters of credit.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any petroleum or petroleum products, by-products or derivatives, radioactive materials, chlorofluorocarbon, hydrochlorofluorocarbon, radon, toxic mold, and asbestos or asbestos-containing materials or polychlorinated biphenyls (“PCBs”).

“Indebtedness” shall mean, with respect to any Person, at a particular time, without duplication, (i) any obligations of such Person under any indebtedness for borrowed money whether secured or unsecured, (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other similar debt instruments, (iii) any written commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness of such Person pursuant to a guarantee of indebtedness or payables or other obligations with the same effect to a creditor of another Person, (v) any borrowing of money secured by a Lien on such Person’s assets, (vi) any obligation outstanding as of the Closing for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (i) through (v) above, (vii) all obligations of such Person for the deferred and unpaid purchase price associated with acquisitions or divestments (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) capitalized leases (in accordance with GAAP, as consistently applied by such Person) and (ix) all indebtedness of others referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss including through the grant of a security interest upon any assets of such Person.

“Intellectual Property Rights” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues and extensions thereof, (ii) trademarks, service marks, brand names, trade dress, domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity and privacy, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets and (ix) all applications and registrations for the foregoing.

“Intercompany Agreements” shall mean all Contracts (including Contracts in respect of Intercompany Indebtedness) to which Seller and its Affiliates (other than the Nordic Companies), on the one hand, and one or more of the Nordic Companies, on the other hand, are a party.

“Intercompany Indebtedness” shall mean, without duplication, (a) the aggregate principal amount of all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, together with accrued and unpaid interest thereon, and (b) all accounts or notes payable, in each case, between Seller or any of its Affiliates or Subsidiaries (other than the Nordic Companies), on the one hand, and the Nordic Companies, on the other hand.

“Knowledge of Buyer” shall mean, with respect to any matter in question, the actual knowledge of each individual set forth in Section 1.1(b) of the Buyer Disclosure Letter.

“Knowledge of Seller” shall mean, with respect to any matter in question, the actual knowledge of each individual set forth in Section 1.1(a) of the Seller Disclosure Letter.

“Leased Real Property” shall mean any real property leased or subleased, or any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Nordic Companies, primarily used or primarily held for use in connection with the Nordic Business (excluding for the avoidance of doubt, owned real property).

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable of any kind or nature whatsoever, including those arising under any Laws or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, Losses or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.  Notwithstanding the foregoing, “Liabilities” does not include Tax liabilities, which are governed by Article XI of this Agreement.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, sublease, license, easement, covenant, right of first refusal, pre-emptive right, transfer restriction, encumbrance or claim on or with respect to any asset or property.  For purposes of this Agreement (and without limiting the foregoing), a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, development, condition or circumstance that, individually or in the aggregate with all other adverse changes, effects, events, occurrences, developments, conditions or circumstances, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business or results of operations of the Nordic Business or the Nordic Companies, in each case, taken as a whole, other than any change, effect, event, occurrence, development, condition or circumstance resulting from, or relating to, (i) changes in the economy or financial markets generally in Norway or Sweden; (ii) the industry in which the Nordic Business operates in general; (iii) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including any communication by CCE or Buyer regarding plans or intentions with respect to the Nordic Business; (iv) changes in law after the date of this Agreement, including, amendment, modification or adoption of any Tax Law; (v) changes in GAAP or other applicable accounting standards or the interpretations thereof after the date of this Agreement; (vi) acts of God or other calamities, national or international political or social conditions in or affecting any of the countries in which the Nordic Business operates, including the engagement by any such country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has consented in advance in writing; (viii) any failure to meet internal projections or plans, public estimates or expectations relating to the Nordic Companies or the Nordic Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections or plans, estimates or expectations may be taken into account in determining whether a Material Adverse Effect has occurred); and (ix) the failure to obtain consent under any Contracts set forth on Section 4.5(a) of the Seller Disclosure Letter or Permits that require consent of the other party or a Governmental Entity as a result of the Transactions; in the case of clauses (i), (ii), (iv), (v) or (vi) if such change, effect, event, occurrence, development, condition or circumstance does not disproportionately adversely affect the Nordic Business or the Nordic Companies.

“Nordic Business” shall mean the marketing, production and distribution of non-alcoholic beverages in the Territory by the Nordic Companies.

“Nordic Business Assets” shall mean all right, title and interest, as of the Closing, of the Nordic Companies in all Assets primarily used or primarily held for use in the operation of the Nordic Business, including:

(i)            the Owned Real Property;

(ii)           the leasehold interests in the Leased Real Property;

(iii)          all Equipment (including Equipment held under Equipment Leases) primarily used or primarily held for use in the operation of the Nordic Business;

(iv)          the Intellectual Property Rights owned by the Nordic Companies and primarily used or primarily held for use in the operation of the Nordic Business, together with all rights and remedies against past, present and future infringement, misappropriation or other violation thereof;

(v)           all Contracts to which any of the Nordic Companies is party or by which any of the Nordic Business Assets is subject, in each case that relate primarily to or are used primarily in the operation of the Nordic Business;

(vi)          if and to the extent transferable, the Product Registrations owned, utilized or licensed by the Nordic Companies relating primarily to the products sold by the Nordic Business;

(vii)         all Permits owned, used or licensed by the Nordic Companies relating primarily to or used primarily in the operation of the Nordic Business;

(viii)        all Records in the possession of the Nordic Companies relating primarily to or used primarily in the operation of the Nordic Business;

(ix)           all inventories of raw materials, work-in-process, finished products and office and other supplies primarily used or primarily held for use in the operation of the Nordic Business;

(x)            all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items primarily used or primarily held for use in the operation of the Nordic Business;

(xi)           all Assets reflected on the balance sheets of the Nordic Companies for the year ended December 31, 2009 (subject to any increases, decreases or dispositions thereof as may occur from December 31, 2009 to the Closing, as contemplated by this Agreement or not in violation of Section 6.1);

(xii)          all the Nordic Business Policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, subject to Section 3.7;

(xiii)         all accounts, notes and other receivables to the extent arising out of the operation of the Nordic Business;

(xiv)        all intercompany accounts, notes or receivables, as of the Closing, for amounts due and owing solely among or between Seller and its Affiliates or Subsidiaries (other than the Nordic Companies), on the one hand, and any of the Nordic Companies, on the other hand;

(xv)         all rights and claims of the Nordic Companies under any confidentiality agreement or similar document entered into by the Nordic Companies with third Persons primarily relating to the Nordic Business;

(xvi)        all rights, claims and credits to the extent primarily relating to any of the foregoing, or any Nordic Business Liability, including all rights to indemnification to the extent primarily arising out of the operation of the Nordic Business and all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Nordic Business;

(xvii)       all hedge contracts relating to the Nordic Business;

(xviii)      the outstanding capital stock, units or other equity interests of the Sweden Subsidiary; and

(xix)         any other Assets of the Nordic Companies owned, leased or licensed and primarily relating to or primarily used in the operation of the Nordic Business, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition.

“Nordic Business Policies” shall mean all Policies which are owned by Seller or its Affiliates or Subsidiaries prior to the Closing that provide coverage solely in respect of the Nordic Business.

“Nordic Business Liabilities” shall mean any and all Liabilities arising out of the operation or conduct of the Nordic Business or the ownership of the Nordic Business Assets prior to or following the Closing.

“Nordic Companies” shall mean the Norway Company, the Sweden Company and the Sweden Subsidiary.

“Norway Net Working Capital” shall mean, with respect to the Norway Company, as of the Closing the amount equal to its (i) current assets determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Norway Statement of Net Working Capital attached hereto as Schedule A, minus (ii) current liabilities determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Norway Statement of Net Working Capital attached hereto as Schedule A.

“Norway Target Net Working Capital” shall mean NOK (-130,424,225).  The Norway Target Net Working Capital is subject to adjustment by mutual agreement of the parties in the event of a material change in the working capital needs of the Norway Company arising from changes in the revenues thereof of more than 10% of the revenue in the same period in the prior year during the period between the first day of the fiscal month after the date hereof and the Closing.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by any of the Nordic Companies, primarily used or primarily held for use in connection with the Nordic Business (excluding, for the avoidance of doubt, leased real property).

“Permitted Liens” shall mean (i) Liens imposed by Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractors, warehousemen, carriers or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due; (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable or that are being contested in good faith by appropriate proceeding, in either case, and for which adequate reserves have been made in the Financial Statements in accordance with GAAP, consistently applied; (iii) Liens to secure the payment of all or any part of the price of acquisition, construction or improvement of property by the Nordic Companies, or to secure any secured debt incurred by the Nordic Companies, for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; and (iv) any Lien (other than a Lien to secure borrowed money) that does not (A) materially interfere with the use or ownership of the property to which they relate in the operation of the Nordic Business as operated on the date hereof or (B) detract materially from the value of such assets.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Entity.

“Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Closing Date.

“Pre-Closing Period” shall mean any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period through the close of the Closing Date.

“Product Registrations” shall mean all registrations of products of the Nordic Companies existing at the Closing, made or filed with any Governmental Entity under applicable Laws.

“Real Property” shall mean all Leased Real Property and Owned Real Property.

“Real Property Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which any of the Nordic Companies holds, uses or occupies, or has the right to hold, use or occupy, any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Nordic Companies thereunder.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal or leaching into the environment (including ambient air, indoor air, surface water, groundwater and surface or subsurface strata) of any Hazardous Materials.

“Representatives” shall mean a Person’s officers, directors, employees, agents, accountants, counsel, advisors, financing sources and other representatives.

“Seller” shall mean a direct or indirect Subsidiary of TCCC to become a party to this Agreement prior to the Closing and which will own the Shares on the Closing Date, provided that until such time as such Person becomes a party to this Agreement by executing a joinder, TCCC shall be deemed to be the Seller for purposes of this Agreement (provided, further, that the representations and warranties in Sections 4.1, 4.2, 4.4(g) and 4.5 shall not be deemed to be made in respect of such Subsidiary until such time as such Subsidiary shall become a party to this agreement by executing a joinder, in which case such representations and warranties shall be made in respect of such Subsidiary as of such time and as of the Closing, as applicable).

“Seller Disclosure Letter” shall mean the disclosure letter delivered to Buyer contemporaneously with the execution of this Agreement and dated as of the date hereof.

“Solvent” shall mean, when used with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed the value of all “liabilities of such Person and its Subsidiaries, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, (b) such Person and its Subsidiaries shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged following such date, and (c) such Person and its Subsidiaries shall not be unable to pay its liabilities, including contingent and other liabilities, as they mature where such inability is not temporary.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “unable to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations, as of the date of determination, as they become due.

“Splitco” shall mean International CCE, Inc., a Delaware corporation.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” shall mean, with respect to a specified Person, any other Person of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person.

“Sweden Net Working Capital” shall mean, with respect to the Sweden Company and the Sweden Subsidiary on a consolidated basis, as of the Closing the amount equal to their (i) current assets determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Sweden Statement of Net Working Capital attached hereto as Schedule B, minus (ii) current liabilities determined in accordance with GAAP (as applied by the Nordic Business as of the date hereof) consistently applied but including and/or excluding the items specified on the Sweden Statement of Net Working Capital attached hereto as Schedule B.

“Sweden Subsidiary” shall mean Coca-Cola Distributören AB, a company organized under the laws of Sweden, which is a Subsidiary of the Sweden Company.

“Sweden Target Net Working Capital” shall mean SEK 127,725,942.  The Sweden Target Net Working Capital is subject to adjustment by mutual agreement of the parties in the event of a material change in the working capital needs of the Sweden Company and the Sweden Subsidiary, taken as a whole, arising from changes in the revenues thereof of more than 10% of the revenue in the same period in the prior year during the period between the first day of the fiscal month after the date hereof and the Closing.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (A) any and all federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (B) any liability for the payment of any amount of a type described in clause (A) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.  For the avoidance of doubt, any liability in respect of any applicable abandoned property, escheat or similar Law shall not be treated as a Tax.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Governmental Entity or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“TCCC” shall mean The Coca-Cola Company, a Delaware corporation.

“TCCC Business” shall mean the business of TCCC and its Subsidiaries other than the Nordic Business.

“Territory” shall mean Norway and Sweden.

“Trademarks” shall mean the definition ascribed to such term within the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Expenses” shall mean all fees, costs and expenses incurred by, or on behalf of, Buyer, Seller, the Nordic Companies or their respective Affiliates, the board of directors of CCE, or the boards of directors of Splitco, Buyer, TCCC or Seller in order to effect the Sale and all other Transactions contemplated hereby, including:  (a) all legal, accounting, financial advisor and other advisory fees and expenses associated with the Sale and the other Transactions and (b) all fees and expenses owed to Credit Suisse Securities (USA) LLC, Lazard

Frères & Co. LLC, Greenhill & Co, LLC, Allen & Company LLC and Goldman Sachs & Co. and any other broker or advisor engaged in connection with effecting the Transactions.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

1.2           Terms Defined in Other Sections.  The following terms are defined elsewhere in this Agreement in the following Sections:

Term	Section
Action	4.13
Adjustment Objection Notice	2.5(c)(i)
Adjustment Period	2.5(a)
Adjustment Statement	2.5(b)
Agreement	Preamble
Ancillary Agreements	3.1(ii)
Audited Nordic Financial Statements	6.8(a)
Auditor	2.3(c)(i)
Base Purchase Price	2.2(a)
Basket	9.3
Bottler’s Agreement	3.1(ii)
Business Plan	2.5(d)
Buyer	Preamble
Buyer Filed Tax Return	11.3
Buyer Indemnified Parties	9.2
Buyer Taxes	11.5(a)
Buyer Uncapped Claims	9.5
Cap	9.3
Claim	11.8(d)
Closing	2.4(a)
Closing Consideration	2.4(c)(i)(1)
Closing Date	2.4(a)
Closing Net Working Capital	2.3(b)
Closing Net Working Capital Statement	2.3(b)
Closing Purchase Price	2.2(a)
Confidentiality Agreement	6.2(b)
Contingent Payment	2.5(a)(ii)
Corporate Name Letters	3.1(i)
Covered Claims	3.7(c)
De Minimis Amount	9.3
Dispute	11.12
EBITDA Ceiling	2.5(a)
EBITDA Floor	2.5(a)
Estimated Closing Net Working Capital	2.3(a)
Estimated Net Working Capital Statement	2.3(a)
Financial Statements	4.6(a)
Fundamental Representations	9.1

Guarantee	3.5(a)
Guaranteed Obligations	10.14
Guarantor	10.14
Indemnified Party	11.8(d)
Indemnified Persons	6.12(a)
Indemnifying Party	11.8(d)
Indemnity Agreements	6.12(a)
Interim Period	6.15(c)(ii)
Key Nordic Employee	6.1(h)
Laws	4.19
Losses	9.2
Material Contract	4.16(a)
Material Contracts	4.16(a)
Nordic Business Confidential Information	6.2(c)
Nordic Business Intellectual Property Rights	4.12(a)
Norway Closing Balance Sheet	2.3(b)
Norway Closing Net Working Capital	2.3(b)
Norway Closing Net Working Capital Statement	2.3(b)
Norway Company	Recitals
Norway Shares	Recitals
Objection Notice	2.3(c)(i)
Other Business Confidential Information	6.2(d)
Permits	4.19
Personal Property	4.9
Pre-Closing Transactions	6.3(b)
Records	6.3(a)
Restricted Period	6.15(i)
Sale	Recitals
Seller Indemnified Parties	9.4
Seller Taxes	11.5(b)
Seller Uncapped Claims	9.3
Shares	Recitals
Splitco Options	6.15(b)(i)
Splitco RSUs	6.15(b)(i)
Splitco Units	6.15(b)(ii)
Sweden Closing Balance Sheet	2.3(b)
Sweden Closing Net Working Capital	2.3(b)
Sweden Closing Net Working Capital Statement	2.3(b)
Sweden Company	Recitals
Sweden Shares	Recitals
Takeover Statute	4.26
Tax Arbitrator	11.12
Tax Contest	11.9(a)
Tax Director	11.12
Tax Directors	11.12
TCCC Options	6.15(b)(i)

TCCC Units	6.15(b)(ii)
Termination Date	8.1(b)
Third-Party Claim	9.6
Transaction Information	6.2(c)
Transfer Taxes	11.7
Unaudited Nordic Financial Statements	6.8(a)
Union	4.20(a)

1.3           Interpretation and Rules of Construction.  Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply:

(a)           The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)           Unless otherwise indicated, all references to “the date hereof” shall mean the date of this Agreement.

(f)            The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g)           A reference to “$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.

(h)           A reference to “NOK” shall mean the legal tender of Norway.

(i)            A reference to “SEK” shall mean the legal tender of Sweden.

(j)            A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(k)           Except as otherwise expressly stated in this Agreement, nothing in or addressed by any representation or warranty made by any Person in this Agreement shall in any way limit or restrict the scope, applicability, meaning of or the matters addressed by any other representation or warranty made by such Person herein.

(l)            A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(m)          The parties have been represented by counsel and have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n)           All calculations pursuant to Section 2.3 shall be performed in local currency and shall be converted into U.S. Dollars as of the date of settlement, at the Citibank FX benchmark rate based on the London 3 p.m. fixing time as of such date.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1           Purchase and Sale of the Shares.        Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, all of the Shares.

2.2           Purchase Price.

(a)           At the Closing, in consideration for the sale, conveyance, assignment, transfer and delivery of the Shares, Buyer shall deliver to Seller the aggregate amount of $822,000,000 as provided in Schedule C (such amount, the “Base Purchase Price”), as adjusted, if applicable, pursuant to Section 2.3(a) hereof (as so adjusted, the “Closing Purchase Price”).

(b)           The Closing Purchase Price shall be subject to adjustment after the Closing pursuant to Sections 2.3 and 2.5 and to Articles IX and XI hereof.

2.3           Net Working Capital Adjustment.

(a)           At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an executive officer of Seller (the “Estimated Net Working Capital Statement”) that sets forth Seller’s good faith estimate of each of (x) the Norway Net Working Capital and (y) the Sweden Net Working Capital, in each case, as of the Closing, together with a calculation of the sum of the estimated Norway Net Working Capital and estimated Sweden Net Working Capital (such sum, the “Estimated Closing Net Working Capital”).  At the Closing:

(i)            if the Estimated Closing Net Working Capital is less than the sum of (A) the Norway Target Net Working Capital and (B) the Sweden Target Net Working Capital, the Base Purchase Price shall be decreased by an amount equal to such deficiency; and

(ii)           if the Estimated Closing Net Working Capital exceeds the sum of (A) the Norway Target Net Working Capital and (B) the Sweden Target Net Working Capital, the Base Purchase Price shall be increased by an amount equal to such excess.

(b)           Except as may otherwise be agreed by the parties, as promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall in good faith prepare and deliver to Seller (i)(A) an unaudited consolidated balance sheet of the Norway Company as of the Closing prepared in accordance with GAAP (except for the absence of notes) (the “Norway Closing Balance Sheet”), and (B) a statement (the “Norway Closing Net Working Capital Statement”) setting forth Buyer’s calculation of the Norway Net Working Capital as of the Closing, based on such Norway Closing Balance Sheet and calculated on a basis consistent with Schedule A (the “Norway Closing Net Working Capital”), (ii)(A) an unaudited consolidated balance sheet of the Sweden Company and the Sweden Subsidiary as of the Closing prepared in accordance with GAAP (except for the absence of notes) (the “Sweden Closing Balance Sheet”), and (B) a statement (the “Sweden Closing Net Working Capital Statement” and together with the Norway Closing Net Working Capital Statement, the “Closing Net Working Capital Statement”) setting forth Buyer’s calculation of the Sweden Net Working Capital as of the Closing, based on such Sweden Closing Balance Sheet and calculated on a basis consistent with Schedule B (the “Sweden Closing Net Working Capital”) and (iii) the sum of the Norway Closing Net Working Capital and the Sweden Closing Net Working Capital (the “Closing Net Working Capital”).

(c)           Without prejudice to any of Buyer’s rights hereunder, following the Closing, in the event that Buyer believes in good faith that Closing Net Working Capital is greater or lesser than the Estimated Closing Net Working Capital, the following provisions will apply:

(i)            Buyer shall, and shall cause the Nordic Companies to, permit Seller and its Representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Net Working Capital Statement (including the Norway Closing Balance Sheet, the Sweden Closing Balance Sheet, the Norway Closing Net Working Capital and the Sweden Closing Net Working Capital) and provide Seller with copies thereof (as reasonably requested by Seller).  If Seller disagrees with Buyer’s calculation of either the Norway Closing Net Working Capital or the Sweden Closing Net Working Capital as set forth on the Norway Closing Balance Sheet or the Sweden Closing Balance Sheet, as applicable, Seller shall, within thirty (30) days after Seller’s receipt of the Closing Net Working Capital Statement, notify Buyer in writing of such disagreement by setting forth Seller’s calculation of the Norway Closing Net Working Capital or Sweden Closing Net Working Capital, as applicable, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”).  If no Objection Notice is delivered on or prior to the thirtieth (30th) day after Seller’s receipt of the Norway Closing Balance Sheet and the Sweden Closing Balance Sheet, Buyer’s calculation of the Closing Net Working Capital shall be deemed to be binding on the parties hereto.  If an Objection Notice is timely delivered to Buyer, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital.  In the event that Buyer and Seller are unable to resolve all such disagreements within fifteen (15) days after Buyer’s receipt of such Objection Notice, Buyer and Seller shall submit such remaining disagreements to an independent, nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Auditor”) for resolution.

(ii)           Buyer and Seller shall use their respective reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention.  The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which Buyer and Seller have been unable to agree on.  In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Auditor’s determination of the Closing Net Working Capital shall not be limited to the materials submitted by Buyer and Seller but may include any relevant accounting literature or guidance, and shall be based on the definition of “Norway Net Working Capital” and “Sweden Net Working Capital” included herein.  The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(iii)          The costs and expenses of the Auditor in determining the Closing Net Working Capital shall be borne equally by Buyer and Seller.

(iv)          Within five (5) Business Days after the Closing Net Working Capital is finally determined pursuant to this Section 2.3(c), if the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency; or if the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, Buyer shall pay to Seller an amount equal to such excess, which payment shall be made by wire transfer of immediately available funds to the account designated by Buyer or Seller, as applicable.

(v)           All payments made pursuant to this Section 2.3(c) shall have the nature of adjustments to the Closing Purchase Price and shall be treated accordingly by all parties hereto (and all of their Affiliates) for all Tax purposes to the maximum extent permitted by applicable Law.

2.4           Closing; Closing Deliveries.

(a)           Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, at 10:00 A.M., local time, on the first day of the Accounting Cycle (or if not a Business Day, the next Business Day) beginning after the date on which the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions) or at such other time and place as Seller and Buyer may mutually agree in writing (the date of the Closing being herein referred to as the “Closing Date”).  The parties shall cooperate with respect to the matters set forth in Section 2.4(a) of the Seller Disclosure Letter.

(b)           Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)            a certificate or certificates evidencing the Shares owned by Seller duly endorsed in blank (if applicable), or accompanied by such documentation as may be reasonably required to evidence that such Shares have been duly assigned or transferred to Buyer (including minutes from a meeting of the board of directors of the relevant Nordic Company, in which the board of directors confirms receipt of a notice of the assignment or transfer of such Shares and resolves to enter Buyer as the owner of such Shares);

(ii)           an updated share register of the Norway Company, in which Buyer has been entered as the owner of the Norway Shares;

(iii)          an updated share register of the Sweden Company, in which Buyer has been entered as the owner of the Sweden Shares;

(iv)          any certificate representing mortgages in each parcel of Owned Real Property;

(v)           a certificate or certificates representing all shares in the Sweden Subsidiary;

(vi)          a copy of a resolution of the board of directors of the Norway Company approving Buyer’s acquisition of the Norway Shares;

(vii)         a receipt for the Closing Consideration signed by Seller;

(viii)        written resignations by each director and deputy director (other than any director appointed by employees of the Sweden Company or the Sweden Subsidiary), in the Sweden Company and the Sweden Subsidiary, including a confirmation from each such Person that he or she has no claim against the Sweden Company or the Sweden Subsidiary, as applicable, resulting from his or her position as board director or deputy board director, other than any applicable accrued right to salary, fees, disbursements or similar compensation for services rendered;

(ix)           written resignations by each director and deputy director (other than any director appointed by employees of the Norway Company) in the Norway Company, including a confirmation from each such Person that he or she has no claim against the Norway Company, resulting from his or her position as board director or deputy board director, other than any applicable accrued right to salary, fees, disbursements or similar compensation for services rendered; and

(x)            a duly executed counterpart copy of each Ancillary Agreement to be executed and delivered by Seller or its applicable Affiliates at the Closing.

(c)           Deliveries by Buyer.

(i)            At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1)           an amount equal to the Closing Purchase Price (the “Closing Consideration”), netted as may be agreed to by the parties; and

(2)           a duly executed counterpart copy of each of the Ancillary Agreements to be executed by Buyer or any of its Affiliates (including the Nordic Companies) at the Closing.

(ii)           Immediately following the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1)           copies of minutes from a shareholders’ meeting of the Sweden Company to appoint new members to the board of directors (other than any director appointed by employees of the Sweden Company), as applicable;

(2)           copies of minutes from a shareholders’ meeting of the Norway Company to appoint new members to the board of directors (other than any director appointed by employees of the Norway Company);

(3)           a notification of the Swedish Companies Registration Office (Sw. Bolagsverket) of the change of the board of directors and a copy of documentary evidence that the notification has been received by the Swedish Companies Registration Office; and

(4)           a copy of the complete registration documents to be filed with the Norwegian Companies Registration Office (Foretaksregisteret) of the change of the board of directors.

2.5           Purchase Price Adjustment.

(a)           If, for the twelve (12)-month period ended December 31, 2010 (the “Adjustment Period”):

(i)            The EBITDA of the Nordic Business is less than $108,000,000 (the “EBITDA Floor”), Seller shall pay to Buyer as provided in Section 2.5(c)(iv) an amount equal to the excess of the EBITDA Floor over the EBITDA of the Nordic Business for the Adjustment Period; or

(ii)           The EBITDA of the Nordic Business is greater than $118,000,000 (the “EBITDA Ceiling”), Buyer shall pay to Seller as provided in Section 2.5(c)(iv) an amount equal to the excess of EBITDA of the Nordic Business for the Adjustment Period

over the EBITDA Ceiling (any payment required pursuant to Sections 2.5(a)(i) or (ii), the “Contingent Payment”).

For the avoidance of doubt, no payment shall be required pursuant to this Section 2.5 if EBITDA of the Nordic Business for the Adjustment Period is greater than or equal to the EBITDA Floor and less than or equal to the EBITDA Ceiling.

(b)          Except as may otherwise be agreed by the parties, as promptly as practicable, but in no event later than ninety (90) days after the end of the Adjustment Period, Buyer shall in good faith prepare and deliver to Seller a statement (the “Adjustment Statement”) setting forth Buyer’s calculation of the EBITDA of the Nordic Business for the Adjustment Period, calculated on a basis consistent with Schedule D (for the avoidance of doubt, such calculation shall be performed in local currency and shall be converted into U.S. Dollars using the exchange rates set forth in Schedule D), and Buyer’s calculation of the Contingent Payment, if any, with respect thereto; provided, however, if the Adjustment Period ends on or prior to the Closing Date, such Adjustment Statement shall be delivered as promptly as practicable after Closing, but in no event later than ninety (90) days after Closing (in which case, for the avoidance of doubt, after the end of the Adjustment Period and prior to the Closing, Seller shall, in accordance with Section 6.2, permit Buyer and its Representatives to have reasonable access to the books, records and other documents (including work papers) reasonably necessary for Buyer to begin to prepare the Adjustment Statement).  For the avoidance of doubt, in no event shall the Contingent Payment be payable prior to the Closing.

(c)           Without prejudice to any of Buyer’s rights hereunder, following delivery of the Adjustment Statement, the following provisions will apply:

(i)            Buyer shall, and shall cause the Nordic Companies to, permit Seller and its Representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Adjustment Statement and provide Seller with copies thereof (as reasonably requested by Seller).  If Seller disagrees with Buyer’s calculation of the EBITDA of the Nordic Business for the Adjustment Period or the Contingent Payment, Seller shall, within sixty (60) days after Seller’s receipt of the Adjustment Statement, notify Buyer in writing of such disagreement by setting forth Seller’s calculation of the EBITDA of the Nordic Business for the Adjustment Period and the Contingent Payment, and describing in reasonable detail the basis for such disagreement (an “Adjustment Objection Notice”).  If no Adjustment Objection Notice is delivered on or prior to the sixtieth (60th) day after Seller’s receipt of the Adjustment Statement, Buyer’s calculation of such EBITDA and the Contingent Payment shall be deemed to be binding on the parties hereto.  If an Adjustment Objection Notice is timely delivered to Buyer, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of such EBITDA and the Contingent Payment.  In the event that Buyer and Seller are unable to resolve all such disagreements within fifteen (15) days after Buyer’s receipt of such Adjustment Objection Notice, Buyer and Seller shall submit such remaining disagreements to the Auditor for resolution.

(ii)           Buyer and Seller shall use their respective reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the EBITDA of the Nordic Business for the Adjustment Period and the amount of any Contingent Payment as soon as practicable, but in any event shall direct the Auditor to render a determination within forty-five (45) days after its retention.  The Auditor shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of such EBITDA and Contingent Payment that are identified as being items and amounts to which Buyer and Seller have been unable to agree on.  In resolving any disputed item, the Auditor shall act as an expert and not as an arbitrator and the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Auditor’s determination of such EBITDA and the amount of any Contingent Payment shall not be limited to the materials submitted by Buyer and Seller but may include any relevant accounting literature or guidance, and shall be based on Schedule D and the definition of “EBITDA” included herein.  The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(iii)          The costs and expenses of the Auditor in determining the EBITDA of the Nordic Business for the Adjustment Period and the amount of any Contingent Payment shall be borne equally by Buyer and Seller.

(iv)          Within five (5) Business Days after the EBITDA of the Nordic Business for the Adjustment Period and the amount of any Contingent Payment are finally determined pursuant to this Section 2.5, (A) if any Contingent Payment is payable pursuant to Section 2.5(a)(i), Seller shall pay the amount thereof by (x) wire transfer of immediately available funds to the account(s) designated by Buyer or (y) in a manner as otherwise agreed by the parties or (B) if any Contingent Payment is payable pursuant to Section 2.5(a)(ii), Buyer shall pay the amount thereof by (x) wire transfer of immediately available funds to the account(s) designated by Seller or (y) in a manner as otherwise agreed by the parties.

(d)           Following the Closing, until December 31, 2010, Buyer shall manage and operate the Nordic Business in a commercially reasonable manner and consistent with the business plan for the applicable Nordic Company for the then current year previously delivered to Buyer (the “Business Plan”).  Seller acknowledges and agrees that, following the Closing, Buyer shall, in its sole and absolute discretion, have complete control over all strategic and operational decisions concerning the Nordic Business and may manage and operate the Nordic Companies and their businesses as Buyer determines in a manner consistent with the Business Plan.  Seller further agrees that (i) the right of Buyer to receive the Contingent Payment does not create in Seller any right to control or direct the management and operations of the Nordic Companies and (ii) Seller will have no claim against Buyer or any of its Affiliates (including the Nordic Companies) with respect to the management and operation of the Nordic Companies, including any impact thereof on the EBITDA of the Nordic Companies or on the amount of any Contingent Payment.  Notwithstanding the foregoing, the impact of any change as a result of any deviation from the Business Plan shall be excluded from the calculation of EBITDA.

(e)           All payments made pursuant to this Section 2.5 shall have the nature of adjustments to the Closing Purchase Price and shall be treated accordingly by all parties hereto (and all of their Affiliates) for all Tax purposes to the maximum extent permitted by applicable Law.

ARTICLE III

MATTERS RELATING TO THE SALE

3.1           Ancillary Agreements.  At the Closing, Seller and Buyer (or their respective Subsidiaries or Affiliates) shall execute and deliver or, as applicable, cause their appropriate Subsidiaries or Affiliates to execute and deliver, each of the following agreements:

(i)            a Corporate Name Letter between TCCC and each of the Sweden Company and the Norway Company (the “Corporate Name Letters”), substantially in the form set forth in Exhibit I attached hereto; and

(ii)           a Bottler’s Agreement (a “Bottler’s Agreement”) for each of Norway and Sweden, substantially in the form set forth in Exhibit II attached hereto.

Collectively, the foregoing agreements are referred to as the “Ancillary Agreements.”

3.2           Intercompany Agreements and Certain Intercompany Indebtedness.

(a)           Except as set forth on Section 3.2(a) of the Seller Disclosure Letter and subject to Section 3.8 and Section 3.9, as of the Closing, Seller shall, and shall cause its Affiliates to, cause all Intercompany Agreements (other than Contracts relating to Intercompany Indebtedness and Ancillary Agreements) to be terminated in all respects such that there is no cost or liability on the part of the parties thereto under or in connection with such termination.

(b)           Seller shall cause any outstanding Intercompany Indebtedness of the type described in clause (a) of the definition thereof to be repaid at or prior to the Closing.

3.3           [Reserved].

3.4           [Reserved].

3.5           Guarantees.

(a)           Seller shall use its commercially reasonable efforts to cause Seller or one or more of its Affiliates to be substituted in all respects for the Nordic Companies, as applicable, and for the Nordic Companies, as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of any of the Nordic Companies, as applicable, under each guarantee, indemnity, surety bond, letter of credit and letter of comfort (each, a “Guarantee”), given or obtained by any of the Nordic Companies, as applicable, for the benefit of any of Seller or any of its Affiliates (other than the Nordic Companies).  If Seller has been unable to effect any such substitution, removal, release or termination with respect to any such

Guarantee following the Closing, Seller shall continue to use its commercially reasonable efforts to effect such substitution, removal, release or termination as soon as reasonably practicable after the Closing; provided, that from and after Closing, Seller shall indemnify against, hold harmless and promptly reimburse the Nordic Companies or their respective Affiliates for any payments made by the Nordic Companies or their respective Affiliates and for the Losses of the Nordic Companies or their respective Affiliates arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

(b)           Seller shall use its commercially reasonable efforts to cause one or more of the Nordic Companies to be substituted in all respects for Seller or its Affiliates (other than the Nordic Companies), and for Seller or its Affiliates (other than the Nordic Companies), as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of Seller or its Affiliates (other than the Nordic Companies), as applicable, under each Guarantee given or obtained by Seller or its Affiliates (other than the Nordic Companies), as applicable, for the benefit of any of the Nordic Companies.  If Seller has been unable to effect any such substitution, removal, release or termination with respect to any such Guarantee following the Closing, Seller shall continue to use its commercially reasonable efforts to effect such substitution, removal, release or termination as soon as reasonably practicable after the Closing; provided, that from and after the Closing, Buyer shall indemnify against, hold harmless and promptly reimburse Seller for any payments made by Seller or its Affiliates and for the Losses of Seller or its respective Affiliates arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee (except to the extent the performance obligation under any such Guarantee shall have been triggered solely by an act or failure to act of the applicable guarantor (rather than the underlying obligor)).

3.6           [Reserved].

3.7           Insurance Policies.

(a)           Seller shall use commercially reasonable efforts, and shall cause the Nordic Companies to use their respective commercially reasonable efforts, to maintain all Policies (or comparable Policies providing substantially similar coverage with respect to the Nordic Companies) in full force and effect at all times up to and including the Closing, and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Nordic Business, up to and including the Closing.

(b)           With respect to any and all events or circumstances affecting the Nordic Business which could reasonably be the subject of a claim under a Policy that provides coverage with respect to the Nordic Companies which are known prior to the Closing to the employees of Seller or its Affiliates who are responsible for making claims under such Policies, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to submit the applicable claims prior to the Closing.

(c)           Other than as provided in this Section 3.7(c), from and after the Closing, Buyer agrees that it shall not (and shall cause its Affiliates not to) make any claim against Seller or any of its Affiliates, or to any carrier under any Policy of Seller or its Affiliates, alleging that Buyer or any of its Affiliates (including the Nordic Companies) is entitled to coverage or reimbursement under any such Policy.  Notwithstanding the foregoing, where any Policy of Seller or its Affiliates with an unaffiliated third party insurer (and excluding, for the avoidance of doubt, any self-insurance, captive insurance or similar program) provides coverage with respect to any Nordic Business Liabilities that (i) constitute claims existing prior to the Closing or (ii) relate to claims made after the Closing with respect to an occurrence prior to the Closing under an occurrence-based policy (collectively, “Covered Claims”), the Nordic Companies may claim coverage under such Policies, control the prosecution and defense of such Covered Claims and receive any insurance recoverables with respect thereto.  After the Closing, Seller and its Affiliates shall administer the applicable Policies, provided that such administration shall in no way limit, inhibit or preclude the right of the Nordic Companies to insurance coverage thereunder in accordance with this Section 3.7(c), in each case, with respect to Covered Claims.  Buyer shall promptly notify Seller of any Covered Claims, and Seller agrees to cooperate with the Nordic Companies concerning the pursuit by the Nordic Companies of any such Covered Claim, in each case at the expense of Buyer (to the extent such expenses are not covered by the applicable Policies).  Buyer shall be responsible for complying with terms of the applicable Policies to obtain coverage for such Covered Claims, including if the applicable Policy requires any payments to be made in connection therewith, and Buyer shall make or cause to be made any such required payments.  Any proceeds received by Seller or its Affiliates from any third-party insurance carrier that relate to Covered Claims shall be paid promptly to the applicable Nordic Company.  In the event that Covered Claims relate to the same occurrence for which Seller or its Affiliates is seeking coverage under such Policies, Seller and Buyer shall cause their applicable Affiliates to jointly defend any such claim of interest necessary to conduct a joint defense, and shall bear any expenses in connection therewith equally (to the extent such expenses are not covered by the applicable Policies).  In the event that policy limits under an applicable Policy are not sufficient to fund all Covered Claims and any other applicable claims of Seller or its Affiliates, amounts due under the applicable Policy shall be paid on a first come first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

3.8           Transition Services.  In the event that, prior to the Closing, the parties identify any human resource, information technology, finance service or similar corporate service that (i) was provided by TCCC or its Affiliates (other than the Nordic Companies) to the Nordic Companies in the ordinary course of business in the twelve (12) months prior to the Closing Date, (ii) is reasonably necessary to the conduct of the business of the Nordic Companies after the Closing and (iii) will not be provided by TCCC or any of its Affiliates following the Closing pursuant to any Ancillary Agreement or any Intercompany Agreement that is not terminated in accordance with this Agreement, the parties will negotiate in good faith to agree prior to the Closing Date on a Transition Services Agreement for the provision of such services to the Nordic Companies.  Any such Transition Services Agreement shall be in substantially the same form as the transition services agreement referenced on Section 3.8 of the Seller Disclosure Letter which shall be effective as of the Closing Date.

3.9           Certain Other Arrangements.

(a)           Prior to the Closing, TCCC, CCE and Splitco shall (i) cooperate to identify (x) Intercompany Agreements and (y) arrangements pursuant to which Seller or any of its Affiliates provides goods or services in respect of the Nordic Business pursuant to Contracts between Seller or such Affiliate and a third party provider (in each case, except as contemplated by Section 3.8, the Bottler’s Agreements and the Corporate Name Letters), that CCE reasonably determines it desires to continue for the benefit of the Nordic Companies following the Closing and (ii) negotiate in good faith the continuance of such Intercompany Agreements or arrangements to the extent permitted by applicable Law and any applicable Contract with a third party upon substantially the same terms and conditions that were applicable thereto as of the Closing.  Notwithstanding the foregoing, (i) the agreements and arrangements set forth in Section 3.2(a) of the Seller Disclosure Letter shall continue in accordance with their terms after the Closing and shall not be subject to the preceding sentence of this Section 3.9 and (ii) the agreements and arrangements set forth in Sections 4.14(a) and 4.24 of the Seller Disclosure Letter shall not be subject to the preceding sentence of this Section 3.9.

(b)           Prior to the Closing, Seller and Buyer shall, and shall cause their Affiliates to, use reasonable best efforts to cause any hedge contracts set forth in Section 4.22 of the Seller Disclosure Letter (as well as any hedge contracts entered into pursuant to the second paragraph of Section 6.1 of the Seller Disclosure Letter) to be assigned to the appropriate Nordic Company, in each case, subject to any consents required in connection therewith and with expenses in connection therewith being shared equally by the parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Seller Disclosure Letter relates; provided, that any information set forth in one section of the Seller Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate to which its relevance is readily apparent on its face), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

4.1           Organization and Qualification.  Each of Seller, TCCC and the Nordic Companies is duly organized, validly existing and is in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate power and corporate authority to own, lease and operate the properties it owns, leases or operates and, in the case of the Nordic Companies, to conduct the Nordic Business as conducted on the date hereof (except, in each case, with respect to the Sweden Subsidiary, as set forth in Section 4.1 of the Seller Disclosure Letter).  Each of the Nordic Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the property owned, leased or operated by it is located or where the nature of the Nordic Business makes such qualification necessary (except, with respect to the Sweden Subsidiary, as set forth in Section 4.1 of the Seller Disclosure Letter), except in each case in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.  True and complete copies of the certificate of incorporation and by-laws (or other comparable governing documents) of each of the Nordic Companies as in effect on the date of this Agreement have been delivered to Buyer.

4.2           Authority.  Each of Seller and TCCC has all requisite corporate power and corporate authority to execute and deliver this Agreement.  Each of Seller and TCCC has all requisite corporate power and corporate authority to enter into each of the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the Transactions.  Except as set forth in Section 4.2 of the Seller Disclosure Letter, the execution, delivery and performance by each of Seller and TCCC of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Seller and TCCC.  This Agreement has been (and each Ancillary Agreement upon execution and delivery will be) duly executed and delivered by each of Seller and TCCC and constitutes (and each Ancillary Agreement upon execution and delivery will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of Seller and TCCC, as applicable, enforceable against each of Seller and TCCC, as the case may be, in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equity principles.

4.3           Ownership of Shares.  All of the Shares are beneficially owned by Seller free and clear of all Liens, except for Permitted Liens.  The consummation of the Transactions will convey to Buyer good title to the Shares, free and clear of all Liens.

4.4           Capitalization; Subsidiaries.

(a)           The share capital of the Norway Company is NOK 70,000,000 and consists of 700,000 Norway Shares, with a par value of NOK 100 per share.  No other Norway Shares or other equity  securities of the Norway Company are outstanding.  All of the issued and outstanding Norway Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights (except such preemptive rights for the benefit of other shareholders as are set out in the Norwegian Private Limited Joint Stock Companies Act of 1997 no. 44) or Liens and issued in compliance with all applicable securities Laws.  There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, the Norway Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, the Norway Company, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, the Norway Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which the Norway Company is subject or bound.  There is no Person (other than Buyer and its Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of the Norway Company pursuant to an agreement entered into by Seller or any of its Subsidiaries (other than this Agreement).

(b)           The share capital of the Sweden Company is registered to be at least SEK 140,000,000 divided into 28,000 shares of capital stock and at the most SEK 560,000,000 divided into 112,000 shares of capital stock.  30,000 Sweden Shares, with a quota value of SEK 5,000, are issued and outstanding.  No other Sweden Shares or other equity securities of Sweden Company are outstanding.  All of the issued and outstanding shares of Sweden Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights or Liens and issued in compliance with all applicable securities Laws.  There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, the Sweden Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, the Sweden Company, or (iii) Contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, the Sweden Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which the Sweden Company is subject or bound.  There is no Person (other than Buyer and its Affiliates) who is entitled to acquire or receive any shares of capital stock or other securities of the Sweden Company pursuant to an agreement entered into by Seller or any of its Subsidiaries (other than this Agreement).

(c)           Section 4.4(c) of the Seller Disclosure Letter sets forth the name of each Subsidiary of the Norway Company and the Sweden Company, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests) and the record and beneficial owner of such outstanding capital stock (or other equity interest).  There are no Affiliates of Seller other than the Nordic Companies operating in the Nordic Business.  All of the capital stock (or other equity interests) set forth in Section 4.4(c) of the Seller Disclosure Letter is duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights or Liens and was not issued in violation of any applicable Law or preemptive rights in respect thereto.

(d)           As of the Closing, the Sweden Company will hold, directly or indirectly, all right, title and interest to the equity interests of its Subsidiary, free and clear of all Liens.

(e)           Except for the Sweden Subsidiary or as set forth in Section 4.4(e) of the Seller Disclosure Letter, neither the Norway Company nor the Sweden Company has any Subsidiaries or owns or has an obligation under Contract to acquire, directly or indirectly, any equity interests, equity investments or debt securities in any Person (other than equity or debt securities held as investments in the ordinary course of business which are not, individually or in the aggregate, material to the Nordic Business).

(f)            As of the date hereof, except as set forth in Section 4.4(f) of the Seller Disclosure Letter (which section shall include the amount outstanding under Gross Indebtedness), there are no outstanding bonds, debentures, notes or other Indebtedness (other than Intercompany Indebtedness) of the Nordic Companies.

(g)           Seller is a wholly-owned, direct or indirect Subsidiary of TCCC.

4.5           No Violation; Consents and Approvals.

(a)           The execution, delivery and performance by each of Seller and TCCC of this Agreement and the Ancillary Agreements to the extent party hereto or thereto and the consummation of the Transactions do not (i) assuming all authorizations, consents and approvals described in Section 4.5(b) have been obtained or made, violate any applicable Law to which Seller, TCCC or the Nordic Companies is subject, (ii) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel, any Contract to which any of Seller, TCCC or the Nordic Companies is a party or (C) create any Lien upon any of the properties or Assets used or held for use in the Nordic Business, (iii) require a consent, notice or approval under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any indenture or other Contract governing or relating to Gross Indebtedness of the Nordic Companies, or (iv) violate the certificate of incorporation, by-laws or other organizational documents of Seller, TCCC or the Nordic Companies, except with respect to all of the foregoing as set forth on Section 4.5(a) of the Seller Disclosure Letter and except with respect to the foregoing clauses (i) or (ii) or as has not had or would not have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

(b)           Except (i) as required under applicable Competition Law, (ii) for notifications to, consultations with and approvals of, Unions contemplated by Section 6.14, and (iii) compliance with any applicable securities Law or (iv) as set forth in Section 4.5(b) of the Seller Disclosure Letter, no consent or approval is required to be obtained by Seller, TCCC or the Nordic Companies, from, and no notice is required to be given by Seller, TCCC or the Nordic Companies to, and no filing is required to be made by Seller, TCCC or the Nordic Companies with, any Governmental Entity in connection with the execution, delivery and performance by Seller and TCCC of this Agreement and the Ancillary Agreements to the extent party hereto or thereto, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

4.6           Financial Statements; Undisclosed Liabilities.

(a)           Section 4.6(a) of the Seller Disclosure Letter contains true, correct, and complete copies of  (i) the unaudited balance sheet of the Norway Company as of December 31, 2009, and the related unaudited statements of income and cash flows of the Norway Company for the year ended December 31, 2009 and the audited balance sheet of the Norway Company as of December 31, 2008, and the related audited statements of income and cash flows of the Norway Company for the year ended December 31, 2008 and (ii) the unaudited balance sheets of the Sweden Company as of December 31, 2009, and the related unaudited statements of income and cash flows of the Sweden Company for the year ended December 31, 2009 and the audited balance sheets of each of the Sweden Company and the Sweden Subsidiary as of December 31, 2008, and the related audited statement of income and cash flows of the Sweden Company for the year ended December 31, 2008 (collectively, the “Financial Statements”).  The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for adjustments or other matters disclosed therein, the absence of complete footnotes, and subject to normal year-end adjustments), and (ii) (y) with respect to the audited Financial Statements for the year ended December 31, 2008, gave a true and fair view in all material respects and (z) with respect to all other Financial Statements, fairly present in all material respects the consolidated financial position of the Norway Company or the Sweden Company, as applicable, as of the date thereof and their applicable results of operations and cash flows for the period then ended (subject to normal year-end adjustments and the absence of complete footnotes).  The Sweden Subsidiary is not actively engaged in any trade or business.

(b)           When delivered pursuant to Section 6.8 hereof, the Audited Nordic Financial Statements and (with respect to clause (ii)) the Unaudited Nordic Financial Statements (i) will have been prepared from, and shall be consistent with, the books and records of the Nordic Companies, (ii) will have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (subject to adjustments or other matters disclosed therein and the absence of complete footnotes), and (iii) will fairly present in all material respects the financial position of the Nordic Companies as of the dates thereof and their combined results of operations and cash flows for the periods then ended.

(c)           Except for Liabilities (i) disclosed in the Financial Statements or any notes thereto, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2009, (iii) set forth in Section 4.6(c) of the Seller Disclosure Letter, or (iv) that are not reasonably likely to be material to the Nordic Business or prevent the consummation of the Transactions, none of the Nordic Companies has, or since December 31, 2009 has incurred, any Liabilities.

4.7           Internal Controls and Procedures.  The Nordic Companies are subject to a system of internal control over financial reporting which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the Transactions and dispositions of the assets of the Nordic Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Nordic Companies are being made only in accordance with appropriate authorizations of management and, if required, the board of directors of TCCC and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Nordic Companies.  Seller has not, and to the Knowledge of Seller, the Nordic Companies’ independent auditors have not, identified or been made aware of (A) any significant deficiency or material weakness relating to the Nordic Companies, in each case which has not been subsequently remediated, in the system of internal control over financial reporting applicable to the Nordic Companies, taken as a whole, or (B) any fraud that involves the Nordic Companies’ management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting applicable to the Nordic Companies.

4.8           Absence of Certain Changes or Events.  Except as otherwise contemplated by this Agreement or as set forth in Section 4.8 of the Seller Disclosure Letter, during the period from December 31, 2009 to the date of this Agreement, (a) the Nordic Business has been operated in the ordinary course of business consistent with past practice and (b) there has not been a Material Adverse Effect.

4.9           Title to Personal Property.  The Nordic Companies have good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) primarily used or primarily held for use in connection with the Nordic Business (the “Personal Property”) (except such Personal Property as has been sold or otherwise disposed of after the date hereof in the ordinary course of business), in each case, free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or right to use would not have a Material Adverse Effect.  As of the Closing, (A) the Nordic Companies will (assuming the receipt of any consent set forth in Section 4.5(a) of the Seller Disclosure Letter) have good and valid title to, or a valid and enforceable right to use, all Personal Property described in the prior sentence (except (x) such Personal Property that has been sold or otherwise disposed of after the date hereof in the ordinary course of business, (y) as will be provided to the Nordic Business pursuant to an Ancillary Agreement or (z) as contemplated by Section 3.8 or 3.9), in each case free and clear of all Liens, other than Permitted Liens, and (B) except as set forth in Section 4.9 of the Seller Disclosure Letter, none of Seller or any of its Subsidiaries or Affiliates will have title to any of the Personal Property primarily used or primarily held for use in connection with the Nordic Business as conducted on or prior to the date hereof (except as described in clauses (y) and (z) above), except where the failure to have such title or right to use would not have a Material Adverse Effect.

4.10         Title to Real Property.

(a)           As of the date hereof, Section 4.10(a) of the Seller Disclosure Letter is accurate in all material respects and sets forth:  (i) a true, correct and complete list of all Owned Real Property (including the property designation or address of each parcel of Owned Real Property), and (ii) a true, correct and complete list of all Real Property Leases and the property designation or address of each parcel of Leased Real Property.

(b)           Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, the Nordic Companies have full title (No. hjemmel og full eiendomsrett; Sw. lagfaren och obligationsrättslig ägare) to the Owned Real Property, free and clear of all Liens, other than Permitted Liens and except in any case as would not individually or in the aggregate have a Material Adverse Effect.  Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, the Nordic Companies have not leased, subleased, licensed, granted a concession or other right or interest to any Person to use or occupy the Owned Real Property or any portion thereof.  Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.  Except as set forth in Section 4.10(b) of the Seller Disclosure Letter, as of the Closing (and assuming receipt of any applicable consent set forth in Section 4.5(a) of the Seller Disclosure Letter), (x) the Nordic Companies will have full title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens and (y) with respect to the Leased Real Property, the Nordic Companies will hold such Leased Real Property on terms and conditions in all material respects the same as those set forth in the Real Property Leases as of the date hereof, except as would not individually or in the aggregate have a Material Adverse Effect.  As of the date hereof, none of Seller, its Affiliates, or the Nordic Companies has received written notice of any pending, and to the Knowledge of Seller, there is no threatened, condemnation proceeding with respect to any Owned Real Property.

(c)           Except as set forth in Section 4.10(c) of the Seller Disclosure Letter, with respect to each Real Property Lease:  (i) such lease is valid, binding and in full force and effect; (ii) the Transactions do not require the consent of any other party to such lease and will not result in a material breach of or default under such lease; (iii) none of the Nordic Companies, nor, to the Knowledge of Seller, any other party to the Real Property Leases, is in material breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default thereunder; (iv) the Nordic Companies are not currently subleasing, licensing or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) as of the date hereof, none of Seller, its Affiliates or the Nordic Companies has received written notice of any pending, and to the Knowledge of Seller, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except in each case as has not or would not have a Material Adverse Effect.

4.11         Sufficiency of Assets.  Except for (i) the matters contemplated by Section 3.8, (ii) the matters contemplated by Section 3.9, (iii) the termination of coverage under Policies effective as of the Closing, and (iv) the matters contemplated by the Ancillary Agreements, the Nordic Business Assets constitute in all material respects all Assets necessary for the Nordic Companies to conduct the Nordic Business in the manner conducted during the three (3) months prior to the date hereof.

4.12         Intellectual Property.

(a)           The Nordic Companies do, and as of the Closing, will own all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), or possess valid and enforceable and adequate licenses or other legal rights to use, all material Intellectual Property Rights that are primarily used or held for use primarily in the operation of the Nordic Business as of the date hereof and as of the Closing Date (collectively, the “Nordic Business Intellectual Property Rights”).

(b)           Section 4.12(b) of the Seller Disclosure Letter sets forth a list of all United States, foreign and multi-national (i) patents and patent applications; (ii) Trademark registrations and applications (including Internet domain name registrations) and material unregistered Trademarks; (iii) copyright registrations and applications; (iv) material trade secrets and (v) material computer software, in each case, owned by the Nordic Companies and primarily used or held for use primarily in connection with the Nordic Business.  One of the Nordic Companies is the sole and exclusive beneficial, and with respect to applications and registrations, record owner of all of such Intellectual Property Rights, and all of such material Intellectual Property Rights are valid, subsisting and enforceable.

(c)           The conduct of the Nordic Business as currently conducted, and as conducted in the past three (3) years does not to the Knowledge of Seller infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in any material respect any Person’s Intellectual Property Rights, and, to the Knowledge of Seller, there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) against the Nordic Companies, or, to the Knowledge of Seller, any other Person.  To the Knowledge of Seller, no Person is materially infringing, misappropriating, or otherwise violating any material Intellectual Property Rights owned or material Intellectual Property Rights used, or held for use by the Nordic Companies primarily in the conduct of the Nordic Business, and, to the Knowledge of Seller, no such claims have been asserted or threatened against any Person by Seller or the Nordic Companies in the past three (3) years.

(d)           Assuming the receipt of any applicable consent set forth in Section 4.5(a) of the Seller Disclosure Letter, as of the Closing, all of the material Nordic Business Intellectual Property Rights shall be owned or available for use by the Nordic Companies on terms and conditions in all material respects the same as those under which the Nordic Companies owned or used the Nordic Business Intellectual Property Rights immediately prior to the Closing.

4.13         Litigation.  Except as set forth in Section 4.13 of the Seller Disclosure Letter, there is no complaint, action, suit, proceeding, arbitration, investigation or mediation (each, an “Action”) pending or, to the Knowledge of Seller, threatened against Seller or the Nordic Companies by or before any Governmental Entity or by or on behalf of any third party that, if adversely determined, individually or in the aggregate, would (i) have a Material Adverse Effect, or (ii) prevent or materially delay Seller from consummating the Transactions.  Except as set forth in Section 4.13 of the Seller Disclosure Letter, there are no outstanding judgments, decrees or orders of any Governmental Entity against or binding on Seller, its Affiliates or the Nordic Companies relating to the Nordic Companies or the Assets or Liabilities of the Nordic Companies except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a Material Adverse Effect.

4.14         Employee Benefit Plans.

(a)           Section 4.14(a) of the Seller Disclosure Letter sets forth a list of each material Benefit Plan.  Notwithstanding the foregoing, Section 4.14(a) of the Seller Disclosure Letter shall set forth each Benefit Plan which is a pension, severance (or termination pay), and retiree medical plan, agreement or arrangement, regardless of whether or not such plans, agreements or arrangements are material Benefit Plans.  With respect to the Benefit Plans set forth on Section 4.14(a) of the Seller Disclosure Letter, Seller has delivered or made available to Buyer true, correct and complete copies of each Benefit Plan (or, in each case, descriptions thereof for any unwritten Benefit Plans).

(b)           Except as would not have a Material Adverse Effect, each Benefit Plan has been operated and administered in material compliance with its terms and with applicable Law, and each such Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.  Except as set forth in Section 4.14(b) of the Seller Disclosure Letter or as provided under applicable Law, under a collective bargaining agreement or under an employment agreement, there are no limitations or restrictions on the right of the Nordic Companies or, after consummation of the transactions contemplated hereby, Splitco or any of its Subsidiaries, to merge, amend or terminate any of the Benefit Plans set forth on Section 4.14(a) of the Seller Disclosure Letter.

(c)           Except as would not have a Material Adverse Effect, there are no pending, or to the Knowledge of Seller, threatened claims by or on behalf of any Benefit Plan, by any employee or former employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

(d)           Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of any Nordic Company to any material severance pay, unemployment compensation or any other payment that must be paid by, provided by, or the cost of which is otherwise borne by the Nordic Companies, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, former employee, officer or director that must be paid by, provided by, or the cost of which is otherwise borne by the Nordic Companies, in either case, which is material to the individual, except as expressly provided in this Agreement.  No Benefit Plan provides for the payment by any Nordic Company of any Tax gross-up payments or similar payments in respect of any Taxes to any employees or former employees or directors or former directors who provide or provided services to any Nordic Company.

(e)           Except as would not have a Material Adverse Effect, all contributions required to be made to or in respect of a Benefit Plan by applicable Law or the terms of any Benefit Plan have been made in full and on a timely basis.

(f)            Except as set forth in Section 4.14(f) of the Seller Disclosure Letter, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, without regard to whether ERISA applies to such arrangement) or (iii) benefits, the full costs of which are borne by the participant or his or her beneficiary.

(g)           For purposes of this Section 4.14, Knowledge of Seller shall mean the actual knowledge of any of the individuals set forth in Section 4.14(g) of the Seller Disclosure Letter.

4.15         Taxes.  Except as set forth on Section 4.15 of the Seller Disclosure Letter:

(a)           All material Tax Returns required to be filed by or with respect to any Nordic Company have been duly and timely filed with the appropriate Taxing Authority (taking into account applicable extensions), and each such Tax Return was true, complete and correct in all material respects.

(b)          All material Taxes and all material estimated Taxes due and owing by the Nordic Companies have been timely paid, and all Taxes and estimated Taxes for any taxable period (or portion thereof) beginning on or prior to the Closing Date, which are not yet due and payable, have been properly reserved for in the books and records of the Nordic Companies.

(c)           (i) No audits or other administrative proceedings before any Taxing Authority were pending as of December 31, 2009, and (ii) no audits or other administrative proceedings before any Taxing Authority, which, if adversely determined, are reasonably expected to result in an assessment or deficiency, are presently pending, in the case of either clause (i) or (ii) with regard to any Taxes or Tax Return of the Nordic Companies, as to which any Taxing Authority has asserted any claim and which, if adversely determined, would be, individually or in the aggregate, material to the Nordic Companies, or the Nordic Business, and, to the Knowledge of Seller, no deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Nordic Companies may be liable is asserted or threatened in writing by any Taxing Authority.

(d)           Each of the Nordic Companies have duly and timely withheld all material Taxes required to be withheld and such withheld Taxes have either been duly and timely paid to the proper Taxing Authority or properly provided for in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(e)           Except for agreements or arrangements entered into more than five (5) years prior to the date of this Agreement in connection with the acquisition or disposition of the equity or substantially all the assets of any business entity, and except for agreements or arrangements entered into solely by and among the Nordic Companies, none of the Nordic Companies is a party to or bound by or has any obligation under any material income Tax separation, sharing, allocation or similar agreement or arrangement.

(f)            There are no material Liens (other than Permitted Liens) relating to Taxes upon the assets of the Nordic Companies other than Liens relating to Taxes not yet due and payable.

(g)           The income Tax Returns of the Norway Company have been examined, and such examinations have been resolved, or the statute of limitations has expired and there are no outstanding agreements or waivers or other documents having the effect of waiving or extending the statutory period of limitation applicable to such Tax Returns, for all taxable years ending on or before January 1, 1999.

(h)           The income Tax Returns of the Swedish Company and the Swedish Subsidiary have been examined, and such examinations have been resolved, or the statute of limitations has expired and there are no outstanding agreements or waivers or other documents having the effect of waiving or extending the statutory period of limitation applicable to such Tax Returns, for all taxable years ending on or before January 1, 1999.

(i)            Under the Law in effect as of the date hereof, each of the Norway Company and the Sweden Company is an entity disregarded from its owner for United States federal income Tax purposes.

4.16         Material Contracts.

(a)           Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, none of the Nordic Companies is a party to or bound by any of the following (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K assuming the Nordic Companies were subject to Regulation S-K as a stand alone consolidated entity), other than any Benefit Plan;

(ii)           any Contract (other than with Buyer or its Affiliates) which contains a non-competition covenant that precludes or purports to preclude the Nordic Companies from operating in any geographic location;

(iii)          any Contract relating to the formation, operation or management of any joint venture, alliance or partnership requiring annual payments by or to the Nordic Companies in excess of $2,500,000;

(iv)          any Contracts providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material Nordic Business Assets;

(v)           any Contract that grants any Person “most favored nation” status involving annual payments by or to the Nordic Companies in excess of $2,500,000;

(vi)          any Contract entered into outside the ordinary course of business of the Nordic Business requiring payments by or to the Nordic Companies in excess of $2,500,000;

(vii)         any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interest of the Nordic Companies;

(viii)        any Contract pursuant to which any Nordic Company (A) is granted or obtains any right to use any material Intellectual Property Rights (other than standard form contracts granting rights to use readily available commercial software), (B) is restricted in the right to use or register any material Intellectual Property Rights, (C) permits any other Person to use, enforce, or register any material Intellectual Property Rights or (D) would require Buyer to license or make available its or its Affiliates’ own Intellectual Property Rights to any other Person, or restrict the use by Buyer or its Affiliates of such Intellectual Property Rights as a result of the transactions contemplated hereby;

(ix)           any settlement or similar Contract, entered into or involving a payment by the Nordic Companies outside the ordinary course of business;

(x)            any Contract entered into outside the ordinary course of business consistent with past practice that includes an indemnification obligation of the Nordic Companies with a maximum potential Liability in excess of $2,500,000;

(xi)           any indenture or other Contract governing or relating to Gross Indebtedness of the Nordic Companies;

(xii)          any agency Contracts involving payments in excess of $2,500,000 or trade confirmations for hedging Contracts relating to the Nordic Business;

(xiii)         any Indemnity Agreement; and

(xiv)        any Contract that requires a consent or approval from any Person as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, which Contract calls for payments to or from any Nordic Company in excess of $2,500,000.

(b)           Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, (i) each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to the Nordic Companies, enforceable in accordance with its terms, and with respect to the other parties thereto is, to the Knowledge of Seller, enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equity principles, (ii) there is no pending material default, under or material breach of, any Material Contract by any Nordic Company party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by any Nordic Company party thereto and (iii) to the Knowledge of Seller, no party to any such Material Contract has given written notice to Seller, its Affiliates or any Nordic Company of, or made a written claim against Seller, its Affiliates or any Nordic Company with respect to, any material breach or default thereunder.

(c)           To the Knowledge of Seller, no other contracting party to any Material Contract referred to in Section 4.16(a) is in material breach thereof or has breached the same in any material respect within the twelve (12) month period prior to the date hereof.

(d)           To the Knowledge of Seller, none of Seller, its Affiliates or any Nordic Company has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Transactions or otherwise.

(e)           Except as set forth in Section 4.16(e) of the Seller Disclosure Letter, Seller or its Affiliates have delivered or made available to Buyer true, correct and complete copies of each Material Contract.

(f)            Not later than April 1, 2010, Seller shall prepare and deliver to Buyer a revised Section 4.16(a) of the Seller Disclosure Letter prepared on the basis that each instance of “$2,500,000” appearing in Section 4.16(a) reads “$1,000,000” and such revised Section 4.16(a) shall be treated for all purposes as the section delivered on the date hereof, and each instance of “$2,500,000” appearing in Section 4.16(a) hereof shall be deemed to read “$1,000,000” for all purposes of this Agreement.  Notwithstanding anything to the contrary herein, Buyer shall not be deemed to have Knowledge of Buyer with respect to any matter disclosed on such new Section 4.16(a) of the Seller Disclosure Letter that was not disclosed on the Section 4.16(a) of the Seller Disclosure Letter actually delivered on the date hereof.

4.17         Product Liability.  Except as set forth in Section 4.17 of the Seller Disclosure Letter, (a) since December 31, 2009, there has been no Action pending, or to the Knowledge of Seller, threatened, against the Nordic Companies with respect to any product liability, and (b) to the Knowledge of Seller, there has not occurred any state of facts or circumstances that would give rise to any Action that would have a Material Adverse Effect, with respect to any products manufactured, sold or distributed at any time by the Nordic Companies arising out of a product manufactured, sold or distributed by the Nordic Business, including any Action on account of any express or implied warranty, except for normal returns and allowances which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

4.18         Major Suppliers and Customers.

(a)           Section 4.18(a) of the Seller Disclosure Letter lists the top twenty (20) suppliers to, and top twenty (20) customers of, each of the Norway Company and the Sweden Company as of the date of this Agreement, determined based on the dollar amount of goods and services such suppliers provided during the twelve (12) months ended December 31, 2009 (based on amounts paid by the applicable Nordic Company) and that such customers have purchased during such period (based on revenue recognized during such period under GAAP accounting), under their Contracts with the Nordic Companies.

(b)           As of the date of this Agreement, none of the customers or suppliers identified pursuant to Section 4.18(a) has canceled, materially and adversely modified, or otherwise terminated its relationship with the Nordic Companies, or materially decreased its services, supplies or materials to the Nordic Companies nor to the Knowledge of Seller has any such customer or supplier communicated in writing any intention to do any of the foregoing.

4.19         Compliance with Laws; Permits.  Except as set forth in Section 4.19 of the Seller Disclosure Letter, the Nordic Companies are, and have been since December 31, 2007, in compliance with all applicable Federal, state, local or foreign laws, statutes, codes, treaties, ordinances, orders, rules, regulations, injunctions, rulings, decrees and orders of all Governmental Entities (collectively, “Laws”), including The Foreign Corrupt Practices Act of 1977 or any similar Law, except as have not had or would not have a Material Adverse Effect and except for Tax Laws (which are addressed in Section 4.15).  The Nordic Companies possess all permits, certificates, licenses, approvals, governmental franchises and other authorizations required under applicable Laws (collectively, “Permits”) that are necessary to the operation of the Nordic Business as operated on the date hereof or the ownership of Nordic Business Assets, and all such Permits are validly held and in full force and effect, except as have not had or would not have a Material Adverse Effect.  The Nordic Companies are, and since December 31, 2007 have been, in compliance with the terms and conditions of the Permits, except as have not had or would not have a Material Adverse Effect.  As of the Closing, the Nordic Companies will possess all Permits and such Permits will be in full force and effect, except as have not had or would not have a Material Adverse Effect.

4.20         Labor Matters.  Except as set forth on Section 4.20 of the Seller Disclosure Letter, and except as has not had or would not have a Material Adverse Effect, with respect to the Nordic Business:

(a)           No Nordic Company is party to, nor bound by, any collective bargaining Contract, or work rules or practices with any labor union, labor organization or works council (each, a “Union”); there are no collective bargaining Contracts, or work rules or practices that pertain to any of the employees of the Nordic Companies; and no employees of the Nordic Companies are represented by any Union with respect to their employment with the Nordic Companies.

(b)           No Union has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any of the Nordic Companies or with any labor relations tribunal or authority.  To the Knowledge of Seller, there is no labor union organizing activities with respect to any employees of the Nordic Companies.

(c)           From December 31, 2008, there has been no actual or, to the Knowledge of Seller, threatened labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Nordic Companies.

(d)           The Nordic Companies and their respective employees, agents or representatives have not, to the Knowledge of Seller, committed any material unfair labor practice in violation of any applicable Law.

(e)           The Nordic Companies are not required to provide notice to or obtain the consent of any labor union, labor organization, works council or group of employees of the Nordic Companies in connection with the execution of this Agreement, except for any notices required to be provided under collective bargaining Contracts the failure of which to be provided would not, individually or in the aggregate, be material to the Nordic Companies.

(f)            The Nordic Companies:  (i) have taken reasonable steps to properly classify and treat all of their workers as independent contractors or employees, and (ii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.

(g)           The Nordic Companies are and have been in compliance with all notice and other requirements relating to plant closings or layoffs under any applicable Law.

(h)           To the Knowledge of Seller, no officer or director of the Nordic Companies is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to (i) the right of any such employee to be employed by the Nordic Companies or (ii) the use of trade secrets or proprietary information.

(i)            The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining Contract, employment agreement, consulting agreement or any other labor-related agreement to which any Nordic Company is a party.

4.21         Environmental.

(a)           Except as set forth on Section 4.21 of the Seller Disclosure Letter, and except as has not or would not have a Material Adverse Effect, since December 31, 2006, the Nordic Companies have at all times been, and are, in compliance with respect to the Nordic Business and the Nordic Business Assets, with all applicable Environmental Laws, including, but not limited to, possessing and complying with all Permits required for their operations under applicable Environmental Laws; and have not received any written communication, whether from a Governmental Entity or other Person, alleging that any Nordic Company is not in such compliance, and there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future.  Within forty-five (45) days of the date hereof, Seller will deliver to Buyer a complete list of all material Permits held by the Nordic Companies pursuant to applicable Environmental Laws as of the date of delivery.

(b)           No transfers of Permits or other governmental authorizations under Environmental Laws from Seller of any of its Affiliates (other than the Nordic Companies) will be required to permit the conduct of the Nordic Business in material compliance with all applicable Environmental Laws as of the Closing, as conducted by the Nordic Business immediately prior to the Closing.

(c)           Except as would not result in a Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of Seller threatened, against any Nordic Company or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim, any Nordic Company has retained or assumed either contractually or by operation of law, in each case, relating to the Nordic Business or the Nordic Business Assets.

(d)           There are no past or present actions, conditions, activities, circumstances or occurrences, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any material Environmental Claim relating to the Nordic Business or the Nordic Business Assets against the Nordic Companies, or to the Knowledge of Seller, against any Person whose liability for any Environmental Claim, any of the Nordic Companies has retained or assumed either contractually or by operation of law, except, in each case, as would not result in a Material Adverse Effect.

(e)           Except as set forth in Section 4.21(e) of the Seller Disclosure Letter, none of the Nordic Companies is a party or subject to any administrative or judicial order or decree relating to the Nordic Business or the Nordic Assets pursuant to the Environmental Laws, except as would not result in a Material Adverse Effect.

(f)            The Nordic Companies have not, and to the Knowledge of Seller, no other Person has, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials, on or beneath any Real Property currently or to the Knowledge of Seller, formerly owned, operated or leased by the Nordic Companies, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of the Nordic Business, except, in each case, as would not result in a Material Adverse Effect.  With respect to any offsite disposal location used by the Nordic Companies to dispose of any Hazardous Materials, to the Knowledge of Seller, there have been no Releases of Hazardous Materials on or underneath any such location that would result in a Material Adverse Effect.

(g)           Seller has delivered or otherwise made available for inspection to Buyer true, complete and correct copies of any material non-privileged reports, studies, analyses, tests or monitoring possessed by Seller and its Subsidiaries and Affiliates pertaining to potential liability under any Environmental Law relating to Hazardous Materials in, on, beneath or adjacent to any Real Property currently or formerly owned, operated or leased by the Nordic Companies, or regarding the compliance by the Nordic Companies with applicable Environmental Laws, relating to the Nordic Business or the Nordic Business Assets.

(h)           Notwithstanding any provision of this Agreement to the contrary, the representations and warranties set forth in this Section 4.21 are the sole and exclusive representations relating to Environmental Laws and environmental matters in this Agreement.

4.22         Intercompany Agreements.  Section 4.22 of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Intercompany Agreements that are in effect as of the date hereof.

4.23         Related Party Transactions.

(a)           None of the Nordic Companies is a party to any written agreement with any current or former director or officer of Seller or its Subsidiaries or Affiliates (other than the Nordic Companies) relating to the Nordic Business.

(b)           There are no (i) outstanding loans or other extensions of credit made or guaranteed by the Nordic Companies to or for the benefit of any current or former director, officer, stockholder or employee of the Nordic Companies (other than advances of business expenses in the ordinary course of business consistent with past practice), or (ii) outstanding loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the Nordic Companies by any current or former director, officer, stockholder or employee of Nordic Companies, in each case, relating to the Nordic Business.

4.24         Insurance.  Section 4.24 of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Policies that relate to the Nordic Business.  Each such Policy is in full force and effect on the date hereof and each such Policy will be in full force and effect as of the Closing, in each case, in accordance with the terms of the Policies, or a substituted Policy shall have been obtained therefor.  To the Knowledge of Seller, none of the Nordic Companies is in material default with respect to its obligations under any of such Policies.  None of the Nordic Companies has received a written notice of cancellation or non-renewal of any such Policy or binder.

4.25         Guarantees.  Section 4.25(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, all Guarantees issued by Seller or any of its Affiliates (other than the Nordic Companies) on behalf of any of the Nordic Companies.  Section 4.25(b) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, all Guarantees issued by the Nordic Companies on behalf of Seller or any of its Affiliates (other than the Nordic Companies).

4.26         Takeover Statutes; Other Restrictions.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to any of the Nordic Companies, any shares of common stock of the Nordic Companies, the Sale or the other transactions contemplated by this Agreement.

4.27         Solvency.  As of the Closing, each of the Nordic Companies shall be Solvent.

4.28         Brokers.  Except for Allen & Company LLC and Goldman Sachs & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by Seller or its Affiliates.

4.29         Limitation of Representations and Warranties.  None of Seller or any Affiliate of Seller, or any other Person on behalf of Seller or its Affiliates, is making any express or implied representation or warranty in connection with the transactions contemplated by this Agreement except for the representations and warranties contained in this Article IV and in any of the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Buyer Disclosure Letter relates; provided, that any information set forth in one section of the Buyer Disclosure Letter shall be deemed to apply to each other Section or subsection thereof or hereof as appropriate to which its relevance is readily apparent on its face), Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

5.1           Organization; Authority.  Buyer is a société à responsabilité limitée duly organized, validly existing and, to the extent applicable, in good standing under the Laws of Luxembourg and each of Splitco and CCE is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of Buyer, Splitco and CCE has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by each of Buyer, Splitco and CCE of this Agreement and each Ancillary Agreement to which they are respectively a party, and the consummation of the Transactions, have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer, Splitco and CCE, including the approval of CCE’s board of directors by a unanimous vote of those present and the Affiliated Transaction Committee.  This Agreement has been (and each Ancillary Agreement to which it is a party upon execution and delivery will be) duly executed and delivered by each of Buyer, Splitco and CCE and constitutes (and each Ancillary Agreement to which it is a party, upon execution and delivery, will constitute), assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, the legal, valid and binding obligation of each of Buyer, Splitco and CCE enforceable against each of Buyer, Splitco and CCE in accordance with its and their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and to general equity principles.  As of the date hereof, Buyer is a wholly-owned direct or indirect Subsidiary of CCE.  As of the Closing, Buyer will be a wholly-owned direct or indirect Subsidiary of Splitco.

5.2           No Violation; Consents and Approvals.

(a)           The execution, delivery and performance by each of Buyer, Splitco and CCE of this Agreement and the Ancillary Agreements to the extent party hereto or thereto and the consummation of the Transactions do not (i) assuming all authorizations, consents, filings and approvals described in Section 5.2(b) have been obtained or made, violate any applicable Law to which Buyer, Splitco or CCE is subject, (ii) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate or cancel any Contract to which Buyer, Splitco or CCE is a party or (iii) violate the certificate of incorporation, by-laws or other organizational documents of Buyer, Splitco or CCE, except with respect to the foregoing clauses (i) and (ii) as would not reasonably be expected to prevent Buyer, Splitco or CCE from consummating the Transactions.

(b)           Except (i) as required under any applicable Competition Law, (ii) for notices to, and approvals of, Unions contemplated by Section 6.14, and (iii) compliance with any applicable securities Law, no consent or approval is required to be obtained by Buyer, Splitco or CCE from, and no notice is required to be given by Buyer, Splitco or CCE to, and no filing is required to be made by Buyer, Splitco or CCE with, any Governmental Entity in connection with the execution, delivery and performance by Buyer, Splitco or CCE of this Agreement and the Ancillary Agreements to the extent party hereto or thereto, other than in all cases where failure to obtain such consent or to give or make such notice or filing would not reasonably be expected to prevent Buyer, Splitco or CCE from consummating the Transactions.

5.3           Litigation.  There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer, Splitco or CCE, by or before any Governmental Entity, or by or on behalf of any third party, that, if adversely determined, would reasonably be expected to prevent or materially impair or delay the ability of Buyer, Splitco or CCE to consummate the Transactions.  There are no judgments, decrees or orders of any Governmental Entity outstanding against or binding on Buyer or its Assets, which would reasonably be expected to prevent Buyer, Splitco or CCE from consummating the Transactions.

5.4           Brokers.  Except for Credit Suisse Securities (USA) LLC, Lazard Frères & Co. LLC and Greenhill & Co., LLC, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Transactions by reason of any action taken by Buyer, its Subsidiaries or Affiliates.

5.5           Buyer Knowledge.  As of the date hereof, to the Knowledge of Buyer obtained during the course of due diligence in respect of the Transactions, there are no facts or circumstances that would serve as a basis for Buyer or its Affiliates to assert that Seller breached any of the representations or warranties of Seller contained in this Agreement or any Ancillary Agreement.  Buyer shall be deemed to have waived in full any breach of Seller’s representations and warranties of which Buyer has such Knowledge as of the date hereof and shall have no rights or remedies with respect thereto.

5.6           Limitation of Representations and Warranties.  Except for the representations and warranties contained in this Article V and in any of the Ancillary Agreements, none of Buyer, any Affiliate of Buyer, or any other Person on behalf of Buyer or its Affiliates is making any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1           Conduct of the Nordic Business.  Seller covenants and agrees that, from and after the date hereof until the Closing without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as (A) expressly contemplated by the terms of this Agreement or (B) set forth on Section 6.1 of the Seller Disclosure Letter, Seller shall, and shall cause its Affiliates to, (i) operate the Nordic Business only in the ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the material operations and facilities of the Nordic Business and the material relationships with its customers, suppliers, licensors, licensees, employees and contractors, (iii) perform and comply, in all material respects, with all agreements relating to the Nordic Business to which Seller or any of its Affiliates is a party, (iv) administer insurance claims in the ordinary course of business consistent with past practice and (v) comply with the obligations set forth on Section 6.1(v) of the Seller Disclosure Letter.  Without limiting the generality of the foregoing, except as (i) expressly contemplated by the terms of this Agreement or (ii) set forth on Section 6.1 of the Seller Disclosure Letter, during the period from the date of this Agreement to the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates and the Nordic Companies not to, directly or indirectly, take, authorize or enter into any agreement or commitment to take any of the following actions with respect to the Nordic Companies or the Nordic Business:

(a)           adopt, propose, approve or make any change in or amendment to, or waiver under, their respective organizational documents;

(b)           split, combine, redeem or reclassify, purchase or otherwise acquire any of their capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other equity interests;

(c)           issue, sell, deliver, pledge or otherwise encumber any shares of their capital stock or any securities convertible into, or exchangeable for any shares of their capital stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of such capital stock, or amend any terms of any such securities or agreements;

(d)           issue or sell any new debt securities, enter into any new credit facility or otherwise incur (including by Guarantee of) any Indebtedness to the extent that any such debt securities, credit facility or Indebtedness would constitute a Liability of the Nordic Companies other than Gross Indebtedness incurred in the ordinary course of business and fully repaid prior to Closing;

(e)           impose, or permit to be imposed, any Lien upon any of their assets, tangible or intangible other than Permitted Liens;

(f)            increase the rate of compensation of, or pay or agree to pay any benefit to, any Continuing Employee, except as may be required to comply with applicable Law or by any existing plan, including any Benefit Plan, or any other agreement or arrangement, and except in the ordinary course of business consistent with past practice, including as part of TCCC’s or the Nordic Companies’ normal periodic performance reviews and related salary increases;

(g)           enter into, adopt or amend (i) any Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the Continuing Employees (including any employment agreement (not terminable at will) or severance or change of control agreement with a Continuing Employee) or (ii) any Benefit Plan for which Splitco or any of the Nordic Companies could be liable following the Closing, except (A) as required by Law, or  (B) in the ordinary course of business consistent with past practice; provided that in no event shall any action be taken that would expand the positions eligible for participation in any Benefit Plan or any other employee compensatory program, policy or arrangement with respect to the Continuing Employees;

(h)           terminate the employment of any Continuing Employee who (i) as of the date of this Agreement is a General Manager Bottlers (including their direct reports) or (ii) as may be mutually agreed upon in writing by TCCC and CCE within 60 days following the date of this Agreement (a “Key Nordic Employee”); provided, however, that the Nordic Companies may, subject to the terms of any applicable employment agreement between a Continuing Employee and any of the Nordic Companies and applicable Law, terminate the employment of a Key Nordic Employee who (A) violates TCCC’s Code of Conduct, or (B) has, prior to the date of this Agreement, been given notice by Seller, the Nordic Companies or their Affiliates of an involuntary termination of employment;

(i)            enter into any Contract with respect to any Benefit Plan (including, without limitation, contracts for the provision of services to such Benefit Plan) having a term of greater than one year or providing for payments by either Nordic Company having a value, estimated as of the date of such Contract, of greater than $1 million, except (A) as required by Law, or (B) Contracts of such nature as set out in Section 4.14(a) subsection (c) items 11-17 of the Seller Disclosure Letter and Contracts that are a result or consequence of such Contracts;

(j)            except with respect to individuals listed on Section 6.15(a) of the Seller Disclosure Letter, change the duties of any Continuing Employee such that the employee would no longer be a Continuing Employee, or change the duties of any employee who is not currently a Continuing Employee such that the employee would become a Continuing Employee;

(k)           execute, adopt, amend or terminate any collective bargaining Contract, unless such execution, amendment, adoption or termination (i) results in increased costs over the prior collective bargaining Contract of $1 million or less per twelve (12)-month period or (ii) does not involve the implementation of, or new participation in, a defined benefit pension plan, retiree medical plan, multiemployer pension or welfare plan or severance plan or program or (iii) is required by the terms of any existing Contract, or (iv) is required by Law or (v) involves or is a result or consequence of Contracts of such nature as  set out in Section 4.14(a) subsection (c) items 11-17 of the Seller Disclosure Letter.  At Buyer’s request, Seller shall cause the Nordic Companies to provide periodic updates with respect to the negotiation, execution, adoption, amendment or termination of any collective bargaining Contract;

(l)            enter into any binding or non-binding commitment in respect of, or take any other action in furtherance of, any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, exchange offer, sale or other disposition, recapitalization, restructuring or spin-off or any similar transaction of or involving any Nordic Company or any of the securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of the Nordic Companies, or any transaction that is similar in form, substance or purpose to any of the foregoing transactions;

(m)          acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (i) in the ordinary course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business consistent with past practice), or (ii) if not in the ordinary course of business consistent with past practice, with a value or purchase price (including the value of assumed Liabilities) not in excess of $1,000,000 in any transaction or related series of transactions or $2,500,000 in the aggregate;

(n)           sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any Owned Real Property, Leased Real Property, or other properties or assets, real, personal or mixed (including Intellectual Property Rights), other than sales of inventory or Assets in the ordinary course of business consistent with past practice;

(o)           except in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract or material Real Property Lease;

(p)           declare, set aside or pay any dividend or other distribution payable in stock or property (other than cash) with respect to its capital stock or other equity interests therein;

(q)           enter into, terminate or consent to the termination of any joint venture, jointly owned partnership or other similar joint ownership agreements other than such agreements entered into in the ordinary course of business consistent with past practice;

(r)            other than in the ordinary course of business consistent with past practice, make or incur, or become committed to, any capital expenditure;

(s)           except as provided in Section 6.4, cancel, forgive, settle or compromise, waive, or release any right or claim (or series of related rights and claims) or any Action or Indebtedness, other than any such cancellation, forgiveness, settlement, compromise or release in the ordinary course of business consistent with past practice, which does not require the Nordic Companies to pay in excess of $1,000,000 and does not impose on the Nordic Companies any material ongoing obligation that extends past the Closing;

(t)            except as specifically provided in this Agreement, (i) make, change or rescind any material Tax election, (ii) make, change or rescind any material method of accounting, (iii) consent to any extension or waiver of any limitation period with respect to any material Taxes, (iv) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (v) file any material amended Tax Return, or (vi) surrender any right to claim a refund or offset of any Taxes;

(u)           adopt any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Nordic Companies;

(v)           make any loans or advances of money other than (i) advances to the Nordic Companies in accordance with its cash management practices, consistent with past practice or (ii) loans or advances to customers of the Nordic Companies in the ordinary course of business consistent with past practice or (iii) in connection with actions permitted by Section 6.1(m);

(w)          transfer or grant to, or acquire from, any Person any rights with respect to any Intellectual Property Rights or dispose of or permit to lapse any rights in or to any Intellectual Property Rights or dispose of or disclose to any Person any trade secret, in each case except in the ordinary course of business consistent with past practice;

(x)            agree or permit any material Policy or other material insurance arrangement naming a Nordic Company as (or to which the Nordic Business is) a beneficiary or loss-payable payee to be cancelled, extinguished or terminated without replacement or otherwise agree or permit any amendment or modification thereto which would materially adversely affect the Nordic Companies’ rights with respect thereto existing on the date of this Agreement;

(y)           dispose of or permit to lapse any environmental Permits material to the Nordic Business other than in the ordinary course of business consistent with past practice;

(z)            make any charitable contribution or engage in lobbying efforts other than in the ordinary course of business consistent with past practice; or

(aa)         authorize or enter into a Contract or transaction, or otherwise make an agreement or commitment, which would be in contravention of any of the foregoing or the terms of this Agreement.

6.2           Access to Information Prior to the Closing; Confidentiality.

(a)           Subject to applicable Law, during the period from the date of this Agreement through the Closing, Seller shall, and shall cause the Nordic Companies to, give Buyer and its Representatives reasonable access during regular business hours to all offices, personnel, properties, facilities and Records of the Nordic Companies as they may reasonably request, and shall furnish or cause to be furnished to Buyer such financial and operating data and other information as exists with respect to the offices, personnel, properties, facilities and Records of the Nordic Companies as Buyer may from time to time reasonably request; provided, however, that Buyer and its Representatives shall take such action in such a way as to avoid unreasonably disrupting the normal business of Seller, its Affiliates and the Nordic Companies.  The parties shall cooperate to adopt such protocols as are reasonably necessary to comply with applicable Law in order to provide for the protection of any competitively sensitive information that may be shared by the parties pursuant to this Agreement.

(b)           Each of Buyer, Splitco and CCE shall hold and shall cause their respective Representatives to hold any information which it or they receive in connection with the activities and Transactions in strict confidence in accordance with and subject to the terms of the confidentiality agreement, dated as of November 13, 2008, between CCE and TCCC (the “Confidentiality Agreement”), which shall survive the execution and delivery of this Agreement and any termination of this Agreement pursuant to Article VIII hereof; provided, that this Section 6.2(b) shall terminate and have no further force or effect following the Closing.

(c)           From and after the date of this Agreement, subject to Section 6.7, Seller and TCCC shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, any information relating to the Nordic Companies and the Nordic Business (the “Nordic Business Confidential Information”) and the Transactions (the “Transaction Information”) in strict confidence in accordance with the Confidentiality Agreement (in the case of Seller, as if it were a party thereto) and not disclose, use or release any such Nordic Business Confidential Information or Transaction Information without the prior written consent of Buyer; provided, that (i) the Nordic Business Confidential Information shall not include any information that is disclosed by Seller, TCCC, the Nordic Companies or their respective Representatives prior to the Closing in connection with the operation of the Nordic Business in the ordinary course of business consistent with past practice and (ii) the Nordic Business Confidential Information and Transaction Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Seller, TCCC or their respective Representatives in violation of this Agreement; provided, further, that the provisions of this Section 6.2(c) will not prohibit any retention of copies of Records required by any applicable Law or the disclosure of any information as required by Law or legal process.  This Section 6.2(c) shall terminate and have no further force or effect following the termination of this Agreement.

(d)           From and after the date of this Agreement, subject to Section 6.7, Splitco, CCE and Buyer shall hold, and shall cause their respective Subsidiaries, Affiliates and Representatives to hold, any information relating to TCCC and its Affiliates (other than the Nordic Companies) (the “Other Business Confidential Information”) and Transaction Information in strict confidence in accordance with the Confidentiality Agreement and not disclose, use or release any such Other Business Confidential Information or Transaction Information without the prior written consent of TCCC; provided, that (i) the Other Business Confidential Information shall not include any information that is disclosed by Seller, its Affiliates or their respective Representatives prior to the Closing in connection with the operation of the TCCC Business in the ordinary course of business consistent with past practice and (ii) the Other Business Confidential Information and Transaction Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Splitco, CCE, Buyer or their respective Representatives in violation of this Agreement; provided, further, that the provisions of this Section 6.2(d) will not prohibit any retention of copies of Records required by any applicable Law or the disclosure of any information as required by Law or legal process.  This Section 6.2(d) shall terminate and have no further force or effect following the termination of this Agreement.

(e)           The parties agree that they shall each be responsible for any breach or violation of the provisions of this Section 6.2 by any of their respective Subsidiaries, Affiliates or Representatives.

6.3           Records.

(a)           At the Closing or as soon as practicable thereafter (to the extent delivery occurs after the Closing), Seller shall deliver or cause to be delivered (including by delivery of the premises in which such Records are located) to Buyer to the extent reasonably practicable, all original agreements, documents, books, minute books, corporate charters and by-laws or comparable governing documents, records and files (including in electronic form) (collectively, “Records”), if any, in the possession of Seller or its Affiliates (other than the Nordic Companies) relating to the Nordic Companies to the extent not then in the possession of the Nordic Companies, provided, that Buyer recognizes that certain Records may contain incidental information relating to the Nordic Companies or may relate primarily to Subsidiaries or divisions of Seller and TCCC other than the Nordic Companies, and that such Records in the possession of Seller or TCCC may be retained by Seller or TCCC, who shall, to the extent requested to do so, instead of delivering these records, provide copies of the relevant portions thereof to Buyer.

(b)           For a period equal to the greater of (x) seven (7) years following the Closing and (y) the period otherwise required by local law, upon reasonable notice, Buyer shall afford, and shall cause the Nordic Companies to afford, to Seller and Seller’s Representatives reasonable access during normal business hours to examine and make copies of all books, records and personnel of the Nordic Business (i) which relate to transactions or events occurring prior to the Closing (“Pre-Closing Transactions”) or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to matters for which Seller may be obligated to indemnify any Buyer Indemnified Party pursuant to this Agreement or as necessary to comply with applicable Law or legal process or financial reporting obligations or defend against any claims or allegations made against Seller or any of its Subsidiaries or Affiliates or Representatives or (ii) as reasonably required in connection with Seller’s performance of its obligations under the Ancillary Agreements.  Seller will, and will cause its respective Representatives to, hold in confidence, all confidential or proprietary information to which it is given access to pursuant to this Section 6.3 subject to any disclosure required by Law or legal process.

(c)           For a period equal to the greater of (x) seven (7) years following the Closing and (y) the period otherwise required by local Law, upon reasonable notice, Seller shall afford to Buyer and its Representatives reasonable access during normal business hours to examine and make copies of, all books, records and personnel of Seller (i) which relate to Pre-Closing Transactions or transactions or events occurring subsequent to the Closing which are related to or arise out of Pre-Closing Transactions, to the extent such Pre-Closing Transactions relate to Liabilities of the Nordic Companies or as necessary to comply with applicable Law or legal process or financial reporting obligations or defend against any claims or allegations made against Buyer or any of its Subsidiaries or Affiliates or Representatives related to the Nordic Business or (ii) as reasonably required in connection with Buyer’s performance of its obligations under the Ancillary Agreements.  Buyer will hold, and will cause its Representatives to hold, in confidence, all confidential or proprietary information to which it has had access to pursuant to this Section 6.3 subject to any disclosure required by Law or legal process.

(d)           From and after the Closing, books and records pertaining to Taxes shall be governed by Article XI of this Agreement as well as this Section 6.3; provided, however, that in the case of any conflict of any provision with respect to books and records pertaining to Taxes as between Article XI and this Section 6.3, Article XI shall govern.

6.4           Notification of Certain Matters; Defense of Litigation.

(a)           Prior to the Closing, each of Buyer and Seller shall give written notice to the other promptly (and in any event not more than ten (10) Business Days) after becoming aware of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, would be likely to cause any condition set forth in Article VII to be unsatisfied at the Closing.

(b)           Prior to the Closing, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Nordic Business and (ii) any Action commenced or, to the Knowledge of Seller or the Knowledge of Buyer, as applicable, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions.  Prior to the Closing, Seller shall notify Buyer if the Nordic Companies incur any Liens on the Nordic Business Assets of a type described in clause (iv) of the definition of “Permitted Liens.”

(c)           Subject to Section 6.6, each of the parties hereto agrees to vigorously defend against all Actions in which such party or any of its Subsidiaries is named as a defendant which seek to enjoin, restrain or prohibit the Transactions or any part thereof or seek Losses with respect to any such transactions.  The parties shall consult with each other in good faith with respect to the settlement of any Actions, provided that (i) neither Seller, its Subsidiaries nor any of its Affiliates shall settle any Action or fail to perfect on a timely basis any right to appeal any judgment rendered or ordered to the extent that any such action or inaction (or agreement entered into in connection therewith) would be binding on or otherwise require material payments by Buyer or any of the Nordic Companies, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) neither Buyer, its Subsidiaries nor any of its Affiliates shall settle any Action or fail to perfect on a timely basis any right to appeal any judgment rendered or ordered to the extent that any such action or inaction (or agreement entered into in connection therewith) would be binding on or otherwise require material payments by Seller or its Affiliates without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  Each of the parties further agrees to use its respective commercially reasonable efforts to cause each of its Subsidiaries or Affiliates, directors and officers to vigorously defend any Action in which such Subsidiary or Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.4(c) to the same extent as if such Person were a party hereto.  Seller or Buyer, as the case may be, shall give the other party, as applicable, the reasonable opportunity to participate, at Seller’s or Buyer’s sole expense, as applicable, in the defense of any Action by a third party against Seller or Buyer, as applicable, or their respective directors, officers or Affiliates relating to this Agreement and the transactions contemplated hereby.

(d)           At all times from and after the Closing, Seller shall use commercially reasonable efforts to make available to the other, upon reasonable written request, their or any of their Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (i) such individuals may reasonably be required in connection with the prosecution or defense of any Action which the requesting party may from time to time be involved (except for claims, demands or Actions between a Nordic Company or any of its Affiliates on the one hand and Seller or any of its Affiliates on the other hand) and (ii) there is no conflict in the Action between the requesting party and the other party.  A party providing a witness to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

6.5           Consents; Approvals.  Seller shall use commercially reasonable efforts to obtain all consents and approvals of all third parties required under any Contracts that are required to be obtained in connection with the consummation of the Transactions or any Permits required in connection with the consummation of the Transactions and Buyer shall cooperate as reasonably requested by Seller; provided, that (x) none of Seller, its Subsidiaries or any of their Affiliates shall be required to make any payment of money or grant any concession and the Nordic Companies shall not enter into any agreement that would be binding on Buyer or any of the Nordic Companies following the Closing in connection with obtaining any such consent or Permit without the prior written consent of Buyer and (y) neither Buyer, its Subsidiaries nor any of its Affiliates shall be required to make any payment of money or grant any concession and

Buyer and its Affiliates shall not enter into any agreement that would be binding on Seller or any of its Affiliates following the Closing in connection with obtaining any such consent or Permit without the prior written consent of Seller.  Each of the parties hereto shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the Transactions.  Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.  If any consent or approval required in connection with the assignment or transfer of any Contract (other than any Contract the treatment of which shall be governed by Sections 3.8 and 3.9) is not obtained, or would be ineffective, violate any applicable Law or would adversely affect the rights of the Nordic Companies thereunder such that Buyer or the Nordic Companies would not receive all rights under such Contract contained in the Nordic Business Assets, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer (directly or indirectly through the Nordic Companies) would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to the applicable party, or under which Seller would enforce for the benefit of Buyer or the Nordic Companies, any and all rights of Seller against a third party thereto; provided, however, that neither Seller nor any of its Subsidiaries shall be materially and adversely affected as a result of providing such benefits and any such arrangement is not otherwise covered by an Ancillary Agreement.

6.6                                 Antitrust Notification.  Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall use their respective reasonable best efforts to obtain all authorizations or waivers required under applicable Competition Law to consummate the Transactions, including (a) making all filings with the requisite Governmental Entity required in connection herewith and therewith as promptly as possible, (b) cooperating and consulting with one another to determine whether any other filings are required, or deemed advisable, to be made with, or consents, permits, authorizations or approvals are required, or are deemed advisable, to be obtained from any third party or any other Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (c) timely making all such filings and timely seeking all such consents, permits, authorizations, approvals and waivers, and (d) generally, taking or causing to be taken, all other actions necessary to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible.  To the extent not expressly prohibited by applicable Law, Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall cooperate, and cause their respective Representatives to cooperate, with the other and any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain any approval, consent or termination of any applicable period from any such Governmental Entity, and shall comply promptly with all legal requirements that may be imposed on it with respect to the Closing.  In connection with the actions and procedures referenced in this Section 6.6, Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall, and shall cause their respective Representatives to, (i) promptly and fully inform the other of any written or material oral communication received from or given to any Governmental Entity, (ii) subject to reasonable concerns regarding confidentiality of any information that is the subject thereof, permit the other to review any submission by Buyer, Splitco or CCE, on the one hand, and Seller or TCCC, on the other hand, to any Governmental Entity, (iii) consult with the other in advance of any meeting, material conference or material discussion with any Governmental Entity, and

(iv) subject to reasonable concerns regarding confidentiality of any information that is addressed therein, if permitted to do so by the relevant Governmental Entity, give the other the opportunity to attend and participate in any such meetings, conferences and discussions.  Notwithstanding anything to the contrary in this Agreement, Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, will use their respective reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as expeditiously possible; provided, however, that (i) nothing in this Section 6.6 shall require, or be construed to require, Buyer or any of its respective Subsidiaries to take any action, including respond to and/or defend any court or administrative proceeding, propose or make any divestiture or other undertaking, or propose or enter into any consent decree or to take any action which Buyer reasonably determines could be material to the benefits expected to be derived by Splitco as a result of the transactions contemplated hereby or be material to the business of Splitco and its Subsidiaries or the Nordic Companies as currently conducted or as contemplated to be conducted following the transactions contemplated hereby, and (ii) Seller and TCCC shall not take (or permit any of their Affiliates to take) any action described in clause (i) above without Buyer’s prior written consent; provided, further, that if Buyer does not provide its written consent after being requested to do so, Seller and TCCC will not be liable for failing to take any such action, but this shall not affect Seller’s or TCCC’s obligation to otherwise take action required by this Section 6.6, subject to Buyer’s consent, if applicable.

6.7                                 Public Announcements.  Each of Buyer, Splitco and CCE, on the one hand, and Seller and TCCC, on the other hand, shall not, and shall cause their respective Subsidiaries not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Ancillary Agreements and the Transactions, from the date hereof through the Closing, without prior consultation with and approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or securities exchange regulations applicable to any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.  In addition, prior to the Closing, none of Seller or TCCC, on the one hand, or Buyer, Splitco or CCE, on the other hand, shall send any general written communication to suppliers, lenders, creditors, distributors, employees, customers or others having business or financial relationships with the Nordic Business pertaining to this Agreement or the Ancillary Agreements and the Transactions, without the prior written approval of the other party (which approval will not be unreasonably withheld, conditioned or delayed).

6.8                                 Financial Statements.

(a)                               Seller shall, as promptly as practicable following the execution of this Agreement (but no later than April 26, 2010), prepare and deliver to Buyer, (i) an audited consolidated balance sheet of the Nordic Companies (separate for Norway and Sweden and with intercompany account information) at December 31, 2008 and 2009 and related audited consolidated statements of income and cash flows of the Nordic Companies for the years ended December 31, 2007, 2008 and 2009  (collectively, the “Audited Nordic Financial Statements”), together with a report without qualification or exception of the auditors of the Nordic Companies, which Audited Nordic Financial Statements will present fairly in all material respects the financial position and results of operations of the Nordic Companies as of the dates and for the periods presented and (ii) an unaudited balance sheet of the Nordic Companies (separate for Norway and Sweden and with intercompany account information) at December 31, 2005, 2006 and 2007 and related unaudited statements of income and cash flows of the Nordic Companies for the years ended December 31, 2005 and 2006 (collectively, the “Unaudited Nordic Financial Statements”).  In the event that the Closing has not occurred prior to such time as documents required to be filed by CCE or Splitco under the applicable rules of the Securities and Exchange Commission would require inclusion of an audited balance sheet of the Nordic Companies at December 31, 2010 and related audited statements of income and cash flows of the Nordic Companies for the year ended December 31, 2010, Seller shall use reasonable best efforts to prepare and deliver such financial statements as promptly as practicable following such date, together with a report without qualification or exception of the auditors of the Nordic Companies, which financial statements will present fairly in all material respects the financial position and results of operations of the Nordic Companies as of the dates and for the periods presented.

(b)                                 Seller shall promptly prepare and deliver to Buyer after the date hereof, monthly (within thirty (30) days of the end of each Accounting Cycle) and quarterly (within thirty (30) days of the end of each fiscal quarter), unaudited balance sheets of the Nordic Companies (separate for Norway and Sweden and with intercompany account information) and related unaudited statements of income and cash flows of the Nordic Companies setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year in such forms as have been prepared for internal management purposes (which will not include quarter-end and other adjustments) (collectively, the “Nordic Interim Statements”) until such time specified in, and subject to such further action required by, Section 6.8 of the Seller Disclosure Letter.  Concurrently with the delivery of the quarterly Nordic Interim Statements, Seller shall provide Buyer with a certificate of the General Manager, Chief Financial Officer, or a similar officer of a Nordic Company to the effect that the quarterly Nordic Interim Statements have been prepared in accordance with GAAP and, except for the absence of normal year end closing procedures and adjustments, fairly present in all material respects the financial condition and operations of each Nordic Company, as applicable.

6.9                                 Payments of Receivables after Closing.

(a)                                  In the event that following the Closing, Seller or any of its Affiliates receives any payments in respect of any receivables of the Nordic Business arising after the Closing, Seller shall, or shall cause the applicable Affiliate to, receive such payment as the agent for the Nordic Companies and deliver such payment to the Nordic Companies promptly after such receipt.

(b)                                 In the event that following the Closing, Buyer or any of its Affiliates receives any payments in respect of any receivables of the TCCC Businesses arising after the Closing, Buyer shall, or shall cause the applicable Affiliate to, receive such payment as the agent for TCCC or its Affiliate that is entitled to such receivables and deliver such payment to TCCC or its applicable Affiliate promptly after such receipt.

6.10                           [Reserved].

6.11                           Takeover Statutes.  If any Takeover Statute is or may become applicable to the Sale or the other transactions contemplated by this Agreement, Seller shall and shall cause its Affiliates, including the Nordic Companies, to grant all such approvals and take all such actions as are reasonably necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the applicable organizational documents of the Nordic Companies on such transactions.

6.12                           Directors and Officers Indemnification.

(a)                                  From and after the Closing, Buyer shall cause the Nordic Companies to honor and fulfill in all material respects the obligations of the Nordic Companies under any and all indemnification agreements between the Nordic Companies and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Nordic Companies prior to the Closing (such agreements, the “Indemnity Agreements” and such Persons, “Indemnified Persons”).  In addition, during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, Buyer shall cause the charters and bylaws of the Nordic Companies (and other similar organizational documents) to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charters and bylaws (or other similar organizational documents) of such Nordic Companies as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner adverse to any Indemnified Person except as required by applicable Law.

(b)                                 Without limiting the generality of the provisions of Section 6.12(a), during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, the Nordic Companies shall (and Buyer shall cause the Nordic Companies to) indemnify and hold harmless each Indemnified Person from and against any Losses in connection with any Action, to the extent such Action arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of Seller or any of its Subsidiaries or other Affiliates for such action or omission, or alleged action or omission, that occurred prior to or at the Closing; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Closing, any Indemnified Person delivers to Buyer a written notice asserting a claim for indemnification under this Section 6.12(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Closing until such time as such claim is fully and finally resolved.  In the event of any such claim, proceeding, investigation or inquiry, (i) the Nordic Companies shall have the right to control the defense thereof after the Closing (it being understood that, by electing to control the defense thereof, the Nordic Companies will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto unless it is ultimately determined that such Indemnified Person is not entitled to indemnification under Law), and (ii) each Indemnified Person shall be entitled at his or her sole cost and expense to retain his or her own counsel, whether or not the Nordic Companies shall elect to control the defense of any such claim, proceeding, investigation or inquiry.  Notwithstanding anything to the contrary set forth in this Section 6.12 or elsewhere in this Agreement, neither Buyer nor any of its Affiliates (including the Nordic Companies) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes a full release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)                                  If the Nordic Companies (or Buyer) or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of their properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Nordic Companies shall assume all of the obligations of the Nordic Companies (or Buyer) set forth in this Section 6.12.

(d)                                 The obligations set forth in this Section 6.12 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons is intended to be a third party beneficiary of this Section 6.12(d), with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons under this Section 6.12 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Seller or any of its Affiliates, or applicable Law (whether at law or in equity).

(e)                                  The obligations and liability of the Nordic Companies, Splitco and their respective Subsidiaries under this Section 6.12 shall be joint and several.  Nothing in this Section 6.12 is intended to (i) limit the rights of any Seller Indemnified Party to indemnification from Seller to the extent provided for in Article IX in respect of amounts paid pursuant to this Section 6.12 or (ii) entitle any party to recover any amounts in connection with this Section 6.12 to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement.

(f)                                    Notwithstanding Section 3.7, nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any Policy that is or has been in existence with respect to Seller or any of its Affiliates for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.12 is not prior to or in substitution for any such claims under such Policies.

(g)                                 Buyer shall, and shall cause each of the Nordic Companies and their respective boards of directors to, at the first annual shareholders’ meeting of each of the Nordic Companies following the Closing, discharge in full from any liability each current and former board member and deputy board member and, where applicable, the managing director, of each of the Nordic Companies.

6.13                           Further Assurances.

(a)                                  At any time and from time to time upon and after the Closing, as and when required or deemed desirable by Seller or Buyer or their respective successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each of Buyer, Seller, TCCC, CCE or Splitco, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each of Buyer, Seller, TCCC, CCE or Splitco such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm Buyer’s or Seller’s (or their respective successors’ or assigns’) right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each of Buyer and Seller held immediately prior to the Closing, and otherwise to carry out and effect the intent and purposes of this Agreement, the Ancillary Agreements and the Transactions.  The officers and directors of Buyer, Splitco, CCE, the Nordic Companies, TCCC and Seller (or their respective successors or assigns), and each of them, upon and after the Closing, are and shall be fully authorized, in the name and on behalf of each of Buyer, Splitco, CCE, the Nordic Companies, TCCC and Seller, respectively, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

(b)                                 Subject to the terms and conditions of this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions.  From time to time after the date hereof, at the request of the other party hereto and at the expense of the party so requesting, Buyer, Seller, TCCC, CCE or Splitco shall (i) execute and deliver to such requesting party such documents, shall file with the appropriate Governmental Entities all documents necessary or appropriate and take such other action as such requesting party may reasonably request in order to consummate the Transactions and (ii) to the extent that any transfers or additional permits and other governmental authorizations are required to consummate the Transactions, Seller, TCCC and their Subsidiaries and Affiliates agree to cooperate with the Nordic Companies to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing.

6.14                           Union or Works Council Cooperation.  Seller and Buyer shall cooperate with each other and, if applicable, the management of the Nordic Companies, in connection with complying with any requirement to notify, consult with, receive the opinion of, or obtain the consent of any Union that is required by applicable Law or Contract in connection with the Transactions.

6.15                           Employee Matters.  Subject to applicable Law and except as provided in an employment agreement between a Continuing Employee and any of the Nordic Companies, Buyer and Seller agree as follows:

(a)                                  Level of Compensation and Benefits.  From the Closing through and including December 31, 2011, Splitco shall, and shall cause its Subsidiaries to, provide or cause to be provided to the non-represented Continuing Employees (i) salary, wages and annual cash bonus opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Closing, retaining each Nordic Company’s pay and bonus structure, salary bands, compensation ranges and target bonus levels within such salary bands, as in effect immediately prior to the Closing, and (ii) benefits (other than equity-based compensation) that are substantially comparable in the aggregate to the benefits provided to the Continuing Employees immediately prior to the Closing under the Benefit Plans listed in Section 4.14(a) of the Seller Disclosure Letter, in each case, subject to the Continuing Employee’s continued employment with Splitco or one of its Affiliates; provided, however, that with respect to the Continuing Employees set forth on Section 6.15(a) of the Seller Disclosure Letter, Splitco shall, and, if applicable, shall cause its Subsidiaries to, use commercially reasonable best efforts to provide such individuals with substantially comparable salary, bonus opportunities, benefits and expatriate allowances in accordance with applicable Law.  Notwithstanding the foregoing, Splitco and the Nordic Companies shall continue, to the extent applicable, (i) the outstanding long-term cash-based incentives, including the performance criteria with respect to the year 2010 under the long-term cash incentive plans and (ii) the annual cash-based incentives applicable to the 2010 calendar year, in each case, in accordance with the terms of such programs as of the date hereof and previously disclosed to Buyer, CCE or Splitco; provided, however, that for any long-term cash incentive plans that commenced in 2010, such performance criteria must be continued only for 2010.

(b)                                 TCCC Equity Awards Held By Continuing Employees.  On or immediately following the Closing Date, Splitco shall grant new equity awards to Continuing Employees under a Splitco shareholder-approved equity compensation plan as follows:

(i)                                     Options.  Splitco shall grant options to acquire Splitco common stock (“Splitco Options”) and/or restricted stock units (“Splitco RSUs”) to each Continuing Employee, which Splitco Options and/or Splitco RSUs shall have a value on the Closing Date (based on a reasonable Black-Scholes value for stock option grants and based on the fair value for whole share-based awards) that is substantially comparable to the value on the Closing Date (based on a reasonable Black-Scholes value) of the outstanding options to acquire TCCC common stock (“TCCC Options”) that are held by such Continuing Employee immediately prior to the Closing and are (1) vested and have an exercise price that exceeds the closing price of TCCC common stock on the New York Stock Exchange on the full trading day occurring on or immediately before the Closing Date or (2) unvested.  Each Splitco Option and Splitco RSU shall have terms and conditions, including vesting, that are no less favorable than the terms applicable to the corresponding TCCC Option.

(ii)                                  Performance Units.  Splitco shall grant performance stock units (“Splitco Units”) to each Continuing Employee, which Splitco Units shall have a value on the Closing Date (based on a reasonable fair value) substantially comparable to the value on the Closing Date (based on a reasonable fair value) of the target number of unvested TCCC performance stock units (“TCCC Units”) held by such Continuing Employee as of immediately prior to the Closing.  The Splitco Units shall have terms and conditions, including vesting, that are no less favorable than the terms applicable to TCCC Units; provided, that Splitco shall have the discretion to select any reasonable performance measure applicable to such Splitco Units.  TCCC shall provide certified performance results to Splitco no later than March 31, 2011, with respect to any performance period ending in 2010.

To the extent either of the grants described in Section 6.15(b)(i) or Section 6.15(b)(ii) are not permitted under applicable Law, Splitco and TCCC shall mutually agree to an alternate approach that delivers the same economic value and complies with applicable Law.  No later than April 1, 2010, TCCC or the Nordic Companies will deliver a schedule to Splitco of all outstanding equity grants, as of the most recent practicable date, held by individuals who are expected to become Continuing Employees as of the Closing,

(c)                                  Annual Equity Awards.

(i)                                     TCCC shall not grant any equity-based awards to any Continuing Employee from the date of this Agreement through the Closing other than equity-based awards made (A) to newly hired employees, within one year following the employee’s date of hire, that are in the ordinary course of business and in accordance with TCCC and the Nordic Companies’ past practice of compensating newly hired employees or (B) with the consent of CCE, which consent shall not be unreasonably, withheld, conditioned or delayed.  Notwithstanding the foregoing, in the event that as of December 16, 2010, the parties reasonably determine that the Closing shall not occur prior to March 15, 2011, following consultation with CCE, TCCC may make grants of equity-based awards no later than March 15, 2011 to Continuing Employees that are in accordance with past practice and guidelines with respect to annual grants made most recently in February 2010 to the Continuing Employees and that do not have an aggregate value as of the grant date (based on a reasonable Black-Scholes valuation or grant date fair value methodology, as applicable, to be agreed upon between CCE and TCCC) that is greater than the aggregate value as of the grant date of the aggregate annual equity awards made by TCCC in February 2010 to the Continuing Employees.

(ii)                                  To the extent that (x) the Closing occurs during the period beginning on October 15, 2010 and ending on December 15, 2010 (the “Interim Period”), and (y) CCE makes an annual grant of equity-based awards during such Interim Period to eligible CCE employees, Splitco shall make a grant of equity-based awards to the Continuing Employees immediately following the Closing Date, with such grant made in a manner consistent with TCCC’s target award levels, award ranges, and performance adjustment criteria employed in such February 2010 annual equity grant by TCCC; provided, however, that such grants shall only be made to those Continuing Employees who were eligible to receive an annual equity grant in February 2010, or would be eligible to receive an annual equity grant in February 2011; and provided, further, that, in no event shall such grant have an aggregate value as of the grant date (based on a reasonable Black-Scholes valuation or grant date fair value methodology, as applicable, to be agreed upon between TCCC and Splitco) that is greater than the aggregate value on the grant date of the aggregate annual equity awards made by TCCC in February 2010 to such employees.

(iii)                               To the extent that the Closing occurs after December 15, 2010, at such time after the Closing as Splitco makes its regular annual equity awards to its employees in 2011, Splitco shall provide equity-based awards to Continuing Employees who hold a position that was (or, in the case of a new hire, would have been) eligible to receive an equity grant from TCCC in 2010, having a substantially comparable value in the aggregate, for a comparable number of employees, as of the grant date (based on a reasonable Black-Scholes value for stock option grants and based on the grant date fair value for whole share-based awards) as awarded by TCCC to employees providing services to the Nordic Companies in February 2010, with such grant made in a manner consistent with TCCC’s target award levels, award ranges, and performance adjustment criteria employed in such February 2010 annual equity grant by TCCC; provided, however, that Splitco shall have no obligation to replicate the form of award or the terms and conditions of awards previously granted by TCCC, including, without limitation, the number of shares to be subject to such Splitco equity-based awards and the vesting conditions and exercise or purchase price of such Splitco equity-based awards.

(d)                                 Nordic Companies Expatriate Employees.  Set forth on Section 6.15(d) of the Seller Disclosure Letter is a list, as of the date of this Agreement, of each employee of TCCC who is providing services to TCCC, other than any of the Nordic Companies, on international assignment and who was, just prior to such international assignment, providing services to any of the Nordic Companies, such employee’s employer and the entity to which such employee is providing services as of the date of this Agreement.  No later than August 1, 2010, CCE shall notify TCCC of the actions, if any, that TCCC should take to facilitate the transfer of the employment, or the continuation of the international assignment, of the individuals set forth on Section 6.15(d) of the Seller Disclosure Letter.

(e)                                  Severance.  Splitco and its Subsidiaries shall be responsible for the severance costs, if any, of any Continuing Employee or former employee of any Nordic Company, whether the employee’s termination of employment occurs before, on or after the Closing.

(f)                                    Amendment or Termination of Plans.  Except as expressly provided in this Agreement, nothing contained in this Agreement shall (A) be construed to establish, amend or modify any benefit plan, program or arrangement, or (B) alter or limit the ability of TCCC, the Nordic Companies, CCE, Splitco or any of their respective Subsidiaries or Affiliates, whether prior to, as of or following the Closing, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in accordance with the terms of such plan, program, agreement or arrangement and applicable Laws.

(g)                                 No Guarantee of Employment.  Nothing in this Agreement shall be construed as prohibiting Splitco or the Nordic Companies from terminating the employment of any Continuing Employee at any time following the Closing for any or no reason.

(h)                                 Cooperation on Employee Communications.  Without limiting the generality of any provision in this Agreement, each of TCCC, CCE, Buyer and Seller shall cooperate with the other parties hereto in establishing, as soon as practicable following the date of this Agreement, protocols for communications with the individuals who are expected to become Continuing Employees concerning the nature of the transactions contemplated by this Agreement.

(i)                                     No Solicitation; No Employment.  From the Closing until December 31, 2011 (the “Restricted Period”), TCCC shall not, without the express written consent of Splitco, and shall not permit any of its Subsidiaries to, solicit for employment with TCCC or any Subsidiary of TCCC any Person (a) who is a Continuing Employee or (b) who is a former employee of any of the Nordic Companies (or their respective Subsidiaries) whose employment is terminated at any time after the date of this Agreement, during the first sixty (60) days following such termination of employment, or, in any case, in any way interfere with the relationship between any of the Nordic Companies or any of their respective Subsidiaries and any such Person.  During the Restricted Period, each of Splitco and the Nordic Companies shall not, without the express written consent of TCCC, and shall not permit any of its Subsidiaries to, solicit for employment with Splitco or any of the Nordic Companies or any of their respective Subsidiaries any Person (a) who is an employee of TCCC, CCE or their respective Affiliates or (b) who is a former employee of TCCC, CCE or their respective Affiliates (other than Splitco, the Nordic Companies or any of their respective Subsidiaries) whose employment is terminated at any time after the date of this Agreement, during the first sixty (60) days following such termination of employment, or, in any case, in any way interfere with the relationship between TCCC, CCE or their respective Affiliates (other than Splitco, the Nordic Companies or any of their respective Subsidiaries) and any such Person.  The foregoing restrictions shall not apply to any Person whose employment with TCCC, CCE or their respective Affiliates or any of the Nordic Companies (or their respective Subsidiaries), as applicable, terminates involuntarily, and shall not apply to general solicitations or advertisements not specifically directed to employees of any of TCCC, CCE or their respective Affiliates or the Nordic Companies or their respective Subsidiaries, as applicable, or solicitations by search firms or other similar entities that have not been instructed to solicit such employees.

ARTICLE VII

CONDITIONS OF PURCHASE

7.1                                 Mutual Conditions.  The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of each of the following conditions:

(a)                                  Requisite Regulatory Approvals.  Any (i) waiting period (and extensions thereof) applicable to the transactions contemplated hereby under any applicable Competition Law shall have expired or been terminated, and (ii) any other clearances, consents, approvals, orders and authorizations of Governmental Entities under any applicable Competition Law shall have been obtained.

(b)                                 No Legal Prohibition.  No Law shall be in effect preventing consummation of the Sale and the other transactions contemplated by this Agreement.

(c)           No Governmental Actions.  There shall not be pending any Action by any Governmental Entity relating to the transactions contemplated by this Agreement that, if the relief requested were granted, would prevent the consummation of the Transactions or materially and adversely affect the Sale or the other transactions contemplated by this Agreement, or Seller and its Affiliates, taken as a whole, on the one hand, or, Splitco, Buyer, the Nordic Companies and their respective Subsidiaries (after giving effect to the Transactions), taken as a whole, on the other hand.

(d)           Other Matters.  The condition set forth on Section 7.1(d) of the Seller Disclosure Letter shall have been satisfied.

7.2           Conditions to the Obligations of Buyer and CCE.  The obligations of Buyer and, if applicable, CCE to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing in whole or in part by Buyer):

(a)           Representations and Warranties.  The representations and warranties of Seller and TCCC contained in this Agreement shall be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material,” “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material,” “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, (A) result in a Material Adverse Effect or (B) prevent or materially delay Seller and TCCC from consummating the transactions contemplated hereby.

(b)           Performance.  Seller and TCCC shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Seller and TCCC at or prior to the Closing.

(c)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

(d)           Officer’s Certificate.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) hereof.

(e)           Ancillary Agreements.  Seller and TCCC (or one of their appropriately designated Subsidiaries or Affiliates), as applicable, shall have executed and delivered each of the Ancillary Agreements, substantially in the forms agreed to by the parties pursuant to Section 3.1.

7.3           Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived in writing in whole or in part by Seller):

(a)           Representations and Warranties.  The representations and warranties of Buyer, CCE and Splitco contained in this Agreement shall be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materiality” set forth therein) would not, individually or in the aggregate, prevent or materially delay Buyer, CCE and Splitco from consummating the transactions contemplated hereby.

(b)           Performance.  Buyer, Splitco and CCE shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer, Splitco and CCE at or prior to the Closing.

(c)           Officer’s Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an executive officer of Buyer, certifying the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b) hereof.

(d)           Ancillary Agreements.  Buyer and Splitco (or one of their appropriately designated Subsidiaries or Affiliates), as applicable, shall have executed and delivered each of the Ancillary Agreements, substantially in the forms agreed to by the parties pursuant to Section 3.1.

ARTICLE VIII

TERMINATION

8.1           Termination of Agreement.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by Buyer or Seller at any time after the nine (9)-month anniversary of the date hereof; provided, that if, as of such date, (i) the approvals required pursuant to Section 7.1(a) shall not have been obtained, (ii) there is a pending Action by any Governmental Entity seeking to prevent the consummation of the Sale, or (iii) the event set forth in Section 8.1(b) of the Seller Disclosure Letter shall have occurred, then either Buyer or Seller may, in their sole discretion, extend such date for an additional six (6) months (such date, as extended, the “Termination Date”), upon five (5) Business Days’ prior written notice to the other party, if the Closing shall not have occurred for any reason on or prior to the Termination Date, provided, however, that if, as of the Termination Date, the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) such that the Closing is to occur in accordance with Section 2.4 on the first day of the Accounting Cycle beginning after the Termination Date, then the Termination Date shall be extended until such date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c)           by Buyer, if Seller or TCCC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (ii) is incapable of being cured (or is not cured) by Seller or TCCC by the Termination Date; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Buyer, Splitco or CCE;

(d)           by Seller, if Buyer, Splitco or CCE shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) of this Agreement, and (ii) is incapable of being cured (or is not cured) by Buyer, Splitco or CCE by the Termination Date; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Seller or TCCC;

(e)           by Buyer or Seller, if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(f)            by Buyer or Seller, as provided by Section 8.1(f) of the Seller Disclosure Letter.

8.2           Procedure and Effect of Termination.

(a)           In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 8.1 hereof, written notice thereof shall be given by the party so terminating to the other party to this Agreement, and this Agreement shall terminate and the Transactions shall be abandoned without further action by Buyer or Seller; provided, however, if this Agreement is terminated and the Transactions are abandoned as described in this Section 8.2, this Agreement shall become null and void and of no further force or effect, except for the obligations provided for in Section 6.7, this Section 8.2 and Article X hereof, the confidentiality provision contained in Section 6.2(b) hereof and the Confidentiality Agreement referred to in such Section, each of which shall survive any such termination of this Agreement without limitation.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1           Survival.  The representations and warranties in this Agreement and the certificates delivered pursuant to Section 7.2(d) and 7.3(c) shall survive the Closing until the date that is one (1) year from the Closing Date; provided, however, that (a) the representations and warranties in Sections 4.1 (Organization and Qualification); 4.2 (Authority); 4.3 (Ownership of Shares); 4.4 (Capitalization; Subsidiaries) (other than clause (f) thereof); 4.5(a) (No Violation; Consents and Approvals) (but only with respect to clause (iv) thereof); 4.19 (Compliance with Laws; Permits) (but only with respect to The Foreign Corrupt Practices Act of 1977 or any similar Law); and 5.1 (Organization; Authority) hereof shall survive indefinitely (the representations and warranties set forth in this clause (a), the “Fundamental Representations”), (b) the representations and warranties in Sections 4.9 (Title to Personal Property), 4.18 (Major Suppliers and Customers), 4.22 (Intercompany Agreements), 4.23 (Related Party Transactions), 4.26 (Takeover Statutes; Other Restrictions), 4.28 (Brokers) and 5.4 (Brokers) shall not survive the Closing and (c) the representations and warranties in Section 4.15 (Taxes) and the covenant in Section 6.1(t) shall survive the Closing for a period equal to ninety (90) days following the expiration of the applicable statute of limitations, taking into account any extensions thereof.  The covenants and agreements of each party shall survive the Closing for the period specified therein, and if not specified, indefinitely; provided that the covenants contained in Sections 6.1 (other than 6.1(d) and (t)), and 6.4 (other than 6.4(c) and (d)) shall survive one year from the Closing Date; provided, further, that the provisions of Section 2.3 (Net Working Capital Adjustment) and 2.5 (Purchase Price Adjustment), shall apply to claims arising with respect to the subject matter of those Sections, rather than the provisions of this Article IX, except to the extent set forth in Sections 9.1 and 9.8.  If any party makes a claim with respect to any specific representation, warranty, covenant or agreement within the time period described in this Section 9.1, and such claim is not fully and finally resolved prior to the expiration of such time period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved.

9.2           Seller’s Agreement to Indemnify.  From and after Closing, upon the terms and subject to the conditions of this Article IX, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including the Nordic Companies) and their respective officers, directors, and employees (the “Buyer Indemnified Parties”) (it being agreed that any indemnification payments shall be made to Buyer), from and against all damages, judgments, awards, liabilities, losses, fines, obligations, amounts paid in settlement, claims of any kind or nature and costs, fees and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents), excluding, except as specifically set forth in Section 10.13, lost profits, lost revenues, special, consequential, indirect and punitive damages (other than lost profits, lost revenues, special, consequential, indirect and punitive damages actually paid in connection with any third party claim) (collectively, “Losses”), asserted against, resulting from, imposed upon or suffered or incurred by Buyer Indemnified Parties by reason of or arising from:

(a)           any failure of any representation or warranty of Seller set forth in this Agreement or the certificates delivered pursuant to Section 7.2(d) that survives after the Closing pursuant to Section 9.1 to be true and correct in all respects as of the date hereof and as of the

Closing (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date) as such representation or warranty would read if all qualifications to materiality, including each reference to the term Material Adverse Effect, were deleted therefrom;

(b)           the breach of any covenant or agreement by Seller or its Affiliates contained in this Agreement; and

(c)           any Transaction Expenses payable by Seller and its Affiliates in accordance with Section 10.1.

9.3           Seller’s Limitation of Liability.  Notwithstanding any provision in this Agreement to the contrary (except for Tax matters which shall be governed by Article XI of this Agreement), the obligation of Seller to indemnify Buyer Indemnified Parties pursuant to (A) Section 9.2(a) against any Losses sustained by reason of any claim with respect to the breach of a representation or warranty (other than Losses (i) arising out of, relating to or resulting from breaches or inaccuracies of any Fundamental Representation or (ii) arising out of or resulting from fraud or willful material breach by Seller (such Losses in (i) and (ii), collectively, the “Seller Uncapped Claims”)) or (B) Section 9.2 (b) against any Losses sustained by reason of any claim with respect to the breach by Seller of a covenant, shall be limited to claims as to which a Buyer Indemnified Party has given Seller written notice, setting forth therein in reasonable detail the basis for such claim, on or prior to the termination of such representation or warranty or covenant pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.2 (a) (other than for Losses constituting Seller Uncapped Claims) shall be effective only after the aggregate amount of all such claims which are so indemnifiable exceeds an amount equal to eleven million five hundred thousand dollars ($11,500,000) (the “Basket”), and only to the extent of such excess; provided, further, that Seller shall not be liable to any Buyer Indemnified Party for any particular claim under Section 9.2(a) (other than for Losses constituting Seller Uncapped Claims), unless the amount of such claim exceeds ten thousand dollars ($10,000) (the “De Minimis Amount”) and is in excess of any reserves reflected on the 2009 Financial Statements set forth on Section 4.6(a) of the Seller Disclosure Letter with respect to such Losses and all such Losses in respect of any claim or series of related claims which total less than the De Minimis Amount or which have not exceeded any relevant reserve shall be excluded in their entirety from calculations with respect to the Basket or Cap, and the Buyer Indemnified Parties shall have no recourse for such Losses.  Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all indemnification payments for which Seller is liable pursuant to Section 9.2(a) (other than for Losses constituting Seller Uncapped Claims) exceed an amount equal to twenty-eight million dollars ($28,000,000) (the “Cap”).

9.4           Buyer’s Agreement to Indemnify.  From and after Closing, upon the terms and subject to the conditions of this Article IX, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its and their respective officers, directors, and employees (the “Seller Indemnified Parties”)  (it being agreed that any indemnification payments shall be made to Seller), from and against all Losses asserted against, resulting from, imposed upon or suffered or incurred by Seller Indemnified Parties by reason of or arising from:

(a)           any failure of any representation or warranty of Buyer set forth in this Agreement or the certificate delivered pursuant to Section 7.3(c) that survives after the Closing pursuant to Section 9.1 to be true and correct in all respects as of the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date) as such representation or warranty would read if all qualifications to materiality were deleted therefrom;

(b)           the breach of any covenant or agreement by Buyer, Splitco, or prior to the Closing, CCE, contained in this Agreement; and

(c)           any Transaction Expenses payable by Buyer in accordance with Section 10.1.

9.5           Buyer’s Limitation of Liability.  Notwithstanding any provision in this Agreement to the contrary (except for Tax matters which shall be governed by Article XI of this Agreement), the obligation of Buyer to indemnify Seller Indemnified Parties pursuant to (A) Section 9.4(a) hereof, against any Losses sustained by reason of any claim with respect to the breach of a representation or warranty (other than Losses (i) arising out of, relating to or resulting from breaches or inaccuracies of any Fundamental Representation or (ii) arising out of or resulting from fraud or willful material breach by Buyer (such Losses in (i) and (ii), collectively, the “Buyer Uncapped Claims”)) or (B) Section 9.4 (b) against any Losses sustained by reason of any claim with respect to the breach by Buyer of a covenant shall be limited to claims as to which a Seller Indemnified Party has given Buyer written notice, setting forth therein in reasonable detail the basis for such claim, on or prior to the termination of such representation or warranty or covenant pursuant to Section 9.1 hereof; provided, however, that the provisions for indemnification contained in Section 9.4(a) (other than for Losses constituting Buyer Uncapped Claims) shall be effective only after the aggregate amount of all such claims which are so indemnifiable exceed the Basket, and only to the extent of such excess; provided further that Buyer shall not be liable to any Seller Indemnified Party for any particular claim under Section 9.4(a) (other than for Losses constituting Seller Uncapped Claims) unless the amount of such claim exceeds the De Minimis Amount and all such Losses in respect of any claim or series of related claims which total less than the De Minimis Amount shall be excluded in their entirety from calculations with respect to the Basket or Cap, and the Seller Indemnified Parties shall have no recourse for such Losses.  Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all indemnification payments for which Buyer is liable pursuant to Section 9.4(a) (other than for Losses constituting Buyer Uncapped Claims) exceed an amount equal to the Cap.

9.6           Third-Party Claims.  Except for Tax matters which shall be governed solely by Article XI of this Agreement, the obligations and liabilities of Seller and Buyer with respect to any claims made by the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, which arise or result from claims for Losses made by third parties (“Third-Party Claim”) shall be subject to the following terms and conditions:

(a)           The indemnified party shall give the indemnifying party prompt written notice of any such Third-Party Claim; provided, however, that (i) failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure; and (ii) the indemnifying party shall have the right, after it acknowledges in writing to the indemnified party its obligation to indemnify the indemnified party hereunder, to undertake the defense thereof by counsel reasonably satisfactory to the indemnified party at the indemnifying party’s sole expense; provided, that if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense;

(b)           Within thirty (30) Business Days following the receipt of notice of a Third-Party Claim, if the indemnifying party has not assumed the defense of such Third-Party Claim or has declined to assume the defense of such Third-Party Claim in writing, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof (subject to Section 9.6(a)(ii)); and

(c)           Notwithstanding any provision in this Article IX to the contrary, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned, or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that (i) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written unconditional release from all liability in respect of such Third-Party Claim and (ii) provides solely for monetary relief and does not otherwise involve or purport to bind or limit the indemnified party.  In addition, if the indemnifying party shall have assumed the defense of the Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

9.7           Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 9.2 or 9.4 hereof that does not involve a Third-Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall, as promptly as practicable after discovery of such claim, deliver written notice of such claim to the indemnifying party.  The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.2 or 9.4 hereof, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.  If the indemnifying party does not notify the indemnified party within thirty (30) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.2 or 9.4 hereof, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.2 or 9.4 hereof, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation pursuant to Section 10.9 hereof.

9.8           Sole Remedy; Other Limitations; etc.

(a)           Buyer and Seller acknowledge and agree that, if the Closing occurs, their sole and exclusive monetary remedy (other than for fraud or willful material breach or misrepresentation) following the Closing with respect to any and all claims (whether Third-Party Claims or otherwise) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in any Ancillary Agreement, Sections 2.3 and 2.5, Article IX and Article XI; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing non-monetary remedies as may be available to such party under applicable Law in the event of a party’s failure to comply with its obligations hereunder.

(b)           Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  Nothing in this Article IX is intended to entitle any party to recover any amounts in connection with this Article IX to the extent that such party or any of its Affiliates has already recovered such amount pursuant to this Agreement or any Ancillary Agreement, including as a result of any payments in respect of the adjustments pursuant to Sections 2.3 or 2.5.

(c)           Seller and Buyer agree that any payment made among themselves pursuant to Section 2.3, 2.5 or Article IX shall have the nature of an adjustment to the Closing Purchase Price and shall be treated accordingly, to the extent permitted by Law, for all Tax purposes.  Any indemnification payments under this Agreement for indemnifiable Losses shall be paid net of (or, in the case of a Tax detriment, increased by) (i) any insurance proceeds actually recovered by the indemnified party with respect to such Losses, minus an amount equal to (x) the amount of the net after tax cost of insurance premiums paid by the indemnified party in the same policy year as the claim for such Losses for the insurance policy under which such insurance proceeds are recovered multiplied by (y) a fraction, the numerator of which shall be the amount of such insurance proceeds actually recovered and the denominator of which shall be the total coverage amount of the insurance policy under which such insurance proceeds are recovered, (ii) any indemnity, contribution or other similar payment received by the indemnified party or its Affiliates from any third party with respect to such Losses, minus the amount of reasonable out-of-pocket expenses actually incurred and necessary to recover such third party payment and (iii) any Tax benefit or Tax detriment to the indemnified party or its Affiliates as set forth in Section 9.10.  In the event that an applicable insurance or other recovery is received by any indemnified party with respect to any indemnification payment for which any such Person has been indemnified under this Agreement, then a refund equal to the aggregate amount of such applicable recovery with respect to such indemnification payment shall be made promptly to the indemnifying party.

(d)           With respect to Losses arising out of or resulting from any breach of Section 4.21, including any such Losses arising out of or resulting from the Cleanup of any Release or threatened Release of Hazardous Materials on, from or adjacent to any Real Property, such Losses shall only include amounts to the extent required by a Governmental Entity or required by an applicable Environmental Law and incurred in the most cost-effective and commercially reasonable manner for achieving compliance with applicable Environmental Laws or directives of a Governmental Entity, applicable to the use of the property involved at the Closing, including where authorized the use of engineering or institutional controls such as deed restrictions and other land use restrictions.  Seller shall have no obligation to provide indemnification for any such Losses to the extent they arise from or as a consequence of any (i) changes in Environmental Law coming into effect subsequent to the Closing, (ii) any voluntary disclosure subsequent to the Closing by a Buyer Indemnified Party, or (iii) sampling, testing or analysis of any environmental media by or on behalf of any Buyer Indemnified Party on or after the Closing which is not required by an Environmental Law or by a Governmental Entity.

(e)           After the Closing, each indemnified party shall use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event that would reasonably be expected to give rise thereto, including by seeking to collect or recover any available third party insurance proceeds and any indemnity, contribution or other similar payment available to the indemnified party or its Affiliates from any third party with respect to any such Losses (it being understood that the obligation to use commercially reasonable efforts to collect or recover any third party insurance proceeds or payments available from third parties shall not require the indemnified party to commence any litigation proceedings against any such third party); provided, that the indemnified party’s inability to collect or recover any such insurance proceeds or payments from third parties shall not limit or delay the indemnifying party’s obligations hereunder.  Any Losses incurred in contravention of this subsection shall not be recoverable hereunder by the relevant indemnified party.

(f)            Any insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto.

9.9           Exclusivity of Article XI of this Agreement.  Notwithstanding anything herein to the contrary, Article XI of this Agreement constitutes the complete and exclusive agreement of the parties with respect to indemnification for Tax matters; provided, however, that Subsections (b), (e) and (f) of Section 9.8 shall apply to Article XI.  Subject to the proviso to the immediately preceding sentence, any conflict between the terms of Article XI of this Agreement and any other provision of this Agreement, or any provision of any other agreement, shall be resolved in favor of Article XI of this Agreement, unless such other provision expressly provides that it shall be given priority over Article XI of this Agreement.

9.10         Offset against Tax Benefits.  All indemnification payments under this Agreement shall be reduced to take account of the present value of any net Tax benefit (including, but not limited to, any current or future deductions, any reduction of income or gain upon a sale, disposition, conveyance, license or other similar transaction as a result of increased Tax basis, any Tax refunds received, any use of a credit of Taxes and any increase in the amount of losses, reliefs, allowances or other similar Tax attributes) and shall be increased to take account of the present value of any net Tax detriment realized by the indemnified party or its Affiliates in connection with or otherwise arising (directly or indirectly) from an indemnified Loss including, without limitation, any Tax detriment resulting from an indemnification payment for such Loss.  Upon the written request of the indemnifying party, the indemnified party shall provide the amount of the net Tax benefit and/or Tax detriment realized by the indemnified party in connection with or otherwise arising (directly or indirectly) from an indemnified Loss together with reasonable detail with respect to such calculation.  In computing the amount of any such net Tax benefit and/or Tax detriment, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit (other than carryback items) before recognizing any item arising from the receipt of any indemnification payment hereunder or from a Tax controversy.  The indemnified party shall cooperate fully with all commercially reasonable requests from the indemnifying party in connection with determining the present value of such net Tax benefit and/or Tax detriment.

ARTICLE X

MISCELLANEOUS

10.1         Fees and Expenses.  Except as set forth on Section 10.1 of the Seller Disclosure Letter, and for Taxes, which shall be governed by Article XI, all Transaction Expenses shall be borne by the party incurring the same.

10.2         Interest.  Any payment required to be paid pursuant to this Agreement that is not paid by the thirtieth (30th) day after such payment is due shall accrue interest from and including such thirtieth (30th) day after the due date to and including the date of payment at the rate of one-month LIBOR plus twenty-five (25) basis points per annum.

10.3         Notices.  All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, Splitco or CCE (before the Closing), to:

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, GA  30339

Fax:  (770) 989-3784

Attention:  John Parker

with a copy, which shall not constitute notice, to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY  10005
Fax:  (212) 269-5420
Attention:      Gerry Meistrell

                       Jonathan Mark

                       Helene Banks

If to TCCC, Seller or CCE (after the Closing) to:

The Coca-Cola Company

One Coca-Cola Plaza
Atlanta, GA  30313
Fax:  (404) 676-8621
Attention:  Chief Financial Officer

with a copy, which shall not constitute notice, to:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, GA  30313
Fax:  (404) 676-7580
Attention:  General Counsel

with a copy, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036
Fax:  (212) 735-2000
Attention:      Martha E. McGarry
                      Sean C. Doyle

10.4                           Entire Agreement; Modification.

(a)                                  The agreement of the parties, which consists of this Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Ancillary Agreements, to the extent entered into, and the exhibits, schedules and other documents referred to herein which form a part hereof (including the Confidentiality Agreement referred to in Section 6.2 hereof), sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b)           Subject to compliance with applicable Laws, this Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of Buyer and Seller.

10.5         Waiver.  Any term or condition hereof may be waived at any time by the party hereto that is entitled to the benefits thereof by a written instrument duly executed on behalf of such party.  The failure of a party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.6         Assignment; Binding Effect; Severability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that, without the consent of the other parties, Seller shall have the right to transfer the Sweden Shares and Norway Shares to a direct or indirect wholly-owned Subsidiary or Subsidiaries of TCCC other than Seller, and in such event, then such Subsidiary or Subsidiaries designated by TCCC and Seller shall agree in writing to become a party to this Agreement pursuant to which such designee(s) shall be substituted for Seller for purposes of this Agreement; provided, further, that, without the consent of the other parties, CCE and Buyer shall have the right to assign Buyer’s rights and obligations hereunder to a direct or indirect wholly-owned non-U.S. Subsidiary or Subsidiaries of Buyer, and in such event, then such Subsidiary or Subsidiaries designated by CCE and Seller shall agree in writing to become a party to this Agreement pursuant to which such designee(s) shall be substituted for Buyer for purposes of this Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.7         Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 10.9 to compel performance of such party’s obligations and to the granting by any such court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond.  Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

10.8         Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.9         Consent to Jurisdiction.  The parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Action arising out of this Agreement or the Transactions (and each agrees that no such Action relating to this Agreement or the Transactions shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

10.10       Waiver of Jury Trial.  Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

10.11       Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (except as set forth in Article XI of this Agreement, Section 6.12 (Directors and Officer’s Indemnification) and Article IX with respect to Buyer Indemnified Parties and Seller Indemnified Parties).

10.12       Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

10.13       Limitation on Damages.  Notwithstanding anything to the contrary contained herein, no party shall be liable to or otherwise responsible to any other party hereto or any Affiliate of any other party hereto for any damages including, exemplary, punitive, consequential, incidental, indirect or special damages or lost profits that arise out of or relate to a breach of any covenant or agreement in this Agreement under any and all theories of liability in an amount that exceeds $12,600,000 (or $9,500,000 if the damages arise out of a breach of a covenant that is within the Knowledge of Seller or Knowledge of Buyer, as applicable prior to the Closing but for which such party has failed to provide prompt written notice to the other) plus related actual out-of-pocket expenses; provided, that (a) if any party hereto shall have acted in willful and reckless disregard of its obligations set forth in this Agreement, or (b) any party shall have failed to cure by the Termination Date a breach of a covenant or agreement for which the other party has provided prompt written notice, then the other party shall be entitled to pursue any remedy it has at law including to seek any and all damages (without limitation in amount) including exemplary, punitive, consequential, incidental, indirect or special damages or lost profits or under any other theory of liability.

10.14       Guarantee, etc.

(a)           Each of (x) TCCC and (y) prior to Closing, CCE, and following Closing, Splitco (as applicable, a “Guarantor”), hereby guarantees, as a primary obligor and not merely as a surety, the payment and performance of all obligations and other Liabilities of Seller and Buyer, respectively, under this Agreement (as applicable, the “Guaranteed Obligations”).  The foregoing guarantee is absolute and unconditional irrespective of circumstances which might otherwise constitute a legal or equitable discharge of, or any defense, setoff or counterclaim available to, a guarantor; provided, that the Guarantors shall have the right to assert any defense that would be available to Seller or Buyer, as applicable, with respect to the Guaranteed Obligations.  Each of the Guarantors hereby (i) waives any acceptance, presentment, demand, protest and notice with respect to the Guaranteed Obligations, (ii) agrees to take all action necessary to cause Seller or Buyer, as applicable, to pay and perform its obligations and other Liabilities under this Agreement, (iii) makes the representations and warranties set forth in Sections 4.1, 4.2, 4.5, 5.1 and 5.2, with respect to itself, and (iv) acknowledges and agrees that the terms of Sections 6.2, 6.6, 6.7, 6.13, 6.15, and this Article X bind such Guarantor as a primary party.

(b)           For the avoidance of doubt, at the Closing, Splitco shall succeed to all obligations of CCE under this Agreement.

ARTICLE XI

TAX MATTERS

11.1         Covenant with respect to Conduct of Business.  Buyer will not cause or permit the Nordic Companies to take (or fail to take) any action on the Closing Date after the Closing which action (or failure) is not in the ordinary course of business.

11.2         Covenant with respect to Powers of Attorney.  Seller covenants and agrees that prior to the Closing Date Seller shall cancel all outstanding powers of attorney with respect to all Tax Returns of the Nordic Companies unless Buyer reasonably requests otherwise following timely notification of such outstanding powers of attorney prior to the Closing Date.

11.3         Obligations to File Tax Returns.  Buyer shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return filed after the Closing Date that includes any Nordic Company (each, a “Buyer Filed Tax Return”); provided, however, that, except as otherwise required by Law, (x) with respect to Buyer Filed Tax Returns for Pre-

Closing Periods and Straddle Periods, such returns shall be prepared consistent with past practices of the Nordic Companies, (y) Buyer shall provide to Seller no later than thirty (30) days in advance of the due date for the filing thereof (including any valid extensions), and Seller shall have a reasonable opportunity to review and comment on (and Buyer shall file such Tax Returns for any Pre-Closing Period that is not a Straddle Period in accordance with such comments received from Seller, to the extent such comments are consistent with applicable Law and past practice of the Nordic Companies), any such Buyer Filed Tax Return (or the relevant portion thereof) to the extent that (I) such Buyer Filed Tax Return includes any Nordic Company, or (II) Seller is responsible for any portion of the Taxes reported on such Buyer Filed Tax Return, and (z) Buyer shall not take any position on any Buyer Filed Tax Return that includes any Nordic Company that would reasonably be expected to result in penalties under any applicable Tax Law, without Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Except as otherwise provided herein, Buyer shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a Buyer Filed Tax Return for which Buyer bears responsibility hereunder.

11.4         Obligation to Remit Taxes.  Subject to Section 11.3 and subject to the ultimate division of responsibility for Taxes set out in Section 11.5, Seller and Buyer shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party’s group to any Governmental Entity).  In the case of any Tax Return for which the party not required to file such Tax Return is obligated under this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the party filing such Tax Return shall notify the other party, in writing, of its obligation to pay such Taxes and the party receiving such notice shall pay such amount to the party filing such Tax Return in accordance with the notice and payment provisions contained in Section 11.8.

11.5         Tax Sharing Obligations and Prior Agreements.

(a)           Except as provided in Section 11.8, Buyer and the Nordic Companies shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) all Taxes for any Post-Closing Period attributable to any Nordic Company (collectively, the “Buyer Taxes”).

(b)           Except as provided in Section 11.8, Seller shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) all Taxes for any Pre-Closing Period attributable to a Nordic Company (collectively, the “Seller Taxes”).

(c)           In order to apportion appropriately any Taxes relating to a tax period that would otherwise be a Straddle Period between the portion of such period ending as of the end of the Closing Date and the portion of such period beginning after the Closing Date, the parties shall, to the extent permitted under applicable Law, elect with the relevant Governmental Entity to treat for all Tax purposes the Closing Date as the last day of a taxable year (in which case such period will not be a Straddle Period).  In the case of any Taxes for a Straddle Period for which such election to close the taxable year is not permitted, the portion of such Taxes that is allocable to the portion of the Straddle Period ending as of the end of the Closing Date shall be: (i) in the case of ad valorem or similar Taxes that are imposed on a periodic basis, an amount equal to the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the Taxable Year ended on and included the Closing Date.  Any income, deductions, gains or losses recognized on transactions not in the ordinary course of business on or prior to Closing will be allocated to the Pre-Closing Period, and any income, deductions, gains or losses recognized on any transactions not in the ordinary course of business after the Closing (including after the Closing but on the Closing Date) will be allocated to the Post-Closing Period.

(d)           Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations in this Agreement, any and all prior Tax sharing or allocation agreements or practices between Seller or any of its Affiliates, on one hand, and any Nordic Company, on the other hand, shall be terminated as of or before the Closing, and no member of one group shall have any continuing rights or obligations thereunder with respect to any member of the other group.

11.6         Amended Returns.

(a)           Seller shall not, and shall not permit any of its Subsidiaries to, file any amended Tax Return that includes any Nordic Company for any taxable period without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed.  Buyer shall provide a response to a request for such consent from Seller within fifteen (15) Business Days following the receipt of such request.  Receipt of consent by Seller from Buyer under the provisions of this Section 11.6(a) shall not limit or modify Seller’s continuing indemnification obligation under Section 11.8(b).

(b)           Buyer shall not, and shall not permit any Nordic Company to, file any amended Tax Return that includes any Nordic Company for any Pre-Closing Period or any Straddle Period, in each case without the consent of Seller, not to be unreasonably withheld, conditioned or delayed.  Seller shall provide a response to a request for such consent from Buyer within fifteen (15) Business Days following the receipt of such request.  Receipt of consent by Buyer or any Nordic Company from Seller under the provisions of this Section 11.6(b) shall not limit or modify Buyer’s continuing indemnification obligation under Section 11.8(a).

11.7         Transfer Taxes.  Notwithstanding anything contained in this Agreement to the contrary, all documentary, sales, use, registration, value added, transfer, stamp and similar Taxes incurred in connection with the sale and purchase of the Shares (collectively, “Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer.  The party required by Law to file any Tax Returns with respect to any such Transfer Taxes shall prepare and file such Tax Returns and pay such Transfer Taxes to the appropriate Taxing Authority.  Seller (or any of its Subsidiaries following the Closing) shall pay by wire transfer to Buyer and Buyer (or any of its Subsidiaries following the Closing) shall pay by wire transfer to Seller the payor’s share of the Transfer Taxes which are payable with Tax Returns to be filed by the other party or any of its Subsidiaries following the Closing at least three (3) days prior to the due date for the payment of such Transfer Taxes.

11.8         Indemnity Obligations and Payments.

(a)           Notwithstanding whether any action is permitted or consented to hereunder, Buyer shall indemnify and hold harmless Seller and its Affiliates (it being agreed that any indemnification payments shall be made to Seller) from and against, and will reimburse Seller for (without duplication) (i) all Buyer Taxes and (ii) all Taxes and Losses by reason of or arising from any breach by Buyer or any of its Affiliates or (after the Closing) any Nordic Company of any representation, covenant or obligation under this Article XI.

(b)           Notwithstanding whether any action is permitted or consented to hereunder, Seller shall indemnify and hold harmless Buyer and its Affiliates (including any Nordic Company) (it being agreed that any indemnification payments shall be made to Buyer) from and against, and will reimburse Buyer for (without duplication) (i) all Seller Taxes and (ii) all Taxes and Losses by reason of or arising from any breach by any Nordic Company (on or prior to the Closing) or Seller or any of its Affiliates  of any representation, covenant or obligation under this Article XI, Section 4.15, and Section 6.1(t).

(c)           Notwithstanding any other provision of this Agreement to the contrary, any indemnification under this Article XI shall not be subject to any (i) limitation under Article IX (except as provided in Section 9.9), including any Basket or Cap, or (ii) offset or reduction for any Tax items reflected on the Sweden Closing Balance Sheet, Norway Closing Balance Sheet or any other balance sheet of the Nordic Companies, except for any accrued Taxes that are reflected as a liability on the Sweden Closing Balance Sheet or the Norway Closing Balance Sheet, to the extent such Taxes reduce the Closing Net Working Capital.

(d)           Notice.  A party making a claim for indemnification under this Article XI (the “Indemnified Party”) shall provide the party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due or other items which are subject to indemnification or (ii) receives written notice with respect to Taxes or other items that may be subject to indemnification under this Article XI, provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

(e)           Timing of Payments.  The Indemnifying Party shall pay the amount of any Claim to the Indemnified Party within fifteen (15) Business Days of receipt of the Claim, provided that, if such Claim is still subject to the outcome of any Tax Contest, then payment shall not be due until fifteen (15) Business Days after such Claim either is resolved through a Final Determination, or prior to a Final Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Article XI with respect to such Claim.  All indemnification payments due under this Article XI shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party.

(f)            Treatment of Payments.  Buyer and Seller agree that any payment made among themselves pursuant to Article XI shall have the nature of an adjustment to the Closing Purchase Price and shall be treated accordingly, to the extent permitted by Law, for all Tax purposes.

11.9         Tax Contests.

(a)           Notice.  The Indemnified Party shall promptly notify the Indemnifying Party in writing upon receipt by the Indemnified Party or any member of its group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Article XI.

(b)           Control of Contests by Buyer.  Buyer shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Buyer Filed Tax Return, but excluding any such Tax Contest to the extent (i) such Tax Contest relates solely to a Pre-Closing Period that is not a Straddle Period, or (ii) Seller bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that Buyer shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Seller under this Agreement without the consent of Seller, not to be unreasonably withheld, conditioned or delayed.  Seller shall provide a response to a request for such consent from Buyer within fifteen (15) Business Days following the receipt of such request.  Subject to Buyer’s rights under Section 11.9(a), Seller shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Seller under this Article XI.

(c)           Control of Contests by Seller.  Seller shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, to the extent such Tax Contest (i) relates solely to a Pre-Closing Period that is not a Straddle Period, or (ii) involves any Tax Return that is not a Buyer Filed Tax Return, but excluding any such Tax Contest referred to in clause (ii) to the extent Buyer bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that Seller shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Buyer under this Agreement, or that relates to any Buyer Filed Tax Return, without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed.  Buyer shall provide a response to a request for such consent from Seller within fifteen (15) Business Days following the receipt of such request.  Subject to Seller’s rights under this Section 11.9(c), Buyer shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Buyer under this Article XI.

(d)           Joint Control of Contests.  The parties shall jointly control the handling of any Tax Contest, including any communication with agents of any Governmental Entity and the resolution, settlement or agreement to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, to the extent such Tax Contest is not exclusively controlled by Buyer under Section 11.9(b) or by Seller under Section 11.9(c).

11.10       Cooperation.

(a)           General.  Each party shall fully cooperate, and shall cause their Subsidiaries to fully cooperate, with the other parties in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Article XI.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)           Consistent Treatment.  Unless and except to the extent that there has been a Final Determination to the contrary or a change in Law that results in there not being substantial authority in support of (a) the allocation of Taxes between Seller and Buyer as set forth in this Article XI or (b) any position required to be taken under Section 6.1(t), each party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with this Section 11.10(b).

11.11       Retention of Records; Access.  For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven (7) years after the Closing Date, the parties shall (a) retain records, documents, accounting data and other information (including computer data and the systems necessary to access such data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any Nordic Company or for any Tax Contests relating to such Tax Returns, and (b) give to the other parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation), systems and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party.  At any time after the Closing Date that Seller or Buyer proposes to destroy such material or information, it shall first notify the other party in writing and such other party shall be entitled to receive such materials or information proposed to be destroyed.

11.12       Dispute Resolution.  In the event of any disagreement arising under this Article XI, including any dispute in connection with a claim by a third party (a “Dispute”), the parties shall promptly notify the tax director of each of Seller and Buyer (each, a “Tax Director” and, together, the “Tax Directors”) of such Dispute, who together shall attempt in good faith to resolve such Dispute.  If such Dispute is not resolved within twenty (20) Business Days following the date on which the Tax Directors receive notification, the parties to such Dispute shall jointly retain an independent, nationally recognized law or accounting firm (the “Tax Arbitrator”) to act as an arbitrator in order to resolve the Dispute.  The Tax Arbitrator’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the parties and not subject to collateral attack for any reason (other than manifest error).  All fees and expenses of the Tax Arbitrator shall be shared equally by each of the parties to the Dispute.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the day and year first above written.

THE COCA-COLA COMPANY

By:	/s/ Marie Quintero-Johnson
Name: Marie Quintero-Johnson
Title: Vice President and Director, Mergers & Acquisitions

COCA-COLA ENTERPRISES INC.

By:	/s/ John F. Brock
Name: John F. Brock
Title: Chairman and Chief Executive Officer

INTERNATIONAL CCE, INC.

By:	/s/ John F. Brock
Name: John F. Brock
Title: Chairman and Chief Executive Officer

BOTTLING HOLDINGS (LUXEMBOURG) S.A.R.L.

By:	/s/ John F. Brock
Name: John F. Brock
Title: Chairman and Chief Executive Officer

[Signature Page]

Exhibit I

[ON TCCC LETTERHEAD]

[INSERT DATE], 2010

[RECIPIENT NAME + TITLE]

[COMPANY ADDRESS]

Gentlemen:

Reference is made to the Bottler’s Agreement entered into among The Coca-Cola Company, The Coca-Cola Export Corporation and you with an effective date of [INSERT], 2010 (hereinafter referred to as the “Agreement”).

We hereby authorize you to use the trademark COCA-COLA in your corporate name:  “[COMPANY NAME]”

The authorization granted herein will expire automatically upon expiration or termination of the Agreement, and is revocable by us in our absolute discretion, in whole or in part, upon ninety (90) days’ written notice.  Upon expiration or termination of the Agreement or revocation of this Authorization, [COMPANY NAME] shall take any and all affirmative steps to delete “Coca-Cola” from its corporate name and to amend any other reference to “Coca-Cola” in any and all statements or documents including government licenses, registrations or any other records.

Nothing contained herein shall give you any interest in the goodwill derived from the use of the trademark COCA-COLA in your corporate name.  It is hereby expressly agreed and understood that there is extended only a permission uncoupled with any interest to use the trademark COCA-COLA, and that we retain the sole and exclusive right to initiate and defend any or all proceedings and actions relating to such trademark.

Sincerely,
THE COCA-COLA COMPANY

By:
Authorized Representative
Date:
ACCEPTED BY:
[COMPANY NAME]

By:
Authorized Representative
Date:

Exhibit II

Bottler’s Agreement

THIS AGREEMENT, made and entered into with effect from                                    , by and among THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia 30313, United States of America; THE COCA-COLA EXPORT CORPORATION, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia 30313, United States of America (The Coca-Cola Company and The Coca-Cola Export Corporation hereinafter collectively or severally referred to as the “Company” unless otherwise specified); and                         , a corporation organized and existing under the laws of                               , with principal offices at                                                  (hereinafter referred to as the “Bottler”).

WITNESSETH:

WHEREAS,

A.         The Coca-Cola Company is engaged in the manufacture and the sale of beverage bases, essences, and other ingredients and a beverage base concentrate (hereinafter referred to as the “Concentrate”), the formula for which is an industrial secret of The Coca-Cola Company, from which a non-alcoholic beverage syrup or powder (hereinafter referred to as the “Syrup”) is prepared, and is also engaged in the manufacture and sale of the Syrup, which Concentrate or Syrup is used in the preparation of a non-alcoholic beverage product (hereinafter referred to as the “Beverage”) for sale in bottles and other containers and in other forms or manners;

B.          The Coca-Cola Company is the owner of the trade marks including “Coca-Cola” and “Coke” that distinguish the Concentrate, the Syrup, and the Beverage, the trade mark consisting of a Distinctive Bottle in various sizes in which the Beverage has been marketed for many years, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, and the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage (said trade marks “Coca-Cola”, “Coke”, the Distinctive Bottle, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage, and any additional trade marks that The Coca-Cola Company may adopt from time to time to distinguish the Concentrate, the Syrup and the Beverage being hereinafter referred to as the “Trade Marks”);

C.          The Company has the exclusive right to prepare, package, distribute and sell the Beverage and the right to manufacture and sell the Concentrate in                             , among other countries;

D.         The Coca-Cola Company has designated and authorized certain third parties to supply the Concentrate to the Bottler (said third parties being hereinafter referred to as the “Authorized Suppliers”);

E.          The Bottler has requested an authorization from the Company to use the Trade Marks in connection with the preparation, packaging, distribution and sale of the Beverage in and throughout a territory as defined and described in this Agreement;

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F.          The Company is willing to grant the requested authorization to the Bottler under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

I.           OBJECT OF THE AGREEMENT

1.             The Company hereby authorizes the Bottler, and the Bottler undertakes, upon the following terms and conditions, to prepare and package the Beverage in such containers as may be approved by the Company in writing from time to time (hereinafter referred to as “Approved Containers”) and to distribute and sell the same under the Trade Marks, in and throughout the following territory (hereinafter referred to as the “Territory”):

[INSERT TERRITORY]

2.             The Company or Authorized Suppliers will sell and deliver to the Bottler such quantities of the Concentrate as may be ordered by the Bottler from time to time, provided that the Bottler will order, and the Company or Authorized Suppliers will sell and deliver to the Bottler, only such quantities of the Concentrate as may be necessary and sufficient to implement this Agreement. In this regard, the Bottler covenants and agrees to buy Concentrate only from the Company or Authorized Suppliers.

3.             The Bottler will use the Concentrate exclusively for the preparation of the Syrup and the preparation and packaging of the Beverage as prescribed from time to time by the Company.  The Bottler undertakes not to sell or resell the Concentrate or the Syrup, nor permit the same to fall into the hands of third parties, without the prior written consent of the Company.

4.             The Coca-Cola Company retains the sole and exclusive right at any time to determine the formula, composition or ingredients for the Concentrate and the Beverage.

5.             Except as may be provided herein and for the term of this Agreement, the Company will refrain from selling or distributing, or from causing the sale or distribution of, the Beverage in the Territory in Approved Containers. The Company reserves the rights, however, to prepare and package the Beverage in any container in the Territory for sale outside the Territory, and to prepare, package, distribute or sell, or authorize third parties to prepare, package, distribute or sell, the Beverage in the Territory in any container other than an Approved Container.

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II.          OBLIGATIONS OF THE BOTTLER RELATIVE TO THE MARKETING, PLANNING AND REPORTING

6.             The Bottler covenants and agrees with the Company:

(a)           to make every effort and employ all practicable and approved means to promote, develop and exploit the full potential of the business of preparing, packaging, distributing, marketing and selling the Beverage throughout the Territory by creating, stimulating and expanding continuously the future demand for the Beverage and by satisfying fully and in all respects the current demand therefor;

(b)           to prepare, package, distribute and sell such quantities of the Beverage as shall in all respects satisfy fully every demand for the Beverage within the Territory; however, with the prior written consent of the Company, the Bottler may purchase the Beverage in Approved Containers from parties designated in writing by the Company for resale by the Bottler within the Territory;

(c)           to invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such manufacturing, warehousing, marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for the Bottler to comply with its obligations under this Agreement;

(d)           to provide competent and well-trained management and recruit, train, maintain and direct all personnel required, sufficient in every respect to perform all of the obligations of the Bottler under this Agreement;

(e)           to deliver to the Company once in each calendar year a program or plan in writing acceptable to the Company as to form and substance and in accordance with the Bottler’s obligations under this Agreement, showing in detail the activities of the Bottler contemplated for the ensuing twelve-month period or such other period as the Company may prescribe, to prosecute such program or plan diligently, and to deliver to the Company upon its request written reports of the progress of the work in an acceptable form;

(f)            to report to the Company accurate and current information on production, distribution and sales of the Beverage at such intervals, in such detail and in such form as may be requested by the Company;

(g)           to maintain accurate books, accounts and records and to provide to the Company such financial, accounting and other information as the Company may request to enable the Company to determine whether the Bottler is maintaining the consolidated financial capacity reasonably necessary to perform its obligations under this Agreement and in recognition of the Company’s interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the bottling, distribution and sales system;

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(h)           not to sell and/or distribute the Beverage, without the prior written consent of the Company, outside the Territory or to anyone who intends to resell the Beverage outside the Territory; the foregoing prohibition does not apply if the Territory is a Member State or within a Member State of the European Economic Area and the sale results from an order from a customer in another Member State or for export to another Member State; and

(i)            not to actively seek customers nor maintain a branch outside the Territory; however, the Bottler shall have the right to fill unsolicited orders for the Beverage from any customer located within another Member State or for export to another Member State of the European Economic Area.

7.             The Bottler must, for its own account, budget and expend such funds for advertising, marketing and promoting the Beverage as may be reasonably required by the Company to create, stimulate and sustain the demand for the Beverage in the Territory, provided that the Bottler shall submit all advertising, marketing and promotional projects relating to the Trade Marks or the Beverage to the Company for its prior approval, and shall use, publish, maintain or distribute only such advertising, marketing or promotional material relating to the Trade Marks or the Beverage as the Company shall approve and authorize. The Company may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to the Bottler’s marketing programs. The Company may also undertake, at its own expense and independently from the Bottler, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate.

8.             (a)           The Bottler recognizes that the Company has entered into or may enter into agreements similar to this Agreement with other parties outside the Territory and accepts the limitations such agreements may reasonably impose on the Bottler in the conduct of its business under this Agreement.  The Bottler further agrees to conduct its business in such a manner so as to avoid conflicts with such other parties, and, in the event of disputes nevertheless arising with such other parties, to make every reasonable effort to settle them amicably.

(b)          The Bottler will not oppose any additional actions the adoption of which are considered by the Company as necessary and justified in order to protect and improve the sales and distribution system for the Beverage, including, but not limited to, those actions which might be adopted concerning the supply of large and/or special customers whose field of activity transcends the boundaries of the Territory, even if such actions should limit the Bottler’s rights under this Agreement, including measures taken in compliance with the Rules of Competition of the European Union.

9.             The Bottler, recognizing the important benefit to itself and all the other parties referred to in Clause 8(a) above, of a uniform external appearance of the distribution and other equipment and materials used under this Agreement, agrees to accept and apply the standards adopted and issued from time to time by the Company for the design and decoration of trucks and other delivery vehicles, cases, cartons, coolers, vending machines and other materials and equipment used in the distribution and sale of the Beverage.

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10.             The Bottler acknowledges and agrees that the broadest possible direct distribution and sale of the Beverage to retail outlets and final consumers in the Territory is an essential element in satisfying fully the demand for the Beverage pursuant to this Agreement.  Notwithstanding the recognized advantages of direct distribution, the Bottler shall be authorized to distribute and sell the Beverage to wholesalers in the Territory who sell only to retail outlets in the Territory.  Any other methods of distribution shall be subject to the prior written consent of the Company.

11.             (a)           In the event any of the Beverage prepared, packaged, distributed or sold by the Bottler is found within the territory of another authorized bottler or authorized distributor within a state that is not a Member State of the European Economic Area (hereinafter referred to as the “Injured Bottler”), then, in addition to all other remedies available to the Company:

(1)           if the phenomenon persists or reoccurs after the Company has requested the Bottler, in writing, to end or prevent it, by discharging the Bottler’s obligation under Clauses 6(h) and (i), the Company may, in its sole discretion, cancel forthwith the approval for the container(s) of the type which were found in the Injured Bottler’s territory;

(2)           the Company may charge the Bottler an amount of compensation for the Beverage found in the Injured Bottler’s territory, to include all lost profits, expenses and other costs incurred by the Company and the Injured Bottler; and

(3)           the Company may purchase any of the Beverage prepared, packaged, distributed or sold by the Bottler which is found in the Injured Bottler’s territory, and the Bottler shall, in addition to any other obligation it may have under this Agreement, reimburse the Company for the Company’s cost of purchasing, transporting and/or destroying such Beverage.

(b)           In the event the Beverage prepared, packaged, distributed or sold by the Bottler is found in the territory of an Injured Bottler, the Bottler shall make available to representatives of the Company all sales agreements and other records relating to the Beverage and assist the Company in all investigations relating to the sale and distribution of the Beverage outside the Territory.

(c)           The Bottler shall immediately inform the Company if at any time any solicitation or offer to purchase the Beverage is made to the Bottler by a third party which the Bottler knows or has reason to believe or suspect would result in the Beverage being marketed, sold, resold, distributed or redistributed outside the Territory in breach of  this Agreement.

III.      OBLIGATIONS OF BOTTLER RELATIVE TO THE TRADE MARKS

12.           The Bottler will at all times recognize the validity and ownership of the Trade Marks by The Coca-Cola Company and will not at any time put in issue the validity and ownership of the Trade Marks.

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13.           Nothing herein shall give the Bottler any interest in the Trade Marks or the goodwill attaching thereto or in any label, design, container or other visual representations thereof, or used in connection therewith; and the Bottler acknowledges and agrees that all rights and interest created through such usage of the Trade Marks, labels, designs, containers or other visual representations shall inure to the benefit and be the property of The Coca-Cola Company.   The Coca-Cola Company and the Bottler agree and understand that there is extended to the Bottler under this Agreement a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge, to use said Trade Marks, labels, designs, containers or other visual representations thereof, in connection with the preparation, packaging, distribution and sale of the Beverage in Approved Containers; said use to be in such manner and with the result that all goodwill relating to the same shall accrue to The Coca-Cola Company as the source and origin of such Beverage, and the Company shall be absolutely entitled to determine in every instance the manner of presentation and such other steps necessary or desirable to secure compliance with this Clause 13.

14.           The Bottler shall not adopt or use any name, corporate name, trading name, title of establishment or other commercial designation which includes the words “Coca-Cola”, “Coca”, “Cola”, “Coke”, or any of them, or any name that is confusingly similar to any of them, or any graphic or visual representation of the Trade Marks or any other trade mark or intellectual property owned by The Coca-Cola Company, without the prior written consent of The Coca-Cola Company.

15.        The Bottler covenants and agrees during the term of this Agreement and in accordance with applicable laws:

(a)           not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade dress or any container that is an imitation of a trade dress or container in which the Company claims a proprietary interest or which is likely to be confused with or cause confusion or be perceived by consumers as confusingly similar to or be passed off as such trade dress or container;

(b)           not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade mark or other designation which is an imitation or infringement of any of the Trade Marks or is likely to cause passing-off of any product which is intended to lead the public to believe that it originates with the Company because of the Bottler’s association with the business of manufacturing, preparing, packaging, distributing and selling the Beverage; without in any way limiting the generality of the foregoing, it is hereby expressly understood and stipulated that use of the word “Coca” or local language or phonetic equivalent in any form or fashion, or any word graphically or phonetically similar thereto or in imitation thereof, on any product other than that of The Coca-Cola Company would constitute an infringement of the trade mark “Coca-Cola” or be likely to cause passing-off;

(c)           not to use delivery vehicles, cases, cartons, coolers, vending machines and other equipment bearing the Trade Marks for the distribution and sale of

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any products which are not identified by the Trade Marks without the prior written consent of the Company;

(d)          during the term of this Agreement and for a period of two (2) years after its termination not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other concentrate, beverage base, syrup or beverage which is likely to be confused with or passed off for the Concentrate, Syrup or Beverage; and

(e)           not to acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of any person or legal entity, within or outside of the Territory, that engages in any of the activities prohibited under this Clause 15.

The covenants herein contained apply not only to the activities with which the Bottler may be directly concerned, but also to activities with which the Bottler may be indirectly concerned through ownership, control, management, partnership, agreement or otherwise, and whether located within or outside of the Territory.

16.           It is understood and agreed among the parties that in the event that either:

(a)           a third party which is in the opinion of the Company directly or indirectly through ownership, control, management or otherwise, concerned with the manufacture, preparation, packaging, distribution or sale of any product specified in Clause 15 hereof shall acquire or otherwise obtain control or any direct or indirect influence on the management of the Bottler; or

(b)           any person, firm or company having majority ownership or direct or indirect control of the Bottler or who is directly or indirectly controlled either by the Bottler or by any third party which has control or any direct or indirect influence in the opinion of the Company on the management of the Bottler, shall engage in the preparation, packaging, distribution or sale of any products specified in Clause 15 hereof;

then the Company shall have the right to terminate this Agreement forthwith without liability for damages unless the third party making such acquisition referred to in subclause (a) hereof or the person, firm or company referred to in subclause (b) hereof shall, on being notified in writing by the Company of its intention to terminate as aforesaid, agrees to discontinue, and shall in fact discontinue, the manufacture, preparation, packaging, distribution or sale of such product(s) within a reasonable period not exceeding six (6) months from the date of notification.

IV.        OBLIGATIONS OF BOTTLER RELATIVE TO THE PREPARATION AND PACKAGING OF THE BEVERAGE

17.          (a)           The Bottler covenants and agrees to use only the Concentrate in preparing the Syrup and the Syrup only for preparing and packaging the Beverage, in strict adherence to and compliance with the written instructions issued to the Bottler from time to time by the Company.  The Bottler further covenants and agrees that, in preparing, packaging and distributing the

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Beverage, the Bottler shall at all times conform to the standards, including quality, hygienic, environmental and otherwise, established in writing from time to time by the Company and comply with all applicable legal requirements.

(b)           The Bottler, recognizing the importance of identifying the source of manufacture of the Beverage in the market, agrees to use identification codes on all packaging materials for the Beverage, including Approved Containers and non-returnable cases.  The Bottler further agrees to install, maintain and use the necessary machinery and equipment required for the application of such identification codes.  The Company shall provide the Bottler, from time to time, with necessary instructions in writing regarding the forms of the identification codes to be used by the Bottler in that connection, and the production and sales records to be maintained by the Bottler.

(c)           In the event the Company determines or becomes aware of the existence of any quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, the Company may require the Bottler to take all necessary action to recall all of the Beverage or withdraw immediately any such Beverage from the market or the trade, as the case may be.  The Company shall notify the Bottler by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt, of the decision by the Company to require the Bottler to recall such Beverage or withdraw such Beverage from the market or trade, and the Bottler shall, upon receipt of such notice, immediately cease distribution of such Beverage and take such other actions as may be required by the Company in connection with the recall of such Beverage or withdrawal of such Beverage from the market or trade.

(d)           In the event the Bottler determines or becomes aware of the existence of quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, then the Bottler shall immediately notify the Company by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt. This notification shall include: (1) the identity and quantities of the Beverage involved, including the specific Approved Containers, (2) coding data and (3) all other relevant data that will assist in tracing such Beverage.

The Bottler shall permit the Company, its officers, agents or designees, at all times to enter and inspect the facilities, equipment and methods used by the Bottler, whether directly or incidentally, in or for the preparation, packaging, storage and handling of the Beverage to ascertain whether the Bottler is complying with the terms of this Agreement, including, but not limited to Clauses 17, 21 and 34.  The Bottler also agrees to provide the Company with all the information regarding Bottler’s compliance with the terms of this Agreement, including, but not limited to, Clauses 17, 21 and 34, as the Company may request from time to time.

18.           The Bottler shall submit to the Company, at the Bottler’s expense, samples of the Syrup, the Beverage and of materials used in the preparation of the Syrup and the Beverage, in accordance with instructions that the Company may give from time to time.

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19.                               (a)           In the packaging, distribution and sale of the Beverage, the Bottler shall use only such Approved Containers and closures, cases, cartons, labels and other packaging materials approved from time to time by the Company, and the Bottler shall purchase such items only from manufacturers who have been authorized in writing by the Company to manufacture the items to be used in connection with the Trade Marks and the Beverage.  The Company shall use its best efforts to approve two or more manufacturers of such items, it being understood that said approved manufacturers may be located within or outside of the Territory.

(b)                               The Bottler shall inspect Approved Containers and closures, cases, cartons, labels and other packaging materials to be used in connection with the Beverage and shall use only those items which the Bottler has determined comply with both the standards established by applicable laws in the Territory and the standards and specifications prescribed by the Company.  The Bottler shall assume independent responsibility in connection with the use of such Approved Containers, closures, cases, cartons, labels and other packaging materials which the Bottler has determined conform to such standards.

(c)                                The Bottler shall maintain at all times a sufficient stock of Approved Containers, closures, cases, cartons, labels and other packaging materials to satisfy fully the demand for the Beverage in the Territory.

20.                               (a)           The Bottler recognizes that increases in the demand for the Beverage, as well as changes in the Approved Containers, may from time to time require modifications or other changes in respect of its existing manufacturing, packaging, delivery or vending equipment or require the purchase of additional manufacturing, packaging, delivery or vending equipment.  The Bottler agrees to make such modifications to existing equipment and to purchase and install such additional equipment as necessary with sufficient lead time to enable the introduction of new Approved Containers and the preparation and packaging of the Beverage in accordance with the continuing obligations of the Bottler to develop, stimulate and satisfy fully every demand for the Beverage in the Territory.

(b)                               In the event the Bottler uses refillable Approved Containers in the preparation, packaging, distribution and sale of the Beverage, the Bottler agrees to invest the necessary capital and to appropriate and expend such funds as may be required from time to time to establish and maintain an adequate inventory of refillable Approved Containers.  In order to ensure the continuing quality and appearance of said inventory of refillable Approved Containers, the Bottler further agrees to replace all or part of the inventory of refillable Approved Containers as may be reasonably necessary and in accordance with the obligations of the Bottler pursuant to this Agreement.

(c)                                The Bottler shall not use or permit the use of the Approved Containers, closures, cases, cartons, labels and other packaging materials referred to in this Agreement for any purpose, except in connection with the Beverage

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and shall not refill or otherwise reuse any non-refillable Approved Containers that have been previously used.

21.                               (a)           The Bottler shall be solely responsible in carrying out its obligations herein for compliance with all statutes, regulations and by-laws issued by government or local or other competent authorities applicable in the Territory, and shall inform the Company forthwith of any provision thereof which would prevent or limit in any way strict compliance by the Bottler with its obligations herein.

(b)                               Without limiting the generality of the foregoing, the Bottler covenants and agrees to comply at all times with (i) all environmental, health and safety laws, regulations, and other legal requirements issued by government authorities applicable in the Territory and (ii) the Company’s environmental management standards or program as issued from time to time in writing.

V.       CONDITIONS OF PURCHASE AND SALE

22.                                        (a)           The Company reserves the right, by giving written notice to the Bottler, to establish and to revise from time to time and at any time, in its sole discretion, the price of the Concentrate, the Authorized Supplier, the supply point and alternate supply points for the Concentrate, the conditions of shipment and payment, and the currency or currencies acceptable to the Company or the Authorized Suppliers.

(b)                               If the Bottler is unwilling to pay the revised price in respect of the Concentrate, then the Bottler shall so notify the Company in writing within thirty (30) days from receipt of the written notice from the Company revising the aforesaid price.  In such event, this Agreement shall terminate automatically without liability by any party for damages three (3) calendar months after receipt of the Bottler’s notification.

(c)                                Any failure on the part of the Bottler to notify the Company in respect of the revised price of the Concentrate pursuant to subclause (b) hereof shall be deemed to be acceptance by the Bottler of the revised price.

(d)                                The Company reserves the right, to the extent permitted by the law applicable in the Territory, to establish and to revise, by giving written notice to the Bottler, maximum prices at which the Beverage in Approved Containers may be sold by the Bottler to wholesalers and retailers and the maximum retail prices for the Beverage. It is recognized in this regard that the Bottler may sell the Beverage to wholesalers and retailers and authorize the retail sale of the Beverage at prices which are lower than the maximum prices. The Bottler shall not, however, increase the maximum prices established or revised by the Company at which the Beverage in Approved Containers may be sold to wholesalers and retailers nor authorize an increase in the maximum prices for the Beverage without the prior written consent of the Company.

(e)                                The Bottler undertakes to collect from or charge to retail or wholesale outlets, as applicable, for each refillable Approved Container and each

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returnable case delivered to retail or wholesale outlets, such deposits as the Company may determine from time to time by giving written notice to the Bottler, and to make all reasonably diligent efforts to recover all empty refillable Approved Containers and cases and, upon recovery, to refund or to credit the deposits for said refillable Approved Containers and returnable cases returned undamaged and in good condition.

VI.        DURATION AND TERMINATION OF AGREEMENT

23.                               (a)          This Agreement shall expire, without notice, on                             , unless it has been earlier terminated as provided herein.  It is recognized and agreed among the parties hereto that the Bottler shall have no right to claim a tacit renewal of this Agreement.

(b)                               If the Bottler has fully complied with all the terms, covenants, conditions and stipulations of this Agreement throughout its term, and the Bottler is capable of the continued promotion, development and exploitation of the full potential of the business of the preparation, packaging, distribution and sale of the Beverage, the Bottler may request an extension of this Agreement for an additional term of TEN (10) years.  The Bottler may request such extension by giving written notice to the Company at least six (6) months but not more than twelve (12) months prior to the expiration date of this Agreement.  The request by the Bottler for such extension shall be supported by such documentation as the Company may request, including documentation relating to the Bottler’s compliance with the performance obligations under this Agreement and supporting the continued capability of the Bottler to develop, stimulate and satisfy fully the demand for the Beverage within the Territory.  If the Bottler has, in the sole discretion of the Company, satisfied the conditions for the extension of this Agreement, then the Company may, by written notice, agree to extend this Agreement for such additional term or such lesser period as the Company may determine.

(c)                                At the expiration of any such additional term, this Agreement shall expire finally without further notice, and the Bottler shall have no right to claim a tacit renewal of this Agreement.

24.                   (a)              This Agreement may be terminated by the Company or the Bottler forthwith and without liability for damages by written notice given by the party entitled to terminate to the other party:

(1)                                  if the Company, the Authorized Suppliers or the Bottler cannot legally obtain foreign exchange to remit abroad in payment of imports of the Concentrate or the ingredients or materials necessary for the manufacture of the Concentrate, the Syrup or the Beverage; or

(2)                                  if any part of this Agreement ceases to be in conformity with the laws or regulations applicable in the Territory and, as a result

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thereof, or as a result of any other laws affecting this Agreement, any one of the material stipulations herein cannot be legally performed or the Syrup cannot be prepared, or the Beverage cannot be prepared or sold in accordance with the instructions issued by the Company pursuant to Clause 17 above, or if the Concentrate cannot be manufactured or sold in accordance with the Company’s formula or the standards prescribed by it.

(b)                               This Agreement may be terminated forthwith by the Company without liability for damages:

(1)                                 if the Bottler becomes insolvent, or if a petition in bankruptcy is filed against or on behalf of the Bottler which is not stayed or dismissed within one hundred and twenty (120) days, or if the Bottler passes a resolution for winding up, or if a winding up or judicial management order is made against the Bottler, or if a receiver is appointed to manage the business of the Bottler, or if the Bottler enters into any judicial or voluntary scheme of composition with its creditors or concludes any similar arrangements with them or makes an assignment for the benefit of creditors; or

(2)                                 in the event of the Bottler’s dissolution, nationalization or expropriation, or in the event of the confiscation of the production or distribution assets of the Bottler.

25.                        (a)          This Agreement may also be terminated by the Company or the Bottler without liability for damages if the other party fails to observe any one or more of the terms, covenants or conditions of this Agreement, and fails to remedy such default(s) within sixty (60) days after such party has been given written notice of such default(s).

(b)                               In addition to all other remedies to which the Company may be entitled hereunder, if at any time the Bottler fails to follow the instructions or to maintain the standards prescribed by the Company or required by applicable laws in the Territory for the preparation and packaging of the Syrup or the Beverage, the Company shall have the right to prohibit the production of the Syrup or the Beverage until the default has been corrected to the Company’s satisfaction, and the Company may demand the suspension of distribution and delivery of the Beverage and further demand the recall or withdrawal from the market or trade, at the Bottler’s expense, of the Beverage not in conformity with or not manufactured in conformity with such instructions, standards or requirements, and the Bottler shall promptly comply with such prohibition or demand.  During the period of such prohibition of production, the Company shall be entitled to suspend deliveries of the Concentrate to the Bottler and to supply the Beverage or to arrange for others to supply the Beverage in the Territory. No prohibition or demand shall be deemed a waiver of the rights of the Company to terminate this Agreement pursuant to this Clause 25.

26.                                 Upon the expiration or earlier termination of this Agreement:

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(a)                                the Bottler shall not thereafter prepare, package, distribute or sell the Beverage or make any use of the Trade Marks, Approved Containers, closures, cases, cartons, labels, other packaging material or advertising, marketing or promotional material used or which are intended for use by the Bottler solely in connection with the preparation, packaging, distribution and sale of the Beverage;

(b)                                the Bottler shall forthwith eliminate all references to the Company, the Beverage and the Trade Marks from the premises, delivery vehicles, vending machines, coolers and other equipment of the Bottler and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by the Bottler, and the Bottler shall not thereafter hold forth in any manner whatsoever that the Bottler has any connection with the Company, the Beverage or the Trade Marks;

(c)                                  the Bottler shall forthwith deliver to the Company or a third party, in accordance with such instructions as the Company shall give, all of the Concentrate, Beverage in Approved Containers, usable Approved Containers bearing the Trade Marks or any of them, closures, cases, cartons, labels and other packaging materials bearing the Trade Marks and advertising material for the Beverage still in the Bottler’s possession or under its control, and the Company shall, upon delivery thereof pursuant to such instructions, pay to the Bottler a sum equal to the reasonable market value of such supplies or materials, provided that the Company will accept and pay for only such supplies or materials as are in first-class and usable condition; and provided further that all Approved Containers, closures, cases, cartons, labels and other packaging materials and advertising materials bearing the name of the Bottler and any such supplies and materials which are unfit for use according to the Company’s standards shall be destroyed by the Bottler without cost to the Company; and provided further that, if this Agreement is terminated in accordance with the provisions of Clauses 16, 22(b), 24(a), 25 or 27 or as a result of any of the contingencies provided in Clause 30 (including termination by operation of law), or if the Agreement is terminated by the Bottler for any reason other than in accordance with or as a result of the operation of Clauses 22(b) or 25, the Company shall have the option, but no obligation, to purchase from the Bottler the supplies and materials referred to above; and

(d)                               all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, excepting all provisions concerning the obligations of the Bottler as set forth in Clauses 11(a)(2) and (a)(3) and 12, 13, 14, 26, 31, 32, 33(a), 33(c) and 33(d), all of which shall continue in full force and effect, provided always that this provision shall not affect any rights the Company may have against the Bottler in respect of any claim for nonpayment of any debt or account owed by the Bottler to the Company or its Authorized Suppliers.

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VII.   OWNERSHIP AND CONTROL OF THE BOTTLER

27.           It is recognized and acknowledged among the parties hereto that the Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system.  It is further recognized and acknowledged among the parties hereto that this Agreement has been entered into by the Company intuitu personae and in reliance upon the identity, character and integrity of the owners, controlling parties and managers of the Bottler, and the Bottler warrants having made to the Company prior to the execution hereof a full and complete disclosure of the owners and of any third parties having a right to, or power of, control or management of the Bottler.  It is therefore agreed among the parties hereto that notwithstanding the provisions of Clause 16 or any other provision of this Clause 27, in the event of any change, due to any cause, of the real persons or legal entities having direct or indirect ownership or control of the Bottler, including any changes of the share-owner composition of such entities, the Company, in its sole discretion, may terminate this Agreement forthwith and without liability for damages.  The Bottler, therefore, covenants and agrees:

(a)           not to assign, transfer, pledge or in any way encumber this Agreement or any interest herein or rights hereunder, in whole or in part, to any third party or parties without the prior written consent of the Company;

(b)          not to delegate performance of this Agreement, in whole or in part, to any third party or parties without the prior written consent of the Company;

(c)           to notify the Company promptly in the event of or upon obtaining knowledge of any third party action which may or will result in any change in the ownership or control of the Bottler;

(d)          to make available from time to time and at the request of the Company complete records of current ownership of the Bottler and full information concerning any third party or parties by whom it is controlled, directly or indirectly;

(e)           to the extent the Bottler has any legal control over changes in the ownership or control of the Bottler, not to initiate or implement, consent to or acquiesce in any such change without the prior written consent of the Company; and

(f)           if the Bottler is organized as a partnership, not to change the composition of such partnership by the inclusion of any new partners or the release of existing partners without the prior written consent of the Company.

In addition to the foregoing provisions of this Clause 27, if a proposed change in ownership or control of the Bottler involves a direct or indirect transfer to or acquisition of ownership or control of the Bottler, in whole or in part, by a person or entity authorized by the Company to manufacture, sell, distribute or otherwise deal in any beverage products and/or any Trade Marks of the Company (the “Acquiror Bottler”), the Company may request any and all information it considers relevant from both the Bottler and the Acquiror Bottler in order to make its

14

determination as to whether to consent to such change. In any such circumstances, the parties hereto, recognizing and acknowledging the vested and legitimate interest of the Company in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system, expressly agree that the Company may consider all and any factors, and apply any criteria that it considers relevant in making such determination.

It is further recognized and agreed among the parties hereto that the Company, in its sole discretion, may withhold consent to any proposed change in ownership or other transaction contemplated in this Clause 27, or may consent subject to such conditions as the Company, in its sole discretion, may determine.  The parties hereto expressly stipulate and agree that any violation by the Bottler of the foregoing covenants contained in this Clause 27 shall entitle the Company to terminate this Agreement forthwith without liability for damages; and, furthermore, in view of the personal nature of this Agreement, that the Company shall have the right to terminate this Agreement without liability for damages if any other third party or parties should obtain any direct or indirect interest in the ownership or control of the Bottler, even when the Bottler had no means to prevent such a change, if, in the opinion of the Company, such change either enables such third party or parties to exercise a decisive influence over the management of the Bottler or materially alters the ability of the Bottler to comply fully with the terms, obligations and conditions of this Agreement.

28.         The Bottler shall, prior to the issue, offer, sale, transfer, trade or exchange of any of its shares of stock or other evidence of ownership, its bonds, debentures or other evidence of indebtedness, or the promotion of the sale of the above, or stimulation or solicitation of the purchase or an offer to sell thereof, obtain the written consent of the Company whenever the Bottler uses in this connection the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus, advertisement or other sales efforts.  The Bottler shall not use the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus or advertisement used in connection with the Bottler’s acquisition of any shares or other evidence of ownership in a third party without the Company’s prior written consent.

VIII.  GENERAL PROVISIONS

29.           The Company may assign any of its rights and delegate all or any of its duties or obligations under this Agreement to one or more of its subsidiaries or related companies provided, however, that any such delegation shall not relieve the Company from any of its contractual obligations under this Agreement.  In addition, the Company, in its sole discretion, may through written notice to the Bottler appoint a third party as its representative to ensure that the Bottler carries out its obligations under this Agreement, with full powers to oversee the Bottler’s performance and to require from the Bottler its compliance with all the terms and conditions of this Agreement.

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30.           Neither the Company nor the Bottler shall be liable for failure to perform any of their respective obligations hereunder when such failure is caused by or results from:

(a)      strike, blacklisting, boycott or sanctions imposed by a sovereign nation or supra-national organization of sovereign nations, however incurred; or

(b)     act of God, force majeure, public enemies, authority of law and/or legislative or administrative measures (including the withdrawal of any government authorization required by any of the parties to carry out the terms of this Agreement), embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto; or

(c)   any other cause whatsoever beyond their respective control.

In the event the Bottler is unable to perform its obligations as a consequence of any of the contingencies set forth in this Clause 30, and for the duration of such inability, the Company and Authorized Suppliers shall be relieved of their respective obligations under Clauses 2 and 5; and provided that, if any such failure by any party shall persist for a period of six (6) months or more, any of the parties hereto may terminate this Agreement without liability for damages.

31.      (a)              The Coca-Cola Company reserves the sole and exclusive right to institute any civil, administrative or criminal proceedings or actions, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation, Trade Marks, and other intellectual property rights, as well as for the protection of the Concentrate, the Syrup and the Beverage, and to defend any action affecting these matters.  At the request of The Coca-Cola Company, the Bottler will render assistance in any such action.  The Bottler shall not have any claim against the Company as a result of such proceedings or action or for any failure to institute or defend such proceedings or action.  The Bottler shall promptly notify the Company of any litigation or proceedings instituted or threatened affecting these matters.  The Bottler shall not institute any legal or administrative proceedings against any third party which may affect the interests of the Company without the prior written consent of the Company.

(b)           The Coca-Cola Company has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Trade Marks.  The Coca-Cola Company may initiate or defend any such proceedings or actions in its own name or require the Bottler to institute or defend such proceedings or actions either in its own name or in the joint names of the Bottler and The Coca-Cola Company.

32.           (a)          The Bottler agrees to consult with the Company on all product liability claims, proceedings or actions brought against the Bottler in connection with the Beverage or Approved Containers and to take such action with respect to the defense of any such claim or lawsuit as the Company may reasonably request in order to protect the interests of the Company in the

16

Beverage, the Approved Containers or the goodwill associated with the Trade Marks.

(b)           The Bottler shall indemnify and hold harmless the Company, its affiliates and their respective officers, directors and employees from and against all costs, expenses, damages, claims, obligations and liabilities whatsoever arising from facts or circumstances not attributable to the Company including, but not limited to, all costs and expenses incurred in settling or compromising any of the same arising out of the preparation, packaging, distribution, sale or promotion of the Beverage by the Bottler, including, but not limited to, all costs arising out of the acts or defaults, whether negligent or not, of the Bottler, the Bottler’s distributors, suppliers and wholesalers.

(c)           The Bottler shall obtain and maintain a policy of insurance with insurance carriers satisfactory to the Company giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in subclause (b) above (including the indemnity contained therein) and shall on request produce evidence satisfactory to the Company of the existence of such insurance.  Compliance with this Clause 32(c) shall not limit or relieve the Bottler from its obligations under Clause 32(b) hereof.

33.      The Bottler covenants and agrees:

(a)           that it will make no representations or disclosures to public or government authorities or to any other third party, relating to the Concentrate, the Syrup or the Beverage without the prior written consent of the Company;

(b)           in the event that the Bottler is publicly listed or traded, it will disclose to the Company any financial or other information relating to the performance or prospects of the Bottler at the same time as the Bottler is required to disclose such information pursuant to the regulations of the stock exchange or the securities or corporations law applicable to the Bottler;

(c)           that it will at all times, both during the continuance and after termination of this Agreement, keep strictly confidential all secret and confidential information including, without limiting the generality of the foregoing, mixing instructions and techniques, sales, marketing and distribution information, projects and plans, relating to the subject matter of this Agreement, which the Bottler may receive from the Company, or in any other manner, and to ensure that such information shall be made known only to those officers, directors and employees bound by reasonable provisions incorporating the secrecy obligations set out in this Clause; and

(d)           that upon the expiration or earlier termination of this Agreement, it will forthwith hand over to the Company or to whomever the Company may direct all written or graphic, electromagnetic, computerized, digital or other materials comprising or containing any information subject to the obligation of confidentiality hereunder.

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34.      The Bottler agrees to inform the Company:

(1)           When a Country or Channel in the Territory becomes subject to the terms of the Undertaking given by the Bottler to the European Commission (the “Undertaking”), or ceases to be subject to the Undertaking because the applicable thresholds set out in the Undertaking are not met.

(2)           Of any action it becomes aware of that is initiated by a third party before a competent regulatory authority or court, in which it is alleged that the Bottler has violated any of the terms of the Undertaking.

(3)           Of steps it has taken to ensure compliance with the Undertaking.

(4)           If at any time during the term of this Agreement or the period of the Undertaking, it intends to contact the European Commission or a national competition authority in any country in the European Economic Area on any matter relating to the Undertaking or on a provision of this Agreement that relates to the Undertaking.

35.           The Company and the Bottler recognize that incidents may arise which can threaten the reputation and business of the Bottler and/or negatively affect the good name, reputation and image of The Coca-Cola Company and the Trade Marks.  In order to address such incidents, including but not limited to any questions of quality of the Beverage that may occur, the Bottler will designate and organize an incident management team and inform the Company of the members of such team.  The Bottler further agrees to cooperate fully with the Company and such third parties as the Company may designate and coordinate all efforts to address and resolve any such incident consistent with procedures for crisis management that may be issued to the Bottler by the Company from time to time.

36.           In the event of any provisions of this Agreement being or becoming legally ineffective or invalid, the validity or effect of the remaining provisions of this Agreement shall not be affected; provided that the invalidity or ineffectiveness of the said provisions shall not prevent or unduly hamper performance hereunder or prejudice the ownership or validity of the Trade Marks.  The right to terminate in accordance with Clause 24(a)(2) is not affected hereby.

37.      (a)              As to all matters and things herein mentioned, this Agreement, as may be amended or supplemented in writing from time to time, shall constitute the only agreement among the Company and the Bottler. All prior agreements of any kind whatsoever among the parties relating to the subject matter are cancelled hereby; provided, however, that any written representations made by the Bottler upon which the Company relied in entering into this Agreement shall remain binding upon the Bottler.

(b)           Any waiver or modification of, or alteration or addition to, this Agreement or any of its provisions, shall not be binding upon the Company or the Bottler unless same shall be executed by duly authorized representatives of the Company and the Bottler.

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(c)           All written notices given pursuant to this Agreement shall be by courier, telefax, hand or registered (air) mail and shall be deemed to be given on the date such notice is dispatched, such hand delivery is effected, or such registered letter is mailed.  Such written notices shall be addressed to the last known address of the party concerned.  Each party shall promptly advise the other parties of any change in its address.

38.           Failure of the Company to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the Bottler, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by the Bottler.

39.           The Bottler is an independent contractor and is not an agent of, or a partner or joint venturer with, the Company.  The Bottler agrees that it will neither represent, nor allow itself to be held out as an agent of, or partner or joint venturer with the Company.

40.           The headings herein are solely for the convenience of the parties and shall not affect the interpretation of this Agreement.

41.           This Agreement shall be interpreted, construed and governed by and in accordance with the laws of                                   , without giving effect to any applicable principles of choice or conflict of laws.

IN WITNESS WHEREOF, The Coca-Cola Company and The Coca-Cola Export Corporation in Atlanta, Georgia, United States of America, and the Bottler in                                 , have caused these presents to be executed in triplicate by the duly authorized person or persons on their behalf on the dates indicated below.

THE COCA-COLA COMPANY		[BOTTLER]

By:		By:
	Authorized Representative		Authorized Representative

Date:		Date:

THE COCA-COLA EXPORT CORPORATION

By:
Authorized Representative

Date:

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